                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               FORM 8-K/A NO. 1

                   CURRENT REPORT PURSUANT TO SECTION 13 OR
                 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                 June 2, 1998


                       COMMISSION FILE NUMBER 1-9319

                     PATRIOT AMERICAN HOSPITALITY, INC.
-------------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                                   DELAWARE
-------------------------------------------------------------------------------
                       (State or other jurisdiction of
                        incorporation or organization)

                                  94-0358820
-------------------------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

                    1950 STEMMONS FREEWAY, SUITE 6001
                    DALLAS, TEXAS                             75207
-------------------------------------------------------------------------------
       (Address of principal executive offices)             (Zip Code)

                               (214) 863-1000
-------------------------------------------------------------------------------
            (Registrant's telephone number, including area code)


-------------------------------------------------------------------------------



                       COMMISSION FILE NUMBER 1-9320

                        WYNDHAM INTERNATIONAL, INC.
-------------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                                   DELAWARE
-------------------------------------------------------------------------------
                       (State or other jurisdiction of
                        incorporation or organization)

                                  94-2878485
-------------------------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

                    1950 STEMMONS FREEWAY, SUITE 6001
                    DALLAS, TEXAS                             75207
-------------------------------------------------------------------------------
       (Address of principal executive offices)             (Zip Code)

                               (214) 863-1000
-------------------------------------------------------------------------------
            (Registrant's telephone number, including area code)


-------------------------------------------------------------------------------

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                         WYNDHAM INTERNATIONAL, INC.

ITEM 2. ACQUISITION OF ASSETS

INTERSTATE MERGER

     On June 2, 1998, pursuant to the Agreement and Plan of Merger (the "Interstate Merger Agreement") dated as of December 2, 1997 by and among Patriot American Hospitality, Inc. ("Patriot"), Wyndham International, Inc. ("Wyndham" and, together with Patriot, the "Patriot Companies") and Interstate Hotels Company ("Interstate"), Interstate merged with and into Patriot with Patriot being the surviving corporation (the "Interstate Merger").

     Pursuant to the Interstate Merger Agreement, stockholders of Interstate could elect to convert each of their shares of Interstate common stock into the right to receive either (i) $37.50 in cash (the "Cash Consideration"), subject to proration in certain circumstances, or (ii) 1.341 paired shares of Patriot common stock and Wyndham common stock ("Paired Shares"). The proration provisions of the Interstate Merger Agreement were designed to ensure that approximately 40% of the outstanding shares of Interstate common stock would be converted into the right to receive Cash Consideration and that the remaining approximately 60% of the outstanding shares of Interstate common stock would be converted into the right to receive Paired Shares.

     Because holders of more than 40% of the outstanding shares of Interstate common stock elected to receive Cash Consideration, holders of shares of Interstate common stock who duly elected to receive cash in lieu of Paired Shares received (i) $37.50 per share in Cash Consideration with respect to approximately 43.4% of such Interstate shares (rounded down to the nearest whole share) and (ii) Paired Shares (at the 1.341-for-one exchange ratio) with respect to the remaining approximately 56.6% of such Interstate shares (rounded up to the nearest whole share). Holders of Interstate common stock who did not make a cash election received Paired Shares (at the 1.341-for-one exchange ratio) with respect to all of their Interstate shares. In addition, former Interstate stockholders were entitled to receive a cash distribution (the "Special Interstate Dividend") of $0.429 on each share of Interstate common stock that was exchanged for Paired Shares in the Interstate Merger.

     As a result of the Interstate Merger, former stockholders of Interstate received an aggregate of 28,825,875 Paired Shares and approximately $525.4 million in cash as merger consideration and an additional approximately $9.2 million for the Special Interstate Dividend. In addition, Patriot assumed or refinanced all of Interstate's existing indebtedness, which totaled approximately $787.1 million and paid other transaction-related costs in the aggregate amount of approximately $67.6 million in connection with the Interstate Merger.

     In connection with the Interstate Merger, the Patriot Companies closed on the commitment from The Chase Manhattan Bank and Chase Securities, Inc. and PaineWebber Real Estate Securities, Inc. to increase Patriot's existing credit facilities to an aggregate of $2.7 billion (an increase of $1.45 billion from the prior $1.25 billion credit package). The increased credit facilities include a $900 million revolving credit facility (the "Revolving Credit Facility") that expires on July 18, 2000 and a series of term loans in the aggregate amount of up to $1.8 billion that expire beginning January 1, 1999 through March 21, 2003. Proceeds from the increased credit facilities were used to fund the cash portion of the Interstate Merger consideration, as well as to refinance certain outstanding indebtedness of the Patriot Companies. The increased credit facilities may be used to fund future acquisitions, for capital expenditures and for general working capital purposes. Interest rates will be based on Patriot's leverage ratio and may vary from 1.5% to 2.5% over LIBOR (depending on the Patriot Companies' leverage ratio).

SUMMERFIELD ACQUISITION

     On June 5, 1998, pursuant to the terms and conditions of the Contribution Agreement, dated as of March 17, 1998 (the "Agreement"), by and among Patriot, Wyndham, Patriot American Hospitality Partnership, L.P., a subsidiary of Patriot (the "Patriot Partnership"), Wyndham International Operating Partnership, L.P. (formerly known as Patriot American Hospitality Operating Partnership, L.P.), a subsidiary of Wyndham International (the "Wyndham Partnership"), SF Hotel Company, L.P., a Kansas limited partnership ("Summerfield"), and certain individuals and entities who were partners of Summerfield (collectively, the "SFHC Partners"), Patriot, through the Patriot Partnership, acquired 100% of the partnership interests in Summerfield for aggregate consideration of approximately $298.9 million (the "Summerfield Acquisition"). The total purchase consideration for the Summerfield Acquisition consisted of approximately 3,223,795 units of limited partnership interest in the Patriot Partnership ("Patriot OP Units"), 3,223,795 units of limited partnership interest in the

Wyndham Partnership ("Wyndham OP Units"), 1,397,281 Paired Shares, cash of approximately $165.5 million and the assumption of debt in the amount of approximately $17.1 million. Pursuant to the terms and conditions of the Agreement, the SFHC Partners may also be entitled to receive additional payments of cash or pairs of Patriot OP Units and Wyndham OP Units if certain performance criteria are met based on (i) the market price of the Paired Shares through the end of 1998 and (ii) the achievement of certain performance criteria through 2001 for certain of the hotels under development by Summerfield.

     Prior to the Summerfield Acquisition, partners of various partnerships affiliated with Summerfield (the "Affiliated Partnerships") contributed each of their various partnership interests in a series of transactions to consolidate the assets and liabilities of such Affiliated Partnerships into Summerfield (the "Reorganization Transactions"). Summerfield, in turn, contributed to Summerfield Associates, L.P., a newly-formed entity owned primarily by former SFHC Partners ("SALP"), certain assets and liabilities of Summerfield which were to be excluded from the Summerfield Acquisition (the "Excluded Asset Distribution").

     Pursuant to the Agreement, immediately following the consummation of the Reorganization Transactions and the Excluded Asset Distribution: (i) Patriot Partnership acquired all of the limited partnership interests in Summerfield from the former SFHC Partners; (ii) Patriot Partnership acquired all of the capital stock of Summerfield Hotel Corporation, the sole general partner of Summerfield, from Mr. Rolf E. Ruhfus, its sole stockholder; and (iii) PAH-summerfield Leasing, Inc. (in which Wyndham owns an approximate 1% controlling interest and Patriot owns a 99% non-voting interest) acquired 100% of the outstanding capital stock of Summerfield Hotel Leasing Corporation, the general partner of Summerfield Hotel Leasing Company, L.P. (the lessee of certain hotel properties), all of the partnership interests of which are held directly or indirectly by Patriot Partnership. In connection with the foregoing transactions, Summerfield Hotel Corporation sold its 1% general partner interest in Summerfield to PAH-Summerfield LLC, a single member limited liability company and a wholly owned subsidiary of PAH-Summerfield Holding Corporation (in which Wyndham owns an approximate 1% controlling interest and Patriot owns a 99% non-voting interest).

     As a result of the Summerfield Acquisition, Patriot, through its various subsidiaries, acquired four Summerfield Suites-R- hotels, leasehold and management interests in 24 Summerfield Suites-R-, Sierra Suites-R- and Sunrise Suites hotels, and management contracts for 12 additional Summerfield Suites-R-and Sierra Suites-R- hotels. Patriot has leased or sub-leased such hotels to Wyndham. In addition, Patriot acquired the development contracts for a number of hotels.

CHCI MERGER

     On June 30, 1998, pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement") between Patriot, Wyndham and CHC International, Inc. ("CHCI"), the hospitality-related businesses of CHCI merged with and into Wyndham with Wyndham being the surviving company (the "CHCI Merger"). CHCI's gaming operations were transferred to a new legal entity prior to the CHCI Merger and such operations were not a part of the transaction. As a result of the CHCI Merger, Wyndham, through its subsidiaries, acquired the remaining 50% investment interest in GAH-II, L.P. (Wyndham owned 50% prior to the CHCI Merger), the remaining 17 leases and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, 8 third-party management contracts, two third-party asset management contracts, the Grand Bay proprietary brand name and certain other hospitality management assets.

     By operation of the CHCI Merger, all issued and outstanding shares of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights were exchanged for an aggregate of 1,781,173 shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Wyndham (the "Wyndham Series A Preferred Stock") and 1,781,181 shares of Series B Redeemable Convertible Preferred Stock par value $0.01 per share, of Wyndham (the "Wyndham Series B Preferred Stock"). In addition, Wyndham assumed CHCI's outstanding debt in the amount of approximately $16.6 million.

ITEM 5. OTHER EVENTS

BUENA VISTA ACQUISITION

     On January 14, 1998, Patriot, through the Patriot Partnership, acquired an aggregate 95% equity interest in the Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of approximately $148 million, including the assumption of approximately $50.3 million of indebtedness (the "Buena Vista Acquisition"). As part of the agreement, Patriot was also granted an option to acquire the remaining 5% equity interest in the hotel. In addition, a participating note that also encumbers the hotel and which Wyndham had acquired in 1997 was modified to reflect an outstanding principal balance of $23.8 million (Wyndham's acquisition price). The Patriot Partnership leased the hotel to Wyndham pursuant to a three-year Participating Lease agreement. The hotel is being managed by a third party operator.

ACQUISITION OF ARCADIAN INTERNATIONAL LIMITED

     On April 6, 1998, Patriot announced the completion of its acquisition of all of the issued and to-be-issued shares of Arcadian International Limited (formerly known as Arcadian International Plc, "Arcadian") for 60 pence per share. Including the exercise of all outstanding options to purchase shares, the assumption of debt and the acquisition of the remaining shares in the Malmaison Group, the total transaction cost was approximately L185.9 million (approximately $308.7 million U.S. based on exchange rates at the time of closing). As a result of the transaction, Patriot acquired ten owned hotels located throughout England; one owned hotel in Jersey; five owned and managed Malmaison Hotels; two resorts under development in Tuscany, Italy and Paris, France; and the proprietary Malmaison brand name. Patriot also acquired Arcadian's 50% partnership interest in the redevelopment of the luxury Great Eastern Hotel in London, to be branded as flagship Wyndham Hotel and operated by Wyndham once the development has been completed. Collectively, the transactions described above are referred to herein as the "Arcadian Acquisition."

     In connection with the Arcadian Acquisition, Patriot entered into a short-term financing agreement on April 15, 1998 with Paine Webber Real Estate Securities, Inc. ("Paine Webber Real Estate") whereby Paine Webber Real Estate loaned Patriot $160 million through April 15, 1999, at a rate equal to the borrowing rate on Patriot's Revolving Credit Facility. In addition, Patriot assumed approximately $112.6 million of debt and paid costs of approximately $36.9 million in connection with the Arcadian Acquisition.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired or to be Acquired

     The index to the financial information for Interstate Hotels Company; Royal Palace Hotel Associates; SF Hotel Company, L.P.; the combined SC
Suites Summerfield Partnerships; Arcadian International Limited; Malmaison Limited; and CHC International, Inc. Hospitality Division is included on page F-1 of this report.

(b) Pro Forma Financial Information

     The index to the separate and combined pro forma financial information for Patriot American Hospitality, Inc. and Wyndham International, Inc. is included on page F-1 of this report.

(c) Exhibits

     Exhibit
     Number         Description
     -------        -----------

     23.1      Consent of PricewaterhouseCoopers. L.L.P.-Tampa, Florida
     23.2      Consent of Ernst & Young LLP-Wichita, Kansas
     23.3      Consent of Arthur Andersen-London, England
     23.4      Consent of PricewaterhouseCoopers L.L.P.-Miami, Florida

                                  SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused the report to be signed on their behalf by the undersigned thereunto duly authorized.

DATED: August 5, 1998

                                 PATRIOT AMERICAN HOSPITALITY, INC.


                                 By: /s/ Lawrence S. Jones
                                    --------------------------------------------
                                    Lawrence S. Jones
                                    Executive Vice President and Treasurer
                                    (Principal Financial and Accounting Officer)


                                 WYNDHAM INTERNATIONAL, INC.

                                 By: /s/ Lawrence S. Jones
                                    --------------------------------------------
                                    Lawrence S. Jones
                                    Executive Vice President and Treasurer
                                    (Principal Accounting and Financial Officer)

                        PATRIOT AMERICAN HOSPITALITY, INC.
                            WYNDHAM INTERNATIONAL, INC.

                          INDEX TO FINANCIAL INFORMATION

                                                                                       PAGE
                                                                                       ----

                               PRO FORMA FINANCIAL INFORMATION
COMBINED PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.:
  Pro Forma Condensed Combined Statement of Operations for the three months ended
    March 31, 1998 (unaudited) ......................................................   F-7
  Pro Forma Condensed Combined Statement of Operations for the year ended
    December 31, 1997 (unaudited) ...................................................   F-9
  Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 (unaudited) .......   F-12
PATRIOT AMERICAN HOSPITALITY, INC.:
  Pro Forma Condensed Consolidated Statement of Operations for the three months
    ended March 31, 1998 (unaudited) ................................................   F-15
  Pro Forma Condensed Consolidated Statement of Operations for the year ended
    December 31, 1997 (unaudited) ...................................................   F-18
WYNDHAM INTERNATIONAL, INC.:
  Pro Forma Condensed Consolidated Statement of Operations for the three months
    ended March 31, 1998 (unaudited) ................................................   F-21
  Pro Forma Condensed Consolidated Statement of Operations for the year ended
    December 31, 1997 (unaudited) ...................................................   F-24

                            HISTORICAL FINANCIAL INFORMATION

INTERSTATE HOTELS COMPANY:
  Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998
    (unaudited) .....................................................................   F-27
  Consolidated Statements of Operations for the three months ended March 31, 1997
    and 1998 (unaudited) ............................................................   F-28
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997
    and 1998 (unaudited) ............................................................   F-29
  Notes to Consolidated Financial Statements (unaudited) ............................   F-30

ROYAL PALACE HOTEL ASSOCIATES:
  Report of Independent Accountants -- Coopers & Lybrand L.L.P. .....................   F-32
  Balance Sheets as of December 31, 1997 and 1996 ...................................   F-33
  Statements of Income for the years ended December 31, 1997 and 1996 ...............   F-34
  Statements of Partners' Equity for the years ended December 31, 1997 and 1996 .....   F-35
  Statements of Cash Flows for the years ended December 31, 1997 and 1996 ...........   F-36
  Notes to Financial Statements .....................................................   F-37

SF HOTEL COMPANY, L.P.:
  Report of Independent Auditors -- Ernst & Young LLP ...............................   F-42
  Consolidated Balance Sheets at January 2, 1998, January 3, 1997, March 27,
    1998 (unaudited) and March 28, 1997 (unaudited) .................................   F-43
  Consolidated Statements of Income for the years ended January 2, 1998 and
    January 3, 1997 and for the 12 weeks ended March 27, 1998 (unaudited) and
    March 28, 1997 (unaudited) ......................................................   F-45
  Consolidated Statements of Partners' Equity for the years ended January 2,
    1998 and January 3, 1997 and for the 12 weeks ended March 27, 1998 (unaudited) ..   F-46
  Consolidated Statements of Cash Flows for the years ended January 2, 1998 and
    January 3, 1997 and for the 12 weeks ended March 27, 1998 (unaudited) and
    March 28, 1997 (unaudited) ......................................................   F-47
  Notes to Consolidated Financial Statements ........................................   F-49

                       PATRIOT AMERICAN HOSPITALITY, INC. AND
                             WYNDHAM INTERNATIONAL, INC.

                   INDEX TO FINANCIAL INFORMATION - (CONTINUED)

                                                                                       PAGE
                                                                                       ----

                   HISTORICAL FINANCIAL INFORMATION - (CONTINUED)
SC SUITES SUMMERFIELD PARTNERSHIPS:
  Report of Independent Auditors - Ernst & Young LLP..................................  F-64
  Combined Balance Sheets at January 2, 1998, January 3, 1997, March 27, 1998
    (unaudited) and March 28, 1997 (unaudited)........................................  F-65
  Combined Statements of Operations for the years ended January 2, 1998, January 3,
    1997 and December 29, 1995 and the 12 weeks ended March 27, 1998 (unaudited)
    and March 28, 1997 (unaudited)....................................................  F-67
  Combined Statements of Partners' Deficit for the years ended January 2, 1998,
    January 3, 1997 and December 29, 1995 and the 12 weeks ended March 27, 1998
    (unaudited).......................................................................  F-68
  Combined Statements of Cash Flows for the years ended January 2, 1998, January 3,
    1997 and December 29, 1995 and the 12 weeks ended March 27, 1998 (unaudited)
    and March 28, 1997 (unaudited)....................................................  F-69
   Notes to Combined Financial Statements.............................................  F-71

ARCADIAN INTERNATIONAL LIMITED (FORMERLY ARCADIAN INTERNATIONAL PLC):
  Directors' Report...................................................................  F-82
  Auditors' Report -- Arthur Andersen.................................................  F-86
  Consolidated Profit and Loss Account for the years ended December 31, 1997 and 1996..........................................................................  F-87
  Consolidated Statements of Total Recognised Gains and Losses for the years ended December 31, 1997 and 1996..................................................  F-88
  Consolidated Balance Sheets as of December 31, 1997 and 1996........................  F-89
  Consolidated Cash Flow Statement for the years ended December 31, 1997 and 1996.....  F-90
  Notes to Accounts...................................................................  F-91

MALMAISON LIMITED:
  Directors' Report...................................................................  F-122
  Auditors' Report -- Arthur Andersen.................................................  F-125
  Consolidated Profit and Loss Account for the year ended December 31, 1997 and the 53-week period ended December 31, 1996........................................  F-126
  Consolidated Balance Sheets as of December 31, 1997 and 1996........................  F-127
  Consolidated Cash Flow Statement for the year ended December 31, 1997 and the
    53-week period ended December 31, 1996............................................  F-128
  Notes to Accounts...................................................................  F-129

CHC INTERNATIONAL, INC. -- HOSPITALITY DIVISION:
  Report of Independent Certified Public Accountants -- Price Waterhouse, LLP.........  F-146
  Balance Sheets as of November 30, 1996 and 1997 and May 31, 1998 (unaudited)........  F-147
  Statements of Operations for the years ended November 30, 1995, 1996 and 1997 and the three months and six months ended May 31, 1998 (unaudited)................  F-148
  Statements of Changes in Stockholders' Equity (Deficit) for the years ended
    November 30, 1995, 1996 and 1997 and the six months ended May 31, 1998
    (unaudited).......................................................................  F-149
  Statements of Cash Flows for the years ended November 30, 1995, 1996 and 1997 and the six months ended May 31, 1998 (unaudited).................................  F-150
  Notes to Financial Statements........................................................ F-152

                      PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

                  INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

BACKGROUND

     Patriot American Hospitality, Inc. ("Patriot") is a self-administered equity real estate investment trust ("REIT") whose shares of common stock are paired and trade together with the shares of common stock of Wyndham International, Inc. ("Wyndham") as a single unit pursuant to a stock pairing arrangement. These units, consisting of one share of common stock of Patriot paired with one share of common stock of Wyndham, are referred to herein as "Paired Shares." The term "Patriot Companies" as used herein includes Patriot, Wyndham and their respective subsidiaries.

     A substantial portion of the assets of Patriot are held by Patriot American Hospitality Partnership, L.P. (the "Patriot Partnership"). Patriot contributed such assets to the Patriot Partnership in exchange for units of limited partnership interest ("OP Units") of the Patriot Partnership. In addition, a substantial portion of the assets of Wyndham are held by Wyndham International Operating Partnership, L.P. (the "Wyndham Partnership," formerly known as Patriot American Hospitality Operating Partnership, L.P.). Wyndham contributed such assets to the Wyndham Partnership in exchange for OP Units of the Wyndham Partnership. Collectively, the Wyndham Partnership and the Patriot Partnership are referred to herein as the "Operating Partnerships."

     Patriot leases each of its hotels, except the 77 hotels which are separately owned through special purpose entities, to Wyndham or to other third party lessees (the "Lessees") that are responsible for operating hotels. The Lessees, in turn, have entered into separate agreements with hotel management entities (the "Operators") to manage the hotels.

MERGERS AND ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1997

WYNDHAM MERGER

     On January 5, 1998, pursuant to the Agreement and Plan of Merger dated as of April 14, 1997, as thereafter amended, (the "Wyndham Merger Agreement") between Patriot, Wyndham and Wyndham Hotel Corporation ("Old Wyndham"), Old Wyndham merged with and into Patriot, with Patriot being the surviving corporation (the "Wyndham Merger").

     Patriot, as a result of the Wyndham Merger, acquired ownership of ten Wyndham hotels and 14 Clubhouse hotels and leased such hotels to Wyndham. Thirteen of the 14 hotel leases assumed by Patriot were sub-leased to Wyndham. Old Wyndham's remaining 52 management and franchise contracts (excluding 16 hotels that Old Wyndham managed that are owned by Patriot), the Wyndham and ClubHouse proprietary brand names, and the Wyndham hotel management company were transferred to corporate subsidiaries of Patriot (collectively, the "Non-Controlled Subsidiaries"). Patriot owns a 99% non-voting interest and Wyndham owns the 1% controlling voting interest in each of the Non-Controlled Subsidiaries. Therefore, the operating results of the Non-Controlled Subsidiaries are combined with those of Wyndham for financial reporting purposes. Patriot accounts for its investment in the Non-Controlled Subsidiaries using the equity method of accounting. The total purchase consideration for the Wyndham Merger of approximately $982,000 consisted of 21,594,137 Paired Shares and 4,860,876 shares of Series A Convertible Preferred Stock of Patriot (which are convertible on a one-for-one basis into Paired Shares), cash of approximately $339,000 to repay debt and pay Old Wyndham shareholders who elected to receive cash (which was financed with funds drawn on the Patriot Companies' $900,000 revolving credit facility (the "Revolving Credit Facility"), and the assumption of approximately $59,063 in debt.

WHG TRANSACTIONS

     On January 16, 1998, pursuant to the Agreement and Plan of Merger dated as of September 30, 1997 (the "WHG Merger Agreement") between Patriot, Wyndham and WHG Casinos & Resorts Inc. ("WHG"), a subsidiary of Wyndham merged with and into WHG, with WHG being the surviving corporation (the
"WHG Merger"). As a
result of the WHG Merger, Wyndham acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the partnership that owns the 389-room El San Juan Hotel & Casino and a 23.3% interest in the partnership that owns the 751-room El Conquistador Resort & Country Club (the "El Conquistador"), all of which are located in Puerto Rico. In addition, Wyndham acquired a 62% interest in Williams Hospitality Group, Inc., the management company for the three hotels and the Las Casitas Village at the El Conquistador. A total of 5,004,690 Paired Shares were issued in connection with the WHG Merger and approximately $21,327 of debt was assumed, resulting in total purchase consideration of approximately $159,363.

     Effective March 1, 1998, Patriot acquired from unaffiliated third parties a 40% interest in the El San Juan Hotel & Casino, an aggregate 68.62% equity interest in the El Conquistador and a 38% interest in Williams Hospitality Group, Inc. for approximately $31,000 in cash and issuance of 1,818,182 Paired Shares valued at approximately $49,227 (collectively, these transactions and the WHG Merger are referred to herein as the "WHG Transactions"). Wyndham owns the controlling general partner interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador. Wyndham also holds voting control of Williams Hospitality Group, Inc. Therefore, the operating results and financial position of these entities are combined with those of Wyndham for financial reporting purposes. As a result, approximately $183,453 of debt related to the partnerships that own the El San Juan Hotel & Casino and the El Conquistador has also been reflected in the Patriot Companies' pro forma combined balance sheet. Patriot accounts for its investment in these entities using the equity method of accounting.

BUENA VISTA ACQUISITION

     On January 14, 1998, Patriot, through the Patriot Partnership, acquired an aggregate 95% equity interest in the Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of approximately $148,002, including the assumption of approximately $50,324 of indebtedness and the issuance of 53,989 OP Units of the Operating Partnerships (the "Buena Vista
Acquisition"). As part of the agreement, Patriot was also granted an option to acquire the remaining 5% equity interest in the hotel. In addition, a participating note that also encumbers the hotel and which Wyndham had acquired in 1997 (the "Participating Note") was modified to reflect an outstanding principal balance of $23,750 (Wyndham's acquisition price). The Patriot Partnership leased the hotel to Wyndham pursuant to a three-year lease agreement. The hotel is being managed by a third-party Operator.

ACQUISITION OF ARCADIAN INTERNATIONAL LIMITED

     On April 6, 1998, Patriot announced the completion of its acquisition of all of the issued and to-be-issued shares of Arcadian International Limited ("Arcadian," formerly known as Arcadian International Plc) for 60 pence per share. Including the exercise of all outstanding options to purchase shares, the assumption of debt and the acquisition of the remaining shares in the Malmaison Group, the total transaction cost was approximately L185,900 (approximately $308,700 U.S. based on exchange rates at the time of closing). As a result of the transaction, Patriot acquired ten owned hotels located throughout England; one owned hotel in Jersey; five owned and managed Malmaison Hotels; two resorts under development in Tuscany, Italy and Paris, France; and the proprietary Malmaison brand name. Patriot also acquired Arcadian's 50% partnership interest in the redevelopment of the luxury Great Eastern Hotel in London, to be branded as a flagship Wyndham Hotel and operated by Wyndham once the development has been completed. Collectively, the transactions described above are referred to herein as the "Arcadian Acquisition."

     In connection with the Arcadian Acquisition, Patriot entered into a short-term financing agreement on April 15, 1998 with Paine Webber Real Estate Securities, Inc. ("Paine Webber Real Estate") whereby Paine Webber Real Estate loaned Patriot $160,000 through April 15, 1999, at a rate equal to the borrowing rate on Patriot's Revolving Credit Facility. In addition, Patriot assumed approximately $112,600 of debt and paid other costs of approximately $36,891 in connection with the Arcadian Acquisition.

INTERSTATE MERGER

     On June 2, 1998, pursuant to an Agreement and Plan of Merger dated as of December 2, 1997, as thereafter amended, (the "Interstate Merger Agreement") between Patriot, Wyndham and Interstate Hotels Company ("Interstate"), Interstate merged with and into Patriot with Patriot being the surviving company (the "Interstate Merger"). Pursuant to the Interstate Merger Agreement, stockholders of Interstate could elect to convert each of their shares of Interstate common stock into the right to receive either (i) $37.50 in cash (the "Cash Consideration"), subject to proration in certain circumstances, or (ii) a number of Paired Shares of Patriot and Wyndham common stock based on an exchange ratio of 1.341 Paired Shares for each share of Interstate common stock not exchanged for cash (the "Interstate Exchange Ratio").

     As a result of the Interstate Merger, Patriot acquired controlling interest in, or ownership of, 42 hotels representing over 12,000 rooms; leases for 84 hotels representing over 10,100 rooms and management or service agreements for 82 hotels representing over 20,400 rooms located throughout the United States and in Canada, the Caribbean and Russia.

     The total purchase consideration for the Interstate Merger of approximately $2,081,109 consisted of 28,825,875 Paired Shares, cash of approximately $525,385 to pay Interstate shareholders who elected to receive cash, approximately $787,117 in debt assumed or refinanced by Patriot and approximately $67,648 to pay other transaction-related costs. In addition, Interstate shareholders received rights to receive a cash distribution of $0.429 on each share of Interstate common stock that was converted into Paired Shares, aggregating approximately $9,138.

     In connection with the Interstate Merger, the Patriot Companies closed on the commitment from The Chase Manhattan Bank and Chase Securities, Inc. and PaineWebber Real Estate Securities, Inc. to increase Patriot's existing credit facilities to an aggregate of $2,700,000 (an increase of $1,450,000 from the prior $1,250,000 credit package). The increased credit facilities include the $900,000 Revolving Credit Facility and a series of term loans in the aggregate amount of up to $1,800,000 (the "Term Loans"). Proceeds from the increased credit facilities were used to fund the cash portion of the Interstate Merger consideration, as well as to refinance certain outstanding indebtedness of the Patriot Companies. In addition, the increased credit facilities will be used to fund future acquisitions and for general working capital purposes. Interest rates will be based on the Patriot Companies' leverage ratio and may vary from 1.5% to 2.5% over LIBOR. Patriot incurred approximately $27,405 in loan fees and other expenses associated with this financing arrangement.

SUMMERFIELD ACQUISITION

     On June 5, 1998, Patriot, through the Patriot Partnership, acquired all of the partnership interests in SF Hotel Company, L.P. ("Summerfield") for approximately $298,915 (the "Summerfield Acquisition"). The total purchase consideration for the Summerfield Acquisition consisted of approximately 3,223,795 OP Units of the Operating Partnerships, 1,397,281 Paired Shares, cash of approximately $165,514 and assumption of debt in the amount of approximately $17,083. In addition, the purchase price is subject to future adjustment based on (i) the market price of the Paired Shares through the end of 1998 and (ii) achievement of certain performance criteria through 2001 for seven hotels that are currently under development. As a result of the Summerfield Acquisition, Patriot acquired four Summerfield Suites-Registered Trademark- hotels, leasehold and management interests in 24 Summerfield Suites-Registered Trademark-, Sierra Suites-Registered Trademark- and Sunrise Suites hotels and management contracts and franchise interests for 12 additional Summerfield Suites-Registered Trademark- and Sierra Suites-Registered Trademark-hotels. Patriot has leased or sub-leased such hotels to Wyndham. In addition, Patriot acquired the development contracts for a number of hotels.

CHCI MERGER

     On June 30, 1998, pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement") between Patriot, Wyndham and CHC International ("CHCI"), the hospitality-related businesses of CHCI merged with and into Wyndham with Wyndham being the surviving company (the "CHCI Merger"). CHCI's gaming operations were transferred to a new legal entity prior to the CHCI Merger and such operations were not a part of the transaction. As a result of the CHCI Merger, Wyndham, through its subsidiaries, acquired the remaining 50% investment interest in GAH-II, L.P. ("GAH"), the remaining 17 leases and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, 8 third-party management contracts, two third-party asset management contracts contracts, the Grand Bay proprietary brand name and certain other hospitality management assets.

     By operation of the CHCI Merger, all the issued and outstanding shares of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights were exchanged for an aggregate of 1,781,173 shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Wyndham (the "Wyndham Series A Preferred Stock") and 1,781,181 shares of Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of Wyndham (the "Wyndham Series B Preferred Stock"). In addition, Wyndham assumed CHCI's outstanding debt in the amount of approximately $16,600.

SUMMARY

     As of July 1, 1998, the Patriot Companies held ownership interests in 183 hotels and resorts, held leasehold interests in 122 hotels, managed 174 hotels and franchised 9 hotels. Thirteen of Patriot's hotels are leased to independent Lessees, and 215 hotels are leased to Wyndham International, including hotels leased from third-party owners. The remaining 77 hotels are owned and operated through Non-Controlled Subsidiaries. Patriot held an approximate 89.7% ownership interest in the Patriot Partnership. Wyndham held an approximate 88.6% ownership interest in the Wyndham Partnership.

     The unaudited Pro Forma Financial Statements as of December 31, 1997 and March 31, 1998 reflect a 10.9% ownership interest in the Patriot Partnership and a 12.1% ownership interest in the Wyndham Partnership, which represents the estimated ownership interests after giving effect to the above-described transactions completed subsequent to March 31, 1998.

     The following unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 1998 and the year ended December 31, 1997 of Patriot and Wyndham are derived from the individual unaudited Pro Forma Condensed Consolidated Statements of Operations of Patriot and Wyndham which are located elsewhere in this Joint Current Report. Such pro forma information is based in part upon:

   (i) the Separate and Combined Statements of Operations of Patriot and Wyndham filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

   (ii) the Separate and Combined Statements of Operations of Patriot and Wyndham filed with the Patriot Companies' Joint Annual Report on Form 10-K for the year ended December 31, 1997;

   (iii) the historical financial statements of Wyndham Hotel Corporation, WHG Resorts & Casinos, Inc., Posadas de San Juan Associates, WKA El Con Associates, and El Conquistador Partnership, L.P., and Interstate Hotels Company filed with the Patriot Companies' Joint Current Report on Form 8-K dated April 20, 1998 (filed April 22, 1998); and

   (iv) the historical financial statements of Interstate Hotels Company; Royal Palace Hotel Associates; SF Hotel Company, L.P.; the combined SC Suites Summerfield Partnerships; Arcadian International Limited; Malmaison Limited; and CHC International, Inc. Hospitality Division, included in this Joint Current Report.

     The following unaudited Pro Forma Condensed Combined Statements of Operations assume that the acquisition of 45 hotels, the mergers and other acquisition of hotel management related assets, and the various financing transactions completed by the Patriot Companies during 1997 had occurred as of January 1, 1997. The statements also assume that the Wyndham Merger, the WHG Transactions and the Buena Vista Acquisition (completed by the Patriot Companies during the first quarter of 1998) had occurred as of January 1, 1997. In addition, the Pro Forma Condensed Combined Statements of Operations assume the following transactions completed subsequent to March 31, 1998 had occurred as of January 1, 1997:

     (i) the Interstate Merger and the related transactions were consummated on terms set forth in the Interstate Merger Agreement;
     (ii)  the Arcadian Acquisition was completed;
     (iii) the Summerfield Acquisition was completed;
     (iv) the Patriot Companies credit facilities were increased and modified as described above; and
     (v) the CHCI Merger was consummated on terms set forth in the CHCI Merger Agreement.

     In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made. The following unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what the actual results of operations of Patriot and Wyndham would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                    PATRIOT          WYNDHAM      ELIMINATION           PRO FORMA
                                                                   PRO FORMA        PRO FORMA        ENTRIES              TOTAL
                                                              ------------------------------------------------------   -------------
                                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Hotel revenue.............................................     $        --        $ 629,722    $      --             $629,722
   Lease revenue.............................................         197,703               --     (194,842)(A)            2,861
   Racecourse facility revenue...............................              --           23,048           --               23,048
   Management fee and service fee income.....................              --           23,881         (266)(B)           23,615
   Interest and other income.................................           4,013            5,090       (5,162)(C)            3,941
                                                              ---------------  ---------------  ------------           ---------
           Total revenue.....................................         201,716          681,741     (200,270)             683,187
                                                              ---------------  ---------------  ------------           ---------

Expenses:
   Hotel expenses............................................          54,985          363,351           --              418,336
   Racecourse facility operations............................              --           18,184           --               18,184
   General and administrative................................           5,282           64,422          (24)(C)           69,680
   Interest expense..........................................          78,869            8,927       (5,138)(C)           82,658 (E)
   Depreciation and amortization.............................          47,218           22,419           --               69,637
   Lease payments............................................              --          194,842     (194,842)(A)               --
                                                              ---------------  ---------------  ------------           ---------
           Total expenses....................................         186,354          672,145     (200,004)             658,495
                                                              ---------------  ---------------  ------------           ---------

Income (loss) before equity in earnings of unconsolidated
   subsidiaries, income tax provision
   and minority interests ...................................          15,362            9,596         (266)              24,692

   Equity in earnings of unconsolidated
      subsidiaries...........................................           8,656               43       (4,515)(D)            4,184
                                                              ---------------  ---------------  ------------            --------

Income (loss) before income tax provision and minority
   interests.................................................          24,018            9,639       (4,781)              28,876
   Income tax provision......................................            (231)          (4,053)          --               (4,284)
                                                              ---------------  ---------------  ------------            --------
Income (loss) before minority interests......................          23,787            5,586       (4,781)              24,592
   Minority interest in the Operating Partnerships...........          (3,932)              95           --               (3,837)
   Minority interest in consolidated subsidiaries............          (1,548)          (5,902)       4,515 (D)           (2,935)
                                                              ---------------  ---------------  ------------            --------
Net income (loss)............................................     $    18,307        $    (221)   $    (266)            $ 17,820 (E)
                                                              ---------------  ---------------  ------------            --------
                                                              ---------------  ---------------  ------------            --------



Basic net income per Paired Share (F)........................     $      0.14        $      --                          $   0.14 (E)
                                                              ---------------  ---------------                          --------
                                                              ---------------  ---------------                          --------


Diluted net income per Paired Share (F)......................     $      0.13        $      --                          $   0.13
                                                              ---------------  ---------------                          --------
                                                              ---------------  ---------------                          --------


SEE NOTES ON FOLLOWING PAGE.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents elimination of lease revenue and expense related to the hotels and the Racecourse facility leased by Patriot to Wyndham.
(B) Represents elimination of design and construction fees related to the hotels leased by Patriot to Wyndham.
(C) In connection with certain of the mergers and other transactions, Patriot (including the Patriot Partnership) subscribed for shares of Wyndham Common Stock or OP Units of the Wyndham Partnership and Wyndham subscribed for shares of Patriot Common Stock in order to effect the exchange of Paired Shares or pairs of OP Units of the Operating Partnerships in consummation of the transactions. These subscriptions for shares of common stock and OP Units were funded through the issuance of promissory notes (the "Subscription Notes") payable to Wyndham or Patriot, as the case may be. The Subscription Notes accrue interest at rates ranging from LIBOR plus 1% to a fixed rate of 8.7% per annum and mature on various dates through January 2001. The pro forma elimination entry consists of:

            Interest income and expense related to the Subscription Notes.........................   $       4,388
            Interest income and expense related to the participating note held by
              Wyndham related to the Buena Vista Palace Hotel.....................................             457
            Interest income and expense related to a note receivable issued to Old Patriot in connection with the sale of certain assets to PAH RSI, L.L.C.,
              which assets were acquired by Wyndham...............................................             293
            Other intercompany income and expense items...........................................              24
                                                                                                     -------------
                                                                                                     $       5,162
                                                                                                     -------------
                                                                                                     -------------


(D) Represents elimination of Patriot's equity in the earnings of certain non-controlled subsidiaries that were formed in connection with the Wyndham Merger, the WHG Transactions, the Summerfield Acquisition, the Arcadian Acquisition and the Interstate Merger. The entities are controlled by Wyndham, and as a result, the operating results of these entities have been combined with those of Wyndham for pro forma financial reporting purposes.
(E) The pro forma amounts presented assume an average interest rate of 7.939% per annum (representing LIBOR plus 2.25%) on the amounts outstanding under the Revolving Credit Facility and the Term Loans.
(F) Pro forma basic earnings per Paired Share is computed based on 133,306 weighted average common Paired Shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot and Wyndham are included in the computation only after the shares become fully vested. Pro forma diluted earnings per Paired Share is computed based on 144,625 weighted average common Paired Shares and common Paired Share equivalents outstanding for the period, if dilutive. Diluted combined earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham preferred stock into Paired Shares.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      PATRIOT         WYNDHAM        ELIMINATION       PRO FORMA
                                                                     PRO FORMA       PRO FORMA          ENTRIES          TOTAL
                                                                  ------------------------------------------------   ------------
                                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
   Hotel revenue.............................................     $        --        $2,236,311      $       --       $2,236,311
   Lease revenue.............................................         698,896                --        (680,779)(A)       18,117
   Racecourse facility revenue...............................              --            48,882              --           48,882
   Management fee and service fee income.....................              --           128,868              --          128,868
   Interest and other income.................................          14,686            19,733         (20,342)(B)       14,077
                                                                  -----------        ----------      ----------       ----------
           Total revenue.....................................         713,582         2,433,794        (701,121)       2,446,255
                                                                  -----------        ----------      ----------       ----------
Expenses:
   Hotel expenses............................................         222,669         1,365,954              --        1,588,623
   Racecourse facility operations............................              --            39,267              --           39,267
   General and administrative................................           9,951           220,706             (24)(B)      230,633
   Interest expense..........................................         318,830            31,501         (20,318)(B)      330,013(D)
   Cost of acquiring leaseholds..............................          54,499                --              --           54,499
   Depreciation and amortization.............................         211,597            68,947              --          280,544
   Lease payments............................................              --           680,779        (680,779)(A)           --
                                                                  -----------        ----------      ----------       ----------
           Total expenses....................................         817,546         2,407,154        (701,121)       2,523,579
                                                                  -----------        ----------      ----------       ----------
Income (loss) before equity in earnings of unconsolidated
   subsidiaries, income tax provision
   and minority interests....................................        (103,964)           26,640              --          (77,324)

   Equity in earnings of unconsolidated
      subsidiaries...........................................          11,337                --          (3,948)(C)        7,389
                                                                  -----------        ----------      ----------       ----------
Income (loss) before income tax provision and minority
   interests.................................................         (92,627)           26,640          (3,948)         (69,935)
   Income tax provision......................................            (825)          (12,330)             --          (13,155)

Income (loss) before minority interests......................         (93,452)           14,310          (3,948)         (83,090)
   Minority interest in the Operating Partnerships...........           5,911               581              --            6,492
   Minority interest in consolidated subsidiaries............          (9,796)           (7,642)          3,948 (C)      (13,490)
                                                                  -----------        ----------      ----------       ----------
Net income (loss)............................................     $   (97,337)       $    7,249      $       --       $  (90,088)(D)
                                                                  -----------        ----------      ----------       ----------
                                                                  -----------        ----------      ----------       ----------


Basic net income (loss) per Paired Share (E).................     $     (0.73)       $     0.05                       $    (0.68)(D)
                                                                  -----------        ----------                       ----------
                                                                  -----------        ----------                       ----------

Diluted net income (loss) per Paired Share (E)...............     $     (0.73)       $     0.05                       $    (0.68)
                                                                  -----------        ----------                       ----------
                                                                  -----------        ----------                       ----------





SEE NOTES ON FOLLOWING PAGE.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Represents elimination of lease revenue and expense related to the hotels and Racecourse facility leased by Patriot to Wyndham.
(B) In connection with certain of the mergers and other transactions, Patriot (including the Patriot Partnership) subscribed for shares of Wyndham Common Stock or OP Units of the Wyndham Partnership and Wyndham has subscribed for shares of Patriot Common Stock in order to effect the exchange of Paired Shares or pairs of OP Units of the Operating Partnerships in consummation of the transactions. These subscriptions for shares of common stock and OP Units were funded through the issuance of promissory notes (the "Subscription Notes") payable to Wyndham or Patriot, as the case may be. The Subscription Notes accrue interest at rates ranging from LIBOR plus 1% to a fixed rate of 8.7% per annum and mature on various dates through January 2001. The pro forma elimination entry consists of:

            Interest income and expense related to the Subscription Notes.........................   $      17,339
            Interest income and expense related to the participating note held by
              Wyndham related to the Buena Vista Palace Hotel.....................................           1,809
            Interest income and expense related to a note receivable issued to Old Patriot in connection with the sale of certain assets to PAH RSI, L.L.C.,
              which assets were acquired by Wyndham...............................................           1,170
            Other intercompany income and expense items...........................................              24
                                                                                                     -------------
                                                                                                     $      20,342
                                                                                                     -------------
                                                                                                     -------------

(C) Represents elimination of Patriot's equity in the earnings of certain non-controlled subsidiaries that were formed in connection with the Wyndham Merger, the WHG Transaction, the Summerfield Acquisition, the Arcadian Acquisition and the Interstate Merger. These entities are controlled by Wyndham, and as a result, the operating results of these entities have been combined with those of Wyndham for pro forma financial reporting purposes.
(D) The pro forma amounts presented assume an average interest rate of 7.6176% per annum (representing LIBOR plus 2.25%) on the amounts outstanding under the Revolving Credit Facility and the Term Loans.
(E) Pro forma basic earnings per Paired Share is computed based on 133,306 weighted average common Paired Shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot and Wyndham are included in the computation only after the shares become fully vested. Pro forma diluted earnings per Paired Share is computed based on 144,625 weighted average common Paired Shares and common Paired Share equivalents outstanding for the period, if dilutive. Diluted combined earnings per share does not include common stock equivalents and options to purchase common stock which were outstanding during the period because they are antidilutive. The number of shares used for the calculation also excludes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham preferred stock into Paired Shares.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)


     The following unaudited Pro Forma Condensed Combined Balance Sheet assumes the following transactions have occurred as of March 31, 1998:

     (i) the Interstate Merger was consummated on the terms set forth in the Interstate Merger Agreement;
     (ii)  the Patriot Companies have completed the Arcadian Acquisition;
     (iii) the Patriot Companies have completed the Summerfield Acquisition; and
     (iv) the CHCI Merger was consummated on the terms set forth in the CHCI Merger Agreement.

     In management's opinion, all material adjustments necessary to reflect the effect of these transactions have been made.

     The following unaudited Pro Forma Condensed Combined Balance Sheet is derived from Patriot's and Wyndham's Combined Balance Sheet as of March 31, 1998 and should be read in conjunction with the financial statements filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the three months ended March 31, 1998.

     The unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments for the purchase method of accounting whereby the assets and liabilities owned by Arcadian, Summerfield, Interstate and CHCI are adjusted to estimated fair market value and each of the companies' respective historical shareholders' equity is eliminated. The following Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1998, nor does it purport to represent the future financial position of Patriot and Wyndham.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                   (UNAUDITED)
                                 (IN THOUSANDS)


-----------------------------------------------------------------------------------------------------------------------------------

                                                                  PATRIOT
                                                                 COMPANIES'
                                                                  COMBINED          ARCADIAN              SUMMERFIELD
                                                                 HISTORICAL       ACQUISITION             ACQUISITION
                                                                     (A)              (B)                     (C)
                                                              ----------------   ----------------       ---------------------- -
                            ASSETS
Net investment in real estate and related improvements
  and land held for development..............................     $ 3,150,712         $ 263,639               $  99,164
Cash and cash equivalents....................................          85,268             4,285                     500
Restricted cash .............................................           3,384                --                   4,473
Accounts and lease revenue receivable........................         134,504            13,783                      --
Investment in unconsolidated subsidiaries....................          15,465            36,823                      --
Mortgage notes and other receivables from
  unconsolidated subsidiaries................................          73,465                --                      --
Other notes and receivables..................................          32,682                --                      --
Management contract costs ...................................          90,879                --                 129,405
Trade names and franchise costs..............................          95,540             9,424                  13,198
Goodwill, net................................................         471,096            16,753 (F)              35,478 (F)
Deferred expenses, net.......................................          22,529                --                      --
Deferred acquisition costs...................................          42,013               736                 (15,000)
Inventories..................................................          16,059             1,360                      --
Other assets.................................................          62,629                --                  21,506
                                                                  -----------        ----------              ----------

      Total assets...........................................     $ 4,296,225         $ 346,803               $ 288,724
                                                                  -----------        ----------              ----------
                                                                  -----------        ----------              ----------

                                                                INTERSTATE                CHCI
                                                                  MERGER                 MERGER               PRO FORMA
                                                                   (D)                    (E)                   TOTAL
                                                             ---------------------- ---------------------- ----------------
                            ASSETS
Net investment in real estate and related improvements
  and land held for development..............................     $ 1,900,500             $      --            $ 5,414,015
Cash and cash equivalents....................................          35,090                    --                125,143
Restricted cash .............................................           7,395                    --                 15,252
Accounts and lease revenue receivable........................          57,865                    --                206,152
Investment in unconsolidated subsidiaries....................          41,494                    --                 93,782
Mortgage notes and other receivables from
  unconsolidated subsidiaries................................              --                    --                 73,465
Other notes and receivables..................................          11,687                    --                 44,369
Management contract costs ...................................         130,331                16,308                366,923
Trade names and franchise costs..............................              --                 5,000                123,162
Goodwill, net................................................          54,044 (F)            15,378 (F)            592,749
Deferred expenses, net.......................................          40,506                    --                 63,035
Deferred acquisition costs...................................              --                    --                 27,749
Inventories..................................................              --                    --                 17,419
Other assets.................................................          19,484                   394                104,013
                                                                  -----------            ----------              ----------

      Total assets...........................................     $ 2,298,396             $  37,080            $ 7,267,228
                                                                  -----------            ----------              ----------
                                                                  -----------            ----------              ----------




SEE NOTES ON PAGE F-14.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                   (UNAUDITED)
                                 (IN THOUSANDS)


-----------------------------------------------------------------------------------------------------------------------------------

                                                                  PATRIOT
                                                                 COMPANIES'
                                                                  COMBINED          ARCADIAN              SUMMERFIELD
                                                                 HISTORICAL       ACQUISITION             ACQUISITION
                                                                     (A)              (B)                     (C)
                                                              ----------------   --------------         -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings under credit facility, term loans, mortgage notes
  and capital leases.........................................     $ 1,842,992         $ 309,491               $ 167,598
Accounts payable and accrued expenses........................         160,609            36,032                   4,809
Dividends and distributions payable..........................              72                --                      --
Deposits.....................................................          22,656                --                      --
Due to unconsolidated subsidiaries...........................           7,456                --                      --
Deferred income tax liability................................          75,684                --                      --

Minority interest in the Operating Partnerships..............         203,959                --                  81,146 (H)
Minority interest in other consolidated subsidiaries.........          71,462             1,280                      --

Shareholders' equity:
  Preferred stock............................................              49                --                      --
  Common stock...............................................           2,154                --                      28 (H)
  Paid-in capital............................................       1,991,803                --                  35,143 (H)
  Receivable from shareholders and affiliates................         (15,734)               --                      --
  Unearned stock compensation, net...........................         (16,227)               --                      --
  Unrealized gain on securities available for sale...........             106                --                      --
  Distributions in excess of retained earnings...............         (50,816)               --                      --
                                                                  -----------         ----------              ---------

      Total shareholders' equity.............................       1,911,335                --                  35,171
                                                                  -----------         ----------              ---------

      Total liabilities and shareholders' equity............      $ 4,296,225          $ 346,803              $ 288,724
                                                                  -----------         ----------              ---------
                                                                  -----------         ----------              ---------


                                                               INTERSTATE                 CHCI
                                                                 MERGER                  MERGER               PRO FORMA
                                                                  (D)                     (E)                   TOTAL
                                                              --------------          ------------         -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings under credit facility, term loans, mortgage notes
  and capital leases.........................................  $ 1,416,695 (G)          $ 16,600            $ 3,753,376
Accounts payable and accrued expenses........................       93,859                    --                295,309
Dividends and distributions payable..........................           --                    --                     72
Deposits.....................................................           --                    --                 22,656
Due to unconsolidated subsidiaries...........................           --                    --                  7,456
Deferred income tax liability................................       28,422                    --                104,106

Minority interest in the Operating Partnerships..............           --                 5,000 (I)            290,105
Minority interest in other consolidated subsidiaries.........       67,600 (J)                --                140,342

Shareholders' equity:
  Preferred stock............................................           --                    36 (L)                 85
  Common stock...............................................          577 (K)                --                  2,759
  Paid-in capital............................................      691,243 (K)            82,070 (L)          2,800,259
  Receivable from shareholders and affiliates................           --                    --                (15,734)
  Unearned stock compensation, net...........................           --                    --                (16,227)
  Unrealized gain on securities available for sale...........           --                    --                    106
  Distributions in excess of retained earnings...............           --               (66,626)(M)           (117,442)
                                                               -----------            -----------           ------------
      Total shareholders' equity.............................      691,820                15,480              2,653,806
                                                               -----------            -----------           ------------

     Total liabilities and shareholders' equity............    $ 2,298,396              $ 37,080            $ 7,267,228
                                                               -----------            -----------           ------------
                                                               -----------            -----------           ------------


SEE NOTES ON FOLLOWING PAGE.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(A) Represents the historical combined financial position of Patriot and Wyndham as of March 31, 1998.
(B) Represents adjustments to the Patriot Companies' combined financial position assuming the Arcadian Acquisition had been consummated as of March 31, 1998.
(C) Represents adjustments to the Patriot Companies' combined financial position assuming the Summerfield Acquisition had been consummated as of March 31, 1998.
(D) Represents adjustments to the Patriot Companies' combined financial position assuming the Interstate Merger had been consummated as of March 31, 1998.
(E) Represents adjustments to the Patriot Companies' combined financial position assuming the CHCI Merger had been consummated as of March 31, 1998.
(F) Represents the purchase consideration in excess of the fair market value of the net assets acquired.
(G) The balance of $1,416,695 represents debt assumed in connection with the Interstate Merger of approximately $787,117, of which approximately $635,526 will be retired (including interest and other fees), and approximately $1,265,104 of additional funding under a series of new term loans.
(H) Represents adjustments to record the issuance of 3,223,795 OP Units of the Operating Partnerships and 1,397,281 Paired Shares in connection with the Summerfield Acquisition.
(I) Represents adjustment to record the issuance of 156,863 OP Units of the Operating Partnerships in connection with the CHCI Merger.
(J) Represents the minority interest investment in Interstate's consolidated subsidiaries.
(K) Represents adjustments to record the exchange of Interstate Common Stock for 28,825,875 Paired Shares.
(L) Represents adjustments to record the exchange of CHCI Shares for an aggregate of approximately 3,562,354 shares of Wyndham Series A Preferred Stock and Wyndham Series B Preferred Stock.
(M) Represents an adjustment for the write-off of the estimated cost to acquire the Participating Leases related to hotels leased by Patriot to CHC Lease Partners. In connection with the CHCI Merger, Wyndham will acquire the remaining 17 Participating Leases held by CHC Lease Partners. The cost of acquiring these leases will be recorded as an operating expense in Wyndham's results of operations. However, because the intent of the pro forma financial statements is to reflect, among other things, the expected continuing impact of the CHCI Merger on Wyndham, this adjustment has been excluded from the pro forma statement of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

                       PATRIOT AMERICAN HOSPITALITY, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                    FIRST
                                                                PATRIOT            QUARTER               ARCADIAN
                                                               HISTORICAL        TRANSACTIONS           ACQUISITION
                                                                  (A)                (B)                     (C)
                                                              -----------        ------------           -----------
Revenue:
   Lease revenue .................................            $ 109,649          $    904 (F)           $ 3,803 (F)
   Interest and other income .....................                3,516               497                    --
                                                              ---------          --------               -------
           Total revenue .........................              113,165             1,401                 3,803
                                                              ---------          --------               -------
Expenses:
   Real estate and personal property taxes and
     casualty insurance...........................               11,923               104                   468
   Ground lease expense ..........................                6,558               229 (G)                --
   General and administrative.....................                5,282                --                    --
   Interest expense ..............................               34,251             1,767 (H)             6,708 (H)
   Depreciation and amortization..................               20,497               819 (I)             2,120 (I)
                                                              ---------          --------               -------
           Total expenses ........................               78,511             2,919                 9,296
                                                              ---------          --------               -------

Operating income .................................               34,654            (1,518)               (5,493)
   Equity in earnings (losses) of unconsolidated
      subsidiaries ...............................                3,591             7,805 (J)              (128)(K)
                                                              ---------          --------               -------
Income (loss) before income tax provision,
   minority interests and extraordinary item......               38,245             6,287                (5,621)
   Income tax provision ..........................                 (371)              (35)(N)                --
                                                              ---------          --------               -------

Income (loss) before minority interest and
   extraordinary item.............................               37,874             6,252                (5,621)
   Minority interest in Patriot Partnership.......               (3,128)               --                    --
   Minority interest in other consolidated
      subsidiaries ...............................                 (533)               27 (P)                --
                                                              ---------          --------               -------
Income (loss) before extraordinary item ..........               34,213             6,279                (5,621)
   Extraordinary loss from early extinguishment
       of debt ...................................              (18,716)           18,716 (H)                --
                                                              ---------          --------               -------
Net income (loss) ................................            $  15,497          $ 24,995               $(5,621)
                                                              ---------          --------               -------
                                                              ---------          --------               -------

   Income before extraordinary item...............            $    0.35
   Extraordinary loss.............................                (0.19)
                                                              ---------
   Net income per common share....................            $    0.16
                                                              ---------
                                                              ---------

Diluted earnings per common share (R):
   Income before extraordinary item ..............            $    0.32
   Extraordinary loss.............................                (0.18)
                                                              ---------
   Net income per common share....................            $    0.14
                                                              ---------
                                                              ---------


                                                               SUMMERFIELD      INTERSTATE
                                                               ACQUISITION        MERGER                PRO FORMA
                                                                  (D)               (E)                    TOTAL
                                                              ------------      -------------           -----------
Revenue:
   Lease revenue .................................            $ 16,471 (F)       $ 66,876 (F)           $ 197,703
   Interest and other income .....................                  --                 --                   4,013
                                                              ---------          --------               ---------
           Total revenue .........................              16,471             66,876                 201,716
                                                              ---------          --------               ---------
Expenses:
   Real estate and personal property taxes and
     casualty insurance...........................                 912              5,318                  18,725
   Ground lease expense ..........................              10,428 (G)         19,045 (G)              36,260
   General and administrative.....................                  --                 --                   5,282
   Interest expense ..............................               3,444 (H)         32,699 (H)              78,869
   Depreciation and amortization..................               2,680 (I)         21,102 (I)              47,218
                                                              ---------          --------               ---------
           Total expenses ........................              17,464             78,164                 186,354
                                                              ---------          --------               ---------

Operating income .................................                (993)           (11,288)                 15,362
   Equity in earnings (losses) of unconsolidated
      subsidiaries ...............................                (175)(L)         (2,437)(M)               8,656
                                                              ---------          --------               ---------
Income (loss) before income tax provision,
   minority interests and extraordinary item......              (1,168)           (13,725)                 24,018
   Income tax provision ..........................                  --                175 (N)                (231)
                                                              ---------          --------               ---------
Income (loss) before minority interest and
   extraordinary item.............................              (1,168)           (13,550)                 23,787
   Minority interest in Patriot Partnership.......                 127 (O)           (931)(O)              (3,932)
   Minority interest in other consolidated
      subsidiaries ...............................                  --             (1,042)(Q)              (1,548)
                                                              ---------          --------               ---------
Income (loss) before extraordinary item ..........              (1,041)           (15,523)                 18,307
   Extraordinary loss from early extinguishment
       of debt ...................................                  --                 --                      --
                                                              ---------          --------               ---------
Net income (loss) ................................            $ (1,041)          $(15,523)              $  18,307
                                                              ---------          --------               ---------
                                                              ---------          --------               ---------

Basic earnings per common share (R):
   Income before extraordinary item...............
   Extraordinary loss.............................

   Net income per common share....................                                                      $    0.14
                                                                                                        ---------
                                                                                                        ---------
Diluted earnings per common share (R):
   Income before extraordinary item...............
   Extraordinary loss.............................

   Net income per common share....................                                                      $    0.13
                                                                                                        ---------
                                                                                                        ---------


                       PATRIOT AMERICAN HOSPITALITY, INC.

        NOTES TO CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents Patriot's historical results of operations for the three months ended March 31, 1998.
(B) Represents adjustments to Patriot's results of operations assuming that the Buena Vista Acquisition, the Wyndham Merger, the WHG Transactions and the various financing transactions completed by the Patriot Companies during the first quarter of 1998 had occurred as of January 1, 1997.
(C) Represents adjustments to Patriot's results of operations assuming the Arcadian Acquisition had been consummated as of January 1, 1997.
(D) Represents adjustments to Patriot's results of operations assuming the Summerfield Acquisition had been consummated as of January 1, 1997.
(E) Represents adjustments to Patriot's results of operations assuming the Interstate Merger and the related transactions had been consummated as of January 1, 1997.
(F) Represents adjustments to lease revenue assuming the hotels and leasehold interests currently owned by Patriot and its subsidiaries had been leased to the Lessees or Wyndham as of January 1, 1997.
(G) Represents pro forma ground lease payments to be made with respect to certain of the hotels, and hotel lease expense related to the hotels leased by Patriot from third-party owners, which Patriot sub-leases to Wyndham.
(H)  Interest expense consists of the following components:


                                                          First Quarter      Arcadian         Summerfield        Interstate
                                                          Transactions      Acquisition       Acquisition          Merger
                                                       ----------------- ----------------- ----------------- -----------------
               Related to acquisition of hotels and
                  hotel management businesses .........   $    1,045       $    6,308         $    3,328         $   28,143
               Related to Subscription Notes payable to
                  Wyndham .............................           74               --                116                752
               Related to Participating Note payable to
                  Wyndham .............................          412               --                 --                 --
               Related to amortization of deferred loan
                  costs ...............................          236              400                 --              3,804
                                                          ----------       ----------         ----------         ----------
                                                          $    1,767       $    6,708         $    3,444         $   32,699
                                                          ----------       ----------         ----------         ----------
                                                          ----------       ----------         ----------         ----------


     Amortization of deferred loan costs is computed using the straight-line method (which approximates the interest method) over the term of the related loans. As a result of the closing of the repayment of debt assumed in connection with the Wyndham Merger, deferred loan costs related to the debt repaid were written off. In addition, Patriot incurred certain prepayment penalties related to the early repayment of certain debt. These amounts, net of the minority interest share, were reported as an extraordinary item in Patriot's historical results of operations and has been eliminated for pro forma presentation purposes. In addition, as a result of the increase in Patriot's existing credit facilities, additional deferred loan costs totaling approximately $27,405 have been included in the borrowings under the credit facility and mortgage notes in the pro forma financial statements.
(I)  Represents the following adjustments to depreciation and amortization:


                                                          First Quarter      Arcadian         Summerfield        Interstate
                                                          Transactions      Acquisition       Acquisition          Merger
                                                       ----------------- ----------------- ----------------- -----------------
               Related to acquisition of hotels or
                  investment interests in hotels ......   $      819       $    1,910         $      893        $    20,091
               Related to amortization of leasehold
                  costs ...............................           --               --              1,787              1,011
               Related to amortization of goodwill ....           --              210                 --                 --
                                                          ----------       ----------         ----------         ----------
                                                          $      819       $    2,120         $    2,680         $   21,102
                                                          ----------       ----------         ----------         ----------
                                                          ----------       ----------         ----------         ----------


     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 7 years for the Racecourse facility and 5 to 7 years for furniture, fixtures and equipment ("FF&E"). These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill related to mergers and other acquisitions of businesses is computed using the straight-line method over estimated useful lives ranging from 20 to 40 years.
(J) Represents Patriot's pro forma equity in earnings of the Non-Controlled Subsidiaries that own the Wyndham trade names and franchise related assets, the management and franchising contracts and the hotel management company and which are controlled by Wyndham. In addition, represents equity in losses of the partnerships that own the El San Juan Hotel & Casino and the El Conquistador and the WHG management company. These entities are also controlled by Wyndham.
(K) Represents Patriot's pro forma equity in losses of the Non-Controlled Subsidiaries that own certain management-related assets acquired in the Arcadian Acquisition. Subsidiaries of Wyndham own the controlling interest in these entities.
(L) Represents Patriot's pro forma equity in earnings of the Non-Controlled Subsidiaries that own the management contracts and hotel management business acquired in the Summerfield Acquisition. Subsidiaries of Wyndham own the controlling interest in these entities.
(M) Represents Patriot's pro forma equity in losses of the Non-Controlled Subsidiaries that own the management contracts and hotel management business acquired in the Interstate Merger. Subsidiaries of Wyndham own the controlling interest in these entities.
(N)  Represents an adjustment for estimated state income tax liabilities.
(O) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions of approximately 10.9%.
(P) Represents the minority interest related to partnerships and limited liability companies that own certain of the hotels assuming such entities had been formed and the hotels owned by such entities had been acquired at January 1, 1997.
(Q) Represents the minority interest in income of consolidated entities that were acquired by Patriot in connection with the Interstate Merger.
(R) Patriot's pro forma basic earnings per share is computed based on 133,306 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 144,625 weighted average common shares and common share equivalents outstanding for the period, if dilutive. Diluted earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham preferred stock into paired shares of common stock.

                       PATRIOT AMERICAN HOSPITALITY, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                     PATRIOT           RECENT                ARCADIAN
                                                                    HISTORICAL      TRANSACTIONS           ACQUISITION
                                                                       (A)               (B)                   (C)
                                                                ----------------- ----------------      -----------------
Revenue:
   Lease revenue.............................................    $    180,451       $   197,409 (F)          $ 15,586 (F)
   Interest and other income.................................           5,103             9,583                    --
                                                                 -------------      ------------             ---------
           Total revenue.....................................         185,554           206,992                15,586
                                                                 -------------      ------------             ---------

Expenses:
   Real estate and personal property taxes and
      casualty insurance.....................................          17,958            21,339                 1,402
   Ground lease expense......................................           4,117            26,197 (G)                --
   General and administrative................................          11,157            (1,206)(H)                --
   Interest expense..........................................          51,000           101,017 (I)            26,614 (I)
   Cost of acquiring leaseholds..............................          54,499                -- (J)                --
   Depreciation and amortization.............................          49,069            60,662 (K)             8,484 (K)
                                                                 -------------      ------------             ---------
           Total expenses....................................         187,800           208,009                36,500
                                                                 -------------      ------------             ---------
Operating (loss) income......................................          (2,246)           (1,017)              (20,914)
   Equity in earnings of unconsolidated subsidiaries.........           6,015            (7,025)(L)            (1,179)(M)
                                                                 -------------      ------------             ---------

Income (loss) before income tax provision, minority
   interests and extraordinary item..........................           3,769            (8,042)              (22,093)
   Income tax provision......................................              --              (125)(P)                --
                                                                 -------------      ------------             ---------
Income (loss) before minority interest and extraordinary
   item......................................................           3,769            (8,167)              (22,093)
   Minority interest in Patriot Partnership..................          (1,713)            9,525 (Q)                -- (Q)
   Minority interest in other consolidated subsidiaries......          (1,674)             (652)(R)                --
                                                                 -------------      ------------             ---------
Income (loss) before extraordinary item......................             382            47,392               (22,093)
   Extraordinary loss from early extinguishment of debt......          (2,534)            2,534 (K)                --
                                                                 -------------      ------------             ---------
Net (loss) income............................................    $     (2,152)      $     3,240              $(22,093)
                                                                 -------------      ------------             ---------
                                                                 -------------      ------------             ---------

Basic earnings per common share (T):
   Income before extraordinary item..........................    $       0.01
   Extraordinary loss........................................           (0.05)
                                                                 ------------
   Net (loss) income per common share........................    $      (0.04)
                                                                 ------------
                                                                 ------------

Diluted earnings per common share (T):
   Income before extraordinary item..........................    $       0.01
   Extraordinary loss........................................           (0.05)
                                                                 ------------
   Net (loss) income per common share........................    $      (0.04)
                                                                 ------------
                                                                 ------------


                                                                   SUMMERFIELD            INTERSTATE
                                                                   ACQUISITION              MERGER               PRO FORMA
                                                                       (D)                    (E)                  TOTAL
                                                                ----------------       ----------------      ---------------
Revenue:
   Lease revenue.............................................     $    57,983 (F)       $    247,467 (F)       $   698,896
   Interest and other income.................................              --                     --                14,686
                                                                  ------------          ------------            ----------
           Total revenue.....................................          57,983                247,467               713,582
                                                                  ------------          ------------            ----------
Expenses:
   Real estate and personal property taxes and
      casualty insurance.....................................           3,144                 23,294                67,137
   Ground lease expense......................................          40,244 (G)             84,974 (G)           155,532
   General and administrative................................              --                     --                 9,951
   Interest expense..........................................          14,875 (I)            125,324 (I)           318,830
   Cost of acquiring leaseholds..............................              --                     --                54,499
   Depreciation and amortization.............................           8,972 (K)             84,410 (K)           211,597
                                                                  ------------          ------------            ----------
           Total expenses....................................          67,235                318,002               817,546
                                                                  ------------          ------------            ----------
Operating (loss) income......................................          (9,252)               (70,535)             (103,964)
   Equity in earnings of unconsolidated subsidiaries.........             474 (N)             13,052 (O)            11,337
                                                                  ------------          ------------            ----------

Income (loss) before income tax provision, minority
   interests and extraordinary item..........................          (8,778)               (57,483)              (92,627)
   Income tax provision......................................              --                   (700)(P)              (825)
                                                                  ------------          ------------            ----------
Income (loss) before minority interest and extraordinary
   item......................................................          (8,778)               (58,183)              (93,452)
   Minority interest in Patriot Partnership..................             957 (Q)             (2,858 (Q)             5,911
   Minority interest in other consolidated subsidiaries......              --                 (7,470 (S)            (9,796)
                                                                  ------------          ------------            ----------
Income (loss) before extraordinary item......................          (7,821)               (68,511)              (97,337)
   Extraordinary loss from early extinguishment of debt......              --                     --                    --
                                                                  ------------          ------------            ----------
Net (loss) income............................................     $    (7,821)          $    (68,511)          $   (97,337)
                                                                  ------------          ------------            ----------
                                                                  ------------          ------------            ----------


Basic earnings per common share (T):
   Income before extraordinary item..........................
   Extraordinary loss........................................

   Net (loss) income per common share........................                                                  $     (0.73)
                                                                                                               -----------
                                                                                                               -----------

Diluted earnings per common share (T):
   Income before extraordinary item..........................
   Extraordinary loss........................................

   Net (loss) income per common share........................                                                  $     (0.73)
                                                                                                              -------------
                                                                                                              -------------



SEE NOTES ON FOLLOWING PAGE.

                       PATRIOT AMERICAN HOSPITALITY, INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents Patriot's historical results of operations for the year ended December 31, 1997.
(B) Represents adjustments to Patriot's results of operations assuming that (i) the acquisition of 45 hotels, mergers and other acquisitions and the various financing transactions completed by the Patriot Companies during the 1997 fiscal year; (ii) the Buena Vista Acquisition, the Wyndham Merger, the WHG Transactions and the various financing transactions completed by the Patriot Companies during the first quarter of 1998; and (iii) the Arcadian Acquisition, the Interstate Merger, the Summerfield Acquisition and the CHCI Merger had occurred as of January 1, 1997.
(C) Represents adjustments to Patriot's results of operations assuming the Arcadian Acquisition had been consummated as of January 1, 1997.
(D) Represents adjustments to Patriot's results of operations assuming the Summerfield Acquisition had been consummated as of January 1, 1997.
(E) Represents adjustments to Patriot's results of operations assuming the Interstate Merger and the related transactions had been consummated as of January 1, 1997.
(F) Represents adjustments to lease revenue assuming the hotels and leasehold interests owned by Patriot and its subsidiaries had been leased to the Lessees or Wyndham as of January 1, 1997.
(G) Represents pro forma ground lease payments to be made with respect to certain of the hotels and hotel lease expense related to the hotels leased by Patriot from third-party owners, which Patriot sub-leases to Wyndham.
(H) Represents adjustment to the amortization of unearned stock compensation computed on the straight-line method over the 3 to 5-year vesting periods of $1,971 (primarily to allocate a portion of the costs to Wyndham), net of estimated incremental general and administrative expense of $765.
(I)  Interest expense consists of the following components:


                                                              Recent           Arcadian        Summerfield      Interstate
                                                           Transactions      Acquisition       Acquisition        Merger
                                                          --------------   ---------------   ---------------   ------------
               Related to acquisition of hotels and
                  hotel management businesses..........    $     82,112     $     25,014      $     14,409     $    107,097
               Related to Subscription Notes payable to
                  Wyndham..............................           2,235               --               466            3,009
               Related to Participating Note payable to
                  Wyndham..............................           1,809               --                --               --
               Related to amortization of deferred loan
                  costs................................          14,724            1,600                --           15,218
               Related to amortization of capitalized
                  interest expense.....................             137               --                --               --
                                                          --------------   ---------------   ---------------   ------------
                                                           $    101,017     $     26,614      $     14,875     $    125,324
                                                          --------------   ---------------   ---------------   ------------
                                                          --------------   ---------------   ---------------   ------------



     Amortization of deferred loan costs is computed using the straight-line method (which approximates the interest method) over the term of the related loans. As a result of the closing of Patriot's revolving credit facility, deferred loan costs totaling approximately $2,910 related to Patriot's old line of credit were written off. This amount, net of the minority interest share, was reported as an extraordinary item in Patriot's historical results of operations and has been eliminated for pro forma presentation purposes. In addition, as a result of the increase in Patriot's existing credit facilities, additional deferred loan costs totaling approximately $27,405 have been included in the borrowings under the credit facility and mortgage notes in the pro forma financial statements.
(J) The costs incurred in connection with Patriot's acquisition of eight leasehold interests from CHC Lease Partners in 1997 were expensed as incurred. These non-recurring historical costs were not eliminated for pro forma presentation purposes because they are not directly affected by the transactions reflected herein.

(K) Represents the following adjustments to depreciation and amortization:


                                                            Recent           Arcadian        Summerfield       Interstate
                                                         Transactions      Acquisition       Acquisition         Merger
                                                        ---------------- ----------------- ---------------- -----------------
               Related to acquisition of hotels or
                  investment interests in hotels.......  $       59,715    $          --     $       1,837    $      80,364
               Related to amortization of leasehold
                  costs................................              --            7,642             7,135            4,046
               Related to amortization of goodwill.....             947              842                --               --
                                                          --------------   ---------------   ---------------   ------------
                                                         $       60,662    $       8,484     $       8,972    $      84,410
                                                          --------------   ---------------   ---------------   ------------
                                                          --------------   ---------------   ---------------   ------------


     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 7 years for the Racecourse facility and 5 to 7 years for FF&E. These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill related to mergers and other acquisitions of businesses is computed using the straight-line method over estimated useful lives ranging from 20 to 40 years.
(L) Represents Patriot's pro forma equity in losses of the Non-Controlled Subsidiaries that own the Wyndham trade names and franchise related assets, the management and franchising contracts and the hotel management company and which are controlled by Wyndham. In addition, represents equity in losses of the partnerships that own the El San Juan Hotel & Casino and the El Conquistador and the WHG management company. These entities are also controlled by Wyndham.
(M) Represents Patriot's pro forma equity in losses of the Non-Controlled Subsidiaries that own certain management-related assets acquired in the Arcadian Acquisition. Subsidiaries of Wyndham own the controlling interest in these entities.
(N) Represents Patriot's pro forma equity in earnings of the Non-Controlled Subsidiaries that own the management contracts and hotel management business acquired in the Summerfield Acquisition. Subsidiaries of Wyndham own the controlling interest in these entities.
(O) Represents Patriot's pro forma equity in the earnings of the Non-Controlled Subsidiaries that own the management contracts and hotel management business acquired in the Interstate Merger. Subsidiaries of Wyndham own the controlling interest in these entities
(P)  Represents an adjustment for estimated state income tax liabilities.
(Q) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions of approximately 10.9%.
(R) Represents the minority interest related to partnerships and limited liability companies that own certain of the hotels assuming such entities had been formed and the hotels owned by such entities had been acquired at January 1, 1997.
(S) Represents the minority interest in income of consolidated entities that were acquired by Patriot in connection with the Interstate Merger.
(T) Patriot's pro forma basic earnings per share is computed based on 133,306 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 144,625 weighted average common shares and common share equivalents outstanding for the period, if dilutive. Diluted earnings per share does not include dilutive common stock equivalents and options to purchase common stock which were outstanding during the period because they are antidilutive. The number of shares used for the calculation also excludes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham International preferred stock into paired shares of common stock because they are antidilutive.

                           WYNDHAM INTERNATIONAL, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


-----------------------------------------------------------------------------------------------------------------------------------

                                                                            FIRST
                                                            WYNDHAM        QUARTER           ARCADIAN         SUMMERFIELD
                                                          HISTORICAL     TRANSACTIONS       ACQUISITION       ACQUISITION
                                                              (A)            (B)                (C)               (D)
                                                        --------------  ---------------    --------------    ---------------
Revenue:
   Hotel revenue....................................... $     290,644   $      47,286      $    16,426       $    31,594
   Racecourse facility revenue.........................        23,048              --               --                --
   Management fee and service fee income...............        14,104          (1,833)              --             1,083
   Interest and other income...........................         2,186             102              690               283
                                                        -------------    -------------     -------------     ---------------
           Total revenue...............................       329,982          45,555           17,526            32,960
                                                        -------------    -------------     -------------     ---------------

Expenses:                                                                                                         10,484
   Hotel expenses......................................       182,371          26,709           10,136                --
   Racecourse facility operations......................        18,184              --               --             5,163
   General and administrative..........................        12,023          11,268            3,142               781  (G)
   Depreciation and amortization.......................        15,106           1,758 (G)          118  (G)       16,471  (H)
   Lease payments......................................        89,084             904 (H)        3,803  (H)           --
   Interest expense....................................         5,699           2,899 (I)           --       ---------------
                                                        -------------    -------------     -------------          32,899
           Total expenses..............................       322,467          43,538           17,199       ---------------
                                                        -------------    -------------     -------------              61
Operating income.......................................         7,515           2,017              (83)               --
   Equity in earnings of unconsolidated subsidiaries...         1,720          (1,677)(K)           --       ---------------
                                                        -------------    -------------     -------------
Income (loss) before income tax provision and                                                                         61
   minority interests..................................         9,235             340              (83)               --
   Income tax provision................................        (3,187)           (543)(L)           --       ---------------
                                                        -------------    -------------     -------------              61
Income (loss) before minority interest.................         6,048            (203)             (83)              (29) (M)
   Minority interest in Wyndham Partnership............            73             684 (M)           (5) (M)          175  (N)
   Minority interest in other consolidated
   subsidiaries........................................        (2,941)         (5,451)(N)          128  (N)  ---------------
                                                        -------------    -------------     -------------     $       207
                                                                                                             ---------------
                                                                                                             ---------------
Net income (loss)...................................... $       3,180   $      (4,970)     $        40
                                                        -------------    -------------     -------------
                                                        -------------    -------------     -------------
Basic earnings (loss) per common share (P)............. $        0.03
                                                        -------------
                                                        -------------
Diluted earnings (loss) per common share (P)........... $        0.03
                                                        -------------
                                                        -------------


                                                          INTERSTATE              CHCI
                                                            MERGER               MERGER              PRO FORMA
                                                              (E)                  (F)                 TOTAL
                                                        ----------------     ----------------      --------------
Revenue:
   Hotel revenue....................................... $     187,369        $        56,403       $     629,722
   Racecourse facility revenue.........................            --                     --              23,048
   Management fee and service fee income...............         9,865                    662              23,881
   Interest and other income...........................         1,426                    403               5,090
                                                        ----------------     ----------------      --------------
           Total revenue...............................       198,660                 57,468             681,741
                                                        ----------------     ----------------      --------------
Expenses:
   Hotel expenses......................................        98,935                 34,716             363,351
   Racecourse facility operations......................            --                     --              18,184
   General and administrative..........................        29,245                  3,581              64,422
   Depreciation and amortization.......................         4,360  (G)               296 (G)          22,419
   Lease payments......................................        66,876  (H)            17,704 (H)         194,842
   Interest expense....................................            --                    329 (J)           8,927
                                                        ----------------     ----------------      --------------
           Total expenses..............................       199,416                 56,626             672,145
                                                        ----------------     ----------------      --------------
Operating income.......................................          (756)                   842               9,596
   Equity in earnings of unconsolidated subsidiaries...            --                     --                  43
                                                        ----------------     ----------------      --------------
Income (loss) before income tax provision and
   minority interests..................................          (756)                   842               9,639
   Income tax provision................................         1,745  (L)            (2,068)(L)          (4,053)
                                                        ----------------     ----------------      --------------
Income (loss) before minority interest.................           989                 (1,226)              5,586
   Minority interest in Wyndham Partnership............          (806) (M)              178  (M)              95
   Minority interest in other consolidated
   subsidiaries........................................         2,437  (N)              (250)(O)          (5,902)
                                                        ----------------     ----------------      --------------
Net income (loss)...................................... $       2,620        $        (1,298)      $        (221)
                                                        ----------------     ----------------      --------------
                                                        ----------------     ----------------      --------------

Basic earnings (loss) per common share (P).............                                            $          --
                                                                                                   ---------------
                                                                                                   ---------------
Diluted earnings (loss) per common share (P)...........                                            $          --
                                                                                                   ---------------
                                                                                                   ---------------



SEE NOTES ON FOLLOWING PAGE.

                           WYNDHAM INTERNATIONAL, INC.

        NOTES TO CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents the historical results of operations of Wyndham for the three months ended March 31, 1998.
(B) Represents adjustments to Wyndham's results of operations assuming that the Buena Vista Acquisition, the Wyndham Merger, the WHG Transactions and the various financing transactions completed by the Patriot Companies during the first quarter of 1998 had occurred as of January 1, 1997 and assuming that Wyndham leased or sub-leased 215 hotels from Patriot.
(C) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired as a result of the Arcadian Acquisition assuming such leases and management contracts had been acquired as of January 1, 1997.
(D) Represents adjustments to Wyndham's results of operations for the hotel investments and management operations acquired by Wyndham as a result of the Summerfield Acquisition assuming such investments had been acquired as of January 1, 1997.
(E) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired as a result of the Interstate Merger, assuming such leases and management contracts had been acquired as of January 1, 1997.
(F) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired by Wyndham as a result of the CHCI Merger assuming such leases and management contracts had been acquired as of January 1, 1997.
(G)  Represents the following adjustments to depreciation and amortization:


                                           First Quarter      Arcadian       Summerfield      Interstate         CHCI
                                            Transactions      Acquisition     Acquisition        Merger          Merger
                                          ---------------- ---------------- --------------- --------------- ----------------
                Depreciation related to
                   buildings and
                   improvements..........    $   1,317       $     --        $     --      $      --         $    --
                Depreciation related to
                   FF&E..................           --             --              29             --             296
                Amortization of
                   goodwill..............          441             --             443            675              --
                Amortization of trade
                   names.................           --            118              --             --              --
                Amortization of
                   management contract
                   costs.................           --             --             309          3,685              --
                                             ----------      ----------      ---------     ---------        ---------
                                             $   1,758       $    118        $    781      $   4,360         $   296
                                             ----------      ----------      ---------     ---------        ---------
                                             ----------      ----------      ---------     ---------        ---------


     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5 to 7 years for FF&E. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40-year estimated useful life. Amortization of goodwill related to the acquisition of the management operations other entities acquired is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of trade names is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of management contract costs is computed using the straight-line method over the estimated remaining term of the contracts.
(H) Represents pro forma lease payments from Wyndham to Patriot calculated based upon the historical operating results of the hotels for the three months ended March 31, 1998.
(I) Represents pro forma interest expense on debt and capital lease obligations related to the Condado Plaza Hotel, the El San Juan Hotel & Casino and the El Conquistador. As a result of the WHG Transactions, Wyndham acquired a controlling interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador. As a result, the results of operations of these partnerships are included in Wyndham's consolidated operating results. These debt and capital lease obligations bear interest at rates ranging from LIBOR plus 0.9% (estimated as 6.589%) to 12.0% per annum.

(J) Represents pro forma interest expense on debt obligations assumed in connection with the CHCI Merger.
(K) Represents adjustment to eliminate Wyndham's equity in earnings of unconsolidated subsidiaries related to WHG. Subsequent to the WHG Transactions, these entities are consolidated with Wyndham.
(L) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustments to the operating results for the three months ended March 31, 1998.
(M) Represents the adjustment to minority interest to reflect the estimated minority interest percentage in the Wyndham Partnership subsequent to the assumed transactions of approximately 12.1%.
(N) Represents adjustments for Patriot's minority interest in the Non-Controlled Subsidiaries. These entities are controlled by Wyndham.
(O) Represents adjustments for the acquisition of the minority interest in GAH upon consummation of the CHCI Merger.
(P) Pro forma basic earnings per share is computed based on 133,306 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Wyndham are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 144,625 weighted average common shares and common share equivalents outstanding for the period. Diluted earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham preferred stock into paired shares of common stock.

                           WYNDHAM INTERNATIONAL, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


-----------------------------------------------------------------------------------------------------------------------------------

                                                            WYNDHAM         RECENT           ARCADIAN         SUMMERFIELD
                                                          HISTORICAL     TRANSACTIONS       ACQUISITION       ACQUISITION
                                                              (A)            (B)                (C)               (D)
                                                        -------------  ----------------    --------------    ---------------  -
Revenue:
   Hotel revenue....................................... $     167,727   $     998,713      $    55,434       $   111,960
   Racecourse facility revenue.........................        26,344          22,538               --                --
   Management fee and service fee income...............         7,088          63,065              573             6,351
   Interest and other income...........................         2,975           8,329               --             1,377
                                                        -------------   -------------     -------------      ------------
           Total revenue...............................       204,134       1,092,645           56,007           119,688
                                                        -------------   -------------     -------------      ------------
Expenses:
   Hotel expenses......................................       118,340         647,921           32,743            39,120
   Racecourse facility operations......................        24,245          15,022               --                --
   General and administrative..........................         6,001          95,957            8,229            18,725
   Depreciation and amortization.......................         3,616          41,563 (G)          473  (G)        3,092  (G)
   Lease payments......................................        50,626         255,432 (H)       15,586  (H)       57,983  (H)
   Interest expense....................................           933          29,262 (I)           --                --
                                                        -------------   -------------     -------------      ------------
           Total expenses..............................       203,761       1,085,157           57,031           118,920
                                                        -------------   -------------     -------------      ------------
Operating income.......................................           373           7,488           (1,024)              768
   Equity in earnings of unconsolidated subsidiaries...            --              --               --                --
                                                        -------------   -------------     -------------      ------------
Income (loss) before income tax provision and
   minority interest...................................           373           7,488           (1,024)              768
   Income tax provision................................          (481)         (5,056)(K)           --                --
                                                        -------------   -------------     -------------      ------------
Income (loss) before minority interest.................          (108)          2,432           (1,024)              768
   Minority interest in Wyndham Partnership............            29            (843)(L)          (19) (L)          (36) (L)
   Minority interest in other consolidated
     subsidiaries......................................            59           6,505 (M)        1,179  (N)         (474) (N)
                                                        -------------   -------------     -------------      ------------
Net income (loss)...................................... $         (20)  $       8,094      $       136       $       258
                                                        -------------   -------------     -------------      ------------
                                                        -------------   -------------     -------------      ------------
Basic earnings (loss) per common share (P)............. $          --
                                                        -------------
                                                        -------------
Diluted earnings (loss) per common share (P)........... $          --
                                                        -------------
                                                        -------------


                                                           INTERSTATE              CHCI
                                                             MERGER               MERGER               PRO FORMA
                                                               (E)                  (F)                  TOTAL
                                                         ----------------     ----------------      ----------------
Revenue:
   Hotel revenue.......................................  $     723,723        $       178,754       $     2,236,311
   Racecourse facility revenue.........................             --                     --                48,882
   Management fee and service fee income...............         42,760                  9,031               128,868
   Interest and other income...........................          4,766                  2,286                19,733
                                                         ----------------     ----------------      ----------------
           Total revenue...............................        771,249                190,071             2,433,794
                                                         ----------------     ----------------      ----------------
Expenses:
   Hotel expenses......................................        406,572                121,258             1,365,954
   Racecourse facility operations......................             --                     --                39,267
   General and administrative..........................         70,077                 21,717               220,706
   Depreciation and amortization.......................         16,172  (G)             4,031 (G)            68,947
   Lease payments......................................        247,467  (H)            53,685 (H)           680,779
   Interest expense....................................             --                  1,306 (J)            31,501
                                                         ----------------     ----------------      ----------------
           Total expenses..............................        740,288                201,997             2,407,154
                                                         ----------------     ----------------      ----------------
Operating income.......................................         30,961                (11,926)               26,640
   Equity in earnings of unconsolidated subsidiaries...             --                     --                    --
                                                         ----------------     ----------------      ----------------
Income (loss) before income tax provision and
   minority interest...................................         30,961                (11,926)               26,640
   Income tax provision................................        (11,134) (K)             4,341 (K)           (12,330)
                                                         ----------------     ----------------      ----------------
Income (loss) before minority interest.................         19,827                 (7,585)               14,310
   Minority interest in Wyndham Partnership............            307  (L)             1,143 (L)               581

   Minority interest in other consolidated                     (13,052) (N)            (1,859)(O)            (7,642)
     subsidiaries......................................  ----------------     ----------------      ----------------
Net income (loss)......................................  $       7,082        $        (8,301)      $         7,249
                                                         ----------------     ----------------      ----------------
                                                         ----------------     ----------------      ----------------
Basic earnings (loss) per common share (P).............                                             $          0.05
                                                                                                    ----------------
                                                                                                    ----------------
Diluted earnings (loss) per common share (P)...........                                             $          0.05
                                                                                                    ----------------
                                                                                                    ----------------


SEE NOTES ON FOLLOWING PAGE.

                           WYNDHAM INTERNATIONAL, INC.

        NOTES TO CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Represents the historical results of operations of Wyndham for the six months ended December 31, 1997.
(B) Represents adjustments to Wyndham's results of operations assuming that (i) the acquisition of 45 hotels, mergers and other acquisitions and the various financing transactions completed by the Patriot Companies during the 1997 fiscal year; (ii) the Buena Vista Acquisition, the Wyndham Merger, the WHG Transactions and the various financing transactions completed by the Patriot Companies during the first quarter of 1998; and (iii) the Arcadian Acquisition, the Interstate Merger, the Summerfield Acquisition and the CHCI Merger had occurred as of January 1, 1997.
(C) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired as a result of the Arcadian Acquisition assuming such leases and management contracts had been acquired as of January 1, 1997.
(D) Represents adjustments to Wyndham's results of operations for the hotel leases, management contracts and management operations acquired by Wyndham as a result of the Summerfield Acquisition assuming such investments had been acquired as of January 1, 1997.
(E) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired as a result of the Interstate Merger, assuming such leases and management contracts had been acquired as of January 1, 1997.
(F) Represents adjustments to Wyndham's results of operations for the hotel leases and management contracts acquired by Wyndham as a result of the CHCI Merger assuming such leases and management contracts had been acquired as of January 1, 1997.
(G)  Represents the following adjustments to depreciation and amortization:


                                             Recent          Arcadian       Summerfield      Interstate         CHCI
                                          Transactions      Acquisition     Acquisition        Merger          Merger
                                         ---------------- ---------------- --------------- --------------- ----------------
                Depreciation related to
                   buildings and
                   improvements..........$       9,570    $         --     $          --   $          --   $          --
                Depreciation related to
                   FF&E..................       11,169              --               117              --              --
                Amortization of
                   goodwill..............       10,045              --             1,774           1,434             519
                Amortization of trade
                   names.................        2,747             473                --              --             250
                Amortization of
                   management contract
                   costs.................        8,032              --             1,201          14,738           3,262
                                         ---------------- ---------------- --------------- --------------- ----------------
                                         $      41,563    $        473     $       3,092   $      16,172   $       4,031
                                         ---------------- ---------------- --------------- --------------- ----------------
                                         ---------------- ---------------- --------------- --------------- ----------------



     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5 to 7 years for FF&E. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40-year estimated useful life. Amortization of goodwill related to the acquisition of the management operations of other hotel management entities acquired (including Summerfield, Interstate and CHCI) is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of trade names is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of management contract costs is computed using the straight-line method over the estimated remaining term of the contracts.
(H) Represents pro forma lease payments from Wyndham to Patriot calculated based upon the historical revenue of the hotels for the year ended December 31, 1997.
(I) Represents pro forma interest expense on debt and capital lease obligations related to the Condado Plaza Hotel, the El San Juan Hotel & Casino and the El Conquistador. As a result of the WHG Transactions, Wyndham acquired a controlling interest in the partnerships that own the El San Juan Hotel & Casino and the El

     Conquistador. As a result, the results of operations of these partnerships are included in Wyndham's consolidated operating results. These debt and capital lease obligations bear interest at rates ranging from LIBOR plus 0.9% (estimated as 6.5176%) to 12.0% per annum.
(J) Represents pro forma interest expense on debt obligations assumed in connection with the CHCI Merger.
(K) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustments to the operating results for the year ended December 31, 1997.
(L) Represents the adjustment to minority interest to reflect the estimated minority interest percentage in the Wyndham Partnership subsequent to the assumed transactions of approximately 12.1%.
(M) Represents adjustment for the minority interest in certain consolidated subsidiaries of Wyndham, including minority interests in the Non-Controlled Subsidiaries that are held by Patriot.
(N) Represents adjustments for the minority interest in the Non-Controlled Subsidiaries related to each of these transactions that are held by Patriot.
(O) Represents adjustments to reflect Wyndham's acquisition of the GAH minority interest upon consummation of the CHCI Merger.
(P) Pro forma basic earnings per share is computed based on 133,306 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Wyndham are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 144,625 weighted average common shares and common share equivalents outstanding for the period. Diluted earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham preferred stock into paired shares of common stock.

                           INTERSTATE HOTELS COMPANY

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                ---------------

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997            1998
                                                              ------------    ------------
                                                                  (A)          (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents                                   $    31,988     $     35,090
  Accounts receivable, net                                          40,827          57,865
  Deferred income taxes                                              2,104           4,147
  Prepaid expenses and other assets                                 13,837          15,337
                                                              ------------    ------------
    Total current assets                                            88,756         112,439
Restricted cash                                                      3,823           7,395
Property and equipment, net                                      1,153,911       1,201,291
Investments in hotel real estate                                    41,297          41,494
Officers and employees notes receivable                             12,157          11,687
Intangible and other assets                                         73,519          72,664
                                                              ------------    ------------
    Total assets                                              $  1,373,463    $  1,446,970
                                                              ------------    ------------
                                                              ------------    ------------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade                                           16,015          15,037
  Accounts payable--health trust                                        90           2,882
  Accrued payroll and related benefits                              21,861          16,369
  Income taxes payable                                                  --           3,814
  Other accrued liabilities                                         40,730          54,046
  Current portion of long-term debt                                 53,001          89,061
                                                              ------------    ------------
      Total current liabilities                                    131,697         181,209
Long-term debt                                                     747,123         706,657
Deferred income taxes                                               19,376          22,445
Other liabilities                                                    1,715           1,711
                                                              ------------    ------------
      Total liabilities                                            899,911         912,022
                                                              ------------    ------------
Minority interests                                                  17,177          67,600
                                                              ------------    ------------
Shareholders' equity:
  Preferred stock, $.01 par value; 25,000 shares authorized;
    no shares outstanding                                               --              --
  Common stock, $.01 par value; 75,000 shares authorized;
    35,504 shares issued and outstanding as of March 31, 1998          354             355
  Paid-in capital                                                  411,808         413,680
  Retained earnings                                                 45,018          54,110
  Unearned compensation                                               (805)           (797)
                                                              ------------    ------------
      Total shareholders' equity                                   456,375         467,348
                                                              ------------    ------------
      Total liabilities and shareholders' equity              $  1,373,463    $  1,446,970
                                                              ------------    ------------
                                                              ------------    ------------

----------
(A) The year-end balance sheet information was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                                 FINANCIAL STATEMENTS.

                           INTERSTATE HOTELS COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                ---------------

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                           --------------------------
                                                              1997           1998
                                                           ------------   -----------
Lodging revenues:
  Rooms                                                    $     85,217   $   131,863
  Food and beverage                                              25,756        43,679
  Other departmental                                              7,360        11,826
Management and related fees                                      11,523         9,865
                                                           ------------   -----------
                                                                129,856       197,233
                                                           ------------   -----------
Lodging expenses:
  Rooms                                                          19,136        29,890
  Food and beverage                                              20,150        31,688
  Other departmental                                              3,133         5,085
  Property costs                                                 34,649        53,275
General and administrative                                        2,788         4,889
Payroll and related benefits                                      4,741         6,549
Lease expense                                                    12,568        18,771
Depreciation and amortization                                     8,388        12,878
Merger-related expenses                                              --         2,744
                                                           ------------   -----------
                                                                105,553       165,769
                                                           ------------   -----------
      Operating income                                           24,303        31,464
Other expense:
  Interest, net                                                   7,355        15,276
  Other, net                                                        483           777
                                                           ------------   -----------
      Income before income tax expense                           16,465        15,411
Income tax expense                                                6,257         6,319
                                                           ------------   -----------
      Net income                                           $     10,208   $     9,092
                                                           ------------   -----------
                                                           ------------   -----------
Earnings per common share and common share equivalent:
  Basic                                                    $        .29   $       .26
                                                           ------------   -----------
                                                           ------------   -----------
  Diluted                                                  $        .29   $       .25
                                                           ------------   -----------
                                                           ------------   -----------
Weighted average number of common shares and common share
  equivalents outstanding:
  Basic                                                          35,222        35,437
                                                           ------------   -----------
                                                           ------------   -----------
  Diluted                                                        35,612        36,028
                                                           ------------   -----------
                                                           ------------   -----------

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                                 FINANCIAL STATEMENTS.

                           INTERSTATE HOTELS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                ---------------

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              ---------------------------
                                                                 1997           1998
                                                              ------------   ------------
Cash flows from operating activities:
  Net income                                                   $    10,208   $      9,092
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                    8,388         12,878
    Minority interests' share of equity income from
      investments in hotel real estate                                 662          1,563
    Deferred income taxes                                            1,908          1,026
    Other                                                             (122)          (570)
Cash (used) provided by assets and liabilities:
  Accounts receivable, net                                         (20,475)       (17,038)
  Prepaid expenses and other assets                                  2,122         (1,558)
  Accounts payable                                                     710          1,814
  Income taxes payable                                               1,818          3,814
  Accrued liabilities                                               11,700          7,824
                                                              ------------   ------------
      Net cash provided by operating activities                     16,919         18,845
                                                              ------------   ------------
Cash flows from investing activities:
  Change in restricted cash                                        (12,416)       (22,894)
  Acquisition of hotels, net of cash received                      (84,344)       (18,071)
  Purchase of property and equipment, net                          (15,032)       (25,427)
  Restricted funds used to purchase property and equipment          21,598         19,322
  Investments in hotel real estate                                  (6,417)           324
  Change in notes receivable, net                                     (854)           470
  Other                                                             (3,812)          (364)
                                                              ------------   ------------
      Net cash used in investing activities                       (101,277)       (46,640)
                                                              ------------   ------------
Cash flows from financing activities:
  Proceeds from long-term debt                                      75,500         66,500
  Repayment of long-term debt                                       (6,948)       (85,475)
  Financing costs paid, net                                           (334)          (861)
  Contributions from minority interests                              4,864         49,553
  Distributions to minority interests                               (1,907)          (693)
  Proceeds from issuance of Common Stock                            16,090          1,873
                                                              ------------   ------------
      Net cash provided by financing activities                     87,265         30,897
                                                              ------------   ------------
Net increase in cash and cash equivalents                            2,907          3,102
Cash and cash equivalents at beginning of period                    32,323         31,988
                                                              ------------   ------------
Cash and cash equivalents at end of period                     $    35,230   $     35,090
                                                              ------------   ------------
                                                              ------------   ------------
Supplemental disclosure of cash flow information:
  Cash paid for interest                                       $     7,392   $     16,142
  Cash paid for income taxes                                            74          1,299
Supplemental disclosure of noncash investing and financing
  activities:
  Assumption of long-term debt related to a hotel acquisition  $    21,776   $     14,569

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                                 FINANCIAL STATEMENTS.

                           INTERSTATE HOTELS COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                ---------------

1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Interstate Hotels Company (the "Company) was formed in April 1996 in anticipation of an initial public offering of the Company's Common Stock in June 1996. At March 31, 1998, the Company owned, managed, leased or performed related services for a portfolio of 214 hotels with a total of 43,447 rooms. The Company owned or had a controlling interest in 41 of these hotels with 11,928 rooms (the "Owned Hotels"). In addition, the Company had entered into long-term operating leases for 79 hotels with 9,490 rooms (the "Leased Hotels") in connection with and since the acquisition of the management and leasing businesses affiliated with Equity Inns, Inc., a publicly traded real estate investment trust, in November 1996.

     The consolidated financial statements of the Company consist of the historical results of Interstate Hotels Corporation and Affiliates, the Company's predecessors, and the operations of the Owned Hotels from their respective acquisition dates. The working capital and operating results of the Leased Hotels are also included in the Company's consolidated financial statements since their respective inception dates because the operating performance associated with such hotels is guaranteed by the Company.

     The accompanying consolidated interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The consolidated interim financial statements should be read in conjunction with the financial statements, notes thereto and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The accompanying unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation, in all material respects, of the financial position and results of operations for the periods presented. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

2.   ACQUISITIONS:

     During the three months ended March 31, 1998, the Company acquired a 98.0% interest in one Owned Hotel with 348 rooms for a total acquisition price of $31,900 with closing costs of $800. The acquisition was accounted for using the purchase method of accounting. In addition, an unrelated third party acquired a 47.8% interest in a partnership which owns three Owned Hotels in exchange for a capital contribution of $49,200. These transactions have not been presented in pro forma financial information of the Company as the pro forma presentation of these transactions would not differ materially the historical financial statements presented herein.

3.   MERGER WITH PATRIOT AMERICAN HOSPITALITY, INC.:

     On December 2, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Patriot American Hospitality, Inc. ("Patriot") and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company and, together with Patriot, the "Patriot Companies") pursuant to which the Company would be merged with and into Patriot, with Patriot being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, each share of Company Common Stock is to be converted, at the election of the holder thereof, into the right to receive $37.50 in cash or 1.341 paired shares of common stock of the Patriot Companies (subject to proration to ensure that generally 40% of the shares of Company Common

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                ---------------

3.   MERGER WITH PATRIOT AMERICAN HOSPITALITY, INC.-CONTINUED

Stock are converted into the right to receive cash and 60% of the shares of Company Common Stock are converted into the right to receive paired shares). The completion of the Merger is subject to various conditions.

     During the three months ended March 31, 1998, the Company incurred Merger-related expenses totaling $2,744. These expenses were incurred for legal and other professional fees, as well as other corporate expenditures, in connection with the proposed Merger. As a result of these expenses, a $761 income tax benefit was recorded during the three months ended March 31, 1998.

     On March 30, 1998, Marriott International, Inc. ("Marriott") filed a lawsuit in the United States District Court for the District of Maryland seeking to enjoin the Merger until the Company complies with certain rights of notification and first refusal which Marriott alleges would be triggered by the Merger. On May 4, 1998, an agreement in principle was reached with Marriott to settle the actions brought by Marriott.

     The agreement in principle is not a definitive settlement agreement and is not binding on any party. There can be no assurance that a definitive settlement will be reached, neither can any assurances be made regarding whether, or upon what terms, the Merger will be consummated.

4.   SUBSEQUENT EVENT:

    In May 1998, the Company opened one limited-service hotel with 156 rooms that it had developed for a total cost of $12.7 million.

                               [LOGO LETTERHEAD]



REPORT OF INDEPENDENT ACCOUNTANTS

Partners
Royal Palace Hotel Associates
Tampa, Florida

We have audited the accompanying balance sheets of Royal Palace Hotel Associates (the Partnership) as of December 31, 1997 and 1996, and the related statements of income, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Palace Hotel Associates as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                       /s/ COOPERS & LYBRAND L.L.P.


Tampa, Florida
January 23, 1998

ROYAL PALACE HOTEL ASSOCIATES
BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

                           ASSETS                          1997           1996
Current assets:
  Cash and cash equivalents                             $    105,699   $    255,127
  Restricted cash                                          4,863,239      2,826,659
  Accounts receivable, less allowance for doubtful
    accounts of approximately $74,000 and $57,000 for
    1997 and 1996, respectively                            4,769,639      3,760,964
  Inventories                                                515,622        413,086
  Prepaid expenses:
    Insurance                                                 43,943         43,943
    Other                                                    197,592         89,288
                                                        ------------   ------------
      Total current assets                                10,495,734      7,389,067

Property and equipment, less accumulated depreciation     71,557,251     71,636,939
Restricted cash designated for property and equipment      1,186,979      2,835,311
Deferred loan costs, net of accumulated amortization       1,337,808      1,411,391
Other                                                         19,417         17,246
                                                        ------------   ------------
                                                        $ 84,597,189   $ 83,289,954
                                                        ------------   ------------
                                                        ------------   ------------
                  LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Current portion of long-term debt                     $  1,183,546   $  1,146,048
  Cash overdraft                                             640,006              0
  Accounts payable                                         1,648,115      2,492,279
  Accrued expenses:
    Ground lease rent                                      1,316,671      1,132,701
    Other                                                  2,651,378      2,277,612
  Advance deposits                                         2,203,116      1,586,061
  Deferred revenue                                            67,904        479,361
                                                        ------------   ------------
      Total current liabilities                            9,710,736      9,114,062

Long-term debt, less current portion                      49,375,446     50,542,151

Commitments and contingencies (Note 6)

Partners' equity                                          25,511,007     23,633,741
                                                        ------------   ------------
                                                        $ 84,597,189   $ 83,289,954
                                                        ------------   ------------
                                                        ------------   ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ROYAL PALACE HOTEL ASSOCIATES
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                     1997          1996

Net revenue                                    $  68,633,056  $  61,913,161
                                               -------------  -------------
Departmental expenses:
  Cost of sales                                    6,606,931      6,267,339
  Payroll and related expenses                    14,526,133     13,400,453
  Other expenses                                   6,204,121      5,392,038
                                               -------------  -------------
                                                  27,337,185     25,059,830
                                               -------------  -------------
Gross operating income                            41,295,871     36,853,331
                                               -------------  -------------
Unallocated operating expenses:
  Payroll and related expenses                     5,848,390      5,066,791
  Other expenses                                   9,556,582      9,795,801
                                               -------------  -------------
                                                  15,404,972     14,862,592
                                               -------------  -------------
      Income before fixed charges                 25,890,899     21,990,739
                                               -------------  -------------
Fixed charges:
  Depreciation and amortization                    4,549,843      4,246,044
  Interest expense                                 4,751,487      4,797,247
  Rent, property taxes and insurance               8,040,927      7,291,728
  Loss on disposal of property and equipment           3,258         34,516
                                               -------------  -------------
                                                  17,345,515     16,369,535
                                               -------------  -------------
      Net income                               $   8,545,384  $   5,621,204
                                               -------------  -------------
                                               -------------  -------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ROYAL PALACE HOTEL ASSOCIATES
STATEMENTS OF PARTNERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                THE EQUITABLE
                                                                LIFE ASSURANCE
                                               HOTEL VENTURE    SOCIETY OF THE
                                   TOTAL       PARTNERS, LTD.   UNITED STATES
                               -------------   --------------   --------------
Balance, January 1, 1996       $  20,389,485   $  6,919,967     $  13,469,518

Distributions to partners         (2,376,948)    (1,069,627)       (1,307,321)

Net income                         5,621,204      2,529,542         3,091,662
                               -------------   ------------     -------------
Balance, December 31, 1996        23,633,741      8,379,882        15,253,859

Distributions to partners         (6,668,118)    (3,000,652)       (3,667,466)

Net income                         8,545,384      3,845,423         4,699,961
                               -------------   ------------     -------------
Balance, December 31, 1997     $  25,511,007   $  9,224,653     $  16,286,354
                               -------------   ------------     -------------
                               -------------   ------------     -------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ROYAL PALACE HOTEL ASSOCIATES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                           1997            1996
Cash flows from operating activities:
  Net income                                                            $ 8,545,384     $ 5,621,204
                                                                        -----------     -----------
  Adjustments to reconcile net income to net cash provided
        by operating activities:
    Depreciation                                                          4,474,059       4,171,540
    Amortization                                                             75,784          74,504
    Bad debt expense                                                        (73,870)        (57,134)
    Loss on disposal of equipment                                             3,258          34,516
    Increase (decrease) in cash due to changes in assets and
        liabilities:
      Restricted cash                                                    (2,036,580)     (1,457,188)
      Accounts receivable                                                  (934,805)     (1,334,828)
      Receivables from related parties                                            0           5,389
      Inventories                                                          (102,536)        (62,667)
      Prepaid insurance                                                           0          59,243
      Prepaid other                                                        (108,304)         30,098
      Other assets                                                          109,047        (560,155)
      Accounts payable                                                     (844,164)        162,778
      Accrued ground lease rent                                             183,970         115,717
      Accrued expenses, other                                               373,766          26,722
      Advance deposits                                                      617,055         298,210
      Deferred revenue                                                     (411,457)       (218,844)
                                                                        -----------     -----------
        Total adjustments                                                 1,325,223       1,287,901
                                                                        -----------     -----------
        Net cash provided by operating activities                         9,870,607       6,909,105
                                                                        -----------     -----------

Cash flows from investing activities:
  Proceeds from disposal of property and equipment                            8,349           7,956
  Payments made to acquire property and equipment                        (4,519,398)     (5,005,278)
  Decrease in restricted cash designated for property and equipment       1,648,332         164,689
                                                                        -----------     -----------
        Net cash used in investing activities                            (2,862,717)     (4,832,633)
                                                                        -----------     -----------

Cash flows from financing activities:
  Cash overdraft                                                            640,006               0
  Repayment of long-term debt                                            (1,129,207)       (815,323)
  Distributions to partners                                              (6,668,118)     (2,376,948)
                                                                        -----------     -----------
        Net cash used in financing activities                            (7,157,319)     (3,192,271)
                                                                        -----------     -----------

Net decrease in cash and cash equivalents                                  (149,429)     (1,115,799)
Cash and cash equivalents, beginning of year                                255,128       1,370,927
                                                                        -----------     -----------

Cash and cash equivalents, end of year                                  $   105,699    $    255,128
                                                                        -----------     -----------
                                                                        -----------     -----------

Supplemental information to cash flow information:
  Cash paid during the year for interest expense                        $ 4,747,042    $  4,877,461
                                                                        -----------     -----------
                                                                        -----------     -----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ROYAL PALACE HOTEL ASSOCIATES
NOTES TO FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF BUSINESS - The Partnership owns and operates a 1,013-room hotel in Lake Buena Vista, Florida known as the Buena Vista Palace. The hotel commenced operations in March 1983.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased.

     RESTRICTED CASH - Restricted cash consists of amounts required under the terms of the Partnership's mortgage debt facility more fully described in
     Note 4. Amounts classified as current will be used to fund current liabilities; restricted cash classified as long-term is designated for property and equipment.

     INVENTORIES - Inventories consist of food, beverage and attraction tickets and are stated at cost, which is determined on the first-in, first-out basis.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is being provided for financial reporting purposes on the straight-line method over the estimated useful lives of the assets.

     Maintenance and repairs are charged to expense as incurred, while major renewals and betterments are capitalized. The cost and related allowance for depreciation or amortization of assets sold or otherwise disposed of are removed from the related accounts and the resulting gains or losses are reflected in income.

     Operating assets consist of china, glassware, silver and linen and are stated at cost, which is generally determined on the first-in, first-out basis.

     DEFERRED LOAN COSTS - Loan costs are stated at cost and are being amortized using the straight-line method over the term of the related indebtedness.

     DEFERRED REVENUE - Deferred revenue represents cancellation fees which, under agreements, may be used by the canceling parties as future credits for a given period. The Partnership will reduce deferred revenue as credits are used. Any remaining amount at the end of the agreement period will be recognized as revenue.

     INCOME TAXES - Partnership income and losses are allocated to the partners in accordance with the terms of the Partnership Agreement; accordingly, any income tax liability or benefit resulting from the operations of the Partnership is the responsibility of the Partners, and is not reflected in the accompanying financial statements.

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
     CONTINUED:

     CONCENTRATIONS OF CREDIT RISK - The Partnership has no instruments which subject it to off-balance-sheet risk. Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of temporary cash investments and trade receivables.

     The Partnership maintains its temporary cash investments in highly liquid instruments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Partnership's customer base and their dispersion across many different industries and geographies.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   PARTNERSHIP AGREEMENT:

     In accordance with the terms of the Partnership Agreement, profits are allocated 55 percent to the corporate partner and 45 percent to the non-corporate partner, while losses are allocated equally among the two partners (the Partners).

3.   PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                            1997             1996
     Building                           $ 89,063,661     $ 88,760,494
     Furniture and equipment              18,436,629       16,730,875
     Land improvements                       520,837          471,209
                                        ------------     ------------
                                         108,021,127      105,962,578
     Less accumulated depreciation       (37,588,677)     (35,563,860)
                                        ------------     ------------
                                          70,432,450       70,398,718
     Operating assets                      1,124,801        1,238,221
                                        ------------     ------------
                                        $ 71,557,251     $ 71,636,939
                                        ------------     ------------
                                        ------------     ------------

4.   LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                                   1997            1996
     Mortgage note payable, with interest at 9.11%; monthly installments of principal and interest of $473,657 through November 2015;
     collateralized by substantially all property and equipment and
     accounts receivable                                                       $50,417,070     $51,355,362

     Note payable, with interest at 12.5%; monthly installments of principal and interest of $12,545 through June 1998; remaining principal balance together with accrued interest thereon due
     June 15, 1998; collateralized by equipment                                     72,599         204,932

     Note payable, with interest at 8.5%; monthly installments
     of principal and interest of $5,600 through January 1999;
     collateralized by equipment                                                    69,323         127,905
                                                                               -----------     -----------
                                                                                50,558,992      51,688,199
     Less current portion                                                       (1,183,546)     (1,146,048)
                                                                               -----------     -----------

                                                                               $49,375,446     $50,542,151
                                                                               -----------     -----------
                                                                               -----------     -----------

Annual maturities of long-term debt subsequent to December 31, 1997 are as follows:

Year ending December 31,
------------------------
   1998                                                                        $ 1,183,546
   1999                                                                        $ 1,153,671
   2000                                                                        $ 1,258,762
   2001                                                                        $ 1,380,078
   2002                                                                        $ 1,513,086
   2003 and thereafter                                                         $44,069,848

     During 1995, the Partnership refinanced its mortgage note payable. The new loan contains certain financial covenants, the most restrictive of which requires the Partnership to maintain a minimum quarterly debt service coverage ratio of not less than 1.2 to 1.0, as defined, with other required ratios if the debt service ratio is not met. In addition, the Partnership is required to make monthly deposits into the following escrow accounts:
     Tax and Insurance Escrow Fund, Replacement Reserve Fund, Ground Lease Escrow Fund, and the Capital Reserve Fund, as defined. The deposits to these accounts are classified as restricted cash in the Partnership's balance sheet. (See Note 7.)

5.   RELATED PARTY TRANSACTIONS:

     The hotel is managed by BVP Management Associates, which is affiliated with one of the general partners through common ownership. Terms of the management agreement provide for annual management fees equal to 3% of gross receipts each year plus an incentive fee, as defined. Management fees were approximately $1,677,000 for 1997 and 1996, of which approximately $42,000 were unpaid at December 31, 1996, and are included in accrued expenses in the accompanying balance sheets.

     The Partnership purchases medical insurance for its employees from Buena Vista Investment Fund, which is affiliated with one of the general partners through common ownership. Insurance expense was approximately $1,826,000 and $1,734,000 for the years ended December 31, 1997 and 1996, respectively.

     Certain management expenses common to hotel properties were shared by the Buena Vista Palace and other properties affiliated with one of the general partners through common ownership. These costs consisted principally of shared management salaries. The affiliated properties' share of such costs aggregated approximately $25,000 and $89,000 for 1997 and 1996, respectively, of which no amounts were due from the affiliates at December 31, 1997 and 1996.

     The management agreement is subordinate to the mortgage debt facility more fully described in Note 4.

6.   COMMITMENTS AND CONTINGENCIES:

     On December 11, 1980, simultaneous with the formation of the Partnership, the Partnership leased land on which the hotel is built (ground lease) from Lake Buena Vista Communities, Inc. The ground lease terminates on the earlier of (1) the 50th anniversary of the date of completion of the building, as defined, or (2) the 55th anniversary of the ground lease (defined as initial term). The lease agreement provides for an automatic 25-year extension at the expiration of the initial term. Rent under the ground lease is based on a percentage of net revenue, as defined, with minimum annual rental payments of $160,000. Such rent aggregated approximately $5,150,000 and $4,600,000 for 1997 and 1996, respectively.

     The Partnership is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Partnership's financial position.

7.   SUBSEQUENT EVENTS:

     During January 1998, the partners of the Partnership entered into an agreement to transfer their interest in the Partnership to an independent third party for a total price of approximately $148 million. The third party will pay to the partners $91.25 million in cash and partnership units and will assume debt of approximately $56.75 million. Completion of the transaction was contingent upon certain closing conditions, adjustments, and prorations. Closing of the transaction was completed on January 15, 1998.

                        Report of Independent Auditors

The Board of Directors and Partners
SF Hotel Company, L.P.

We have audited the accompanying consolidated balance sheets of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997, and the related consolidated statements of income, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SF Hotel Company, L.P. at January 2, 1998 and January 3, 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                       /s/ ERNST & YOUNG LLP

March 4, 1998
Wichita, Kansas

                                   SF Hotel Company, L.P.
                                 Consolidated Balance Sheets

                                                                                        MARCH 27,     MARCH 28,
                                                           JANUARY 2,    JANUARY 3,       1998          1997
                                                               1998         1997       (UNAUDITED)   (UNAUDITED)
                                                           -----------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                $ 6,695,195   $ 2,167,487   $21,877,650   $ 2,366,309
  Replacement fund                                             261,387       169,724     4,378,387       239,159
  Tax escrow                                                    35,784        13,367        25,850             -
  Renovation escrow                                                  -             -        20,447             -
  Accounts receivable:
    Trade                                                    1,286,029       234,101     4,034,396       808,863
    Management and incentive management
      fees (affiliates)                                      1,916,473     1,837,119       868,467     1,820,627
    Affiliates                                                 399,756       319,445       965,836       325,527
    Employee advances                                           70,811        66,879        52,728        73,035
    Other                                                      394,088        17,531     1,667,122             -
                                                           -----------------------------------------------------
Total accounts receivable                                    4,067,157     2,475,075     7,588,549     3,028,052

Notes receivable
  Limited partners                                              71,754       116,320        67,172        65,145
  Affiliates                                                   766,289     1,121,493       259,752     1,021,419
  Other                                                        100,238             -       100,238             -
Advances to site partnerships                                  499,122     1,789,064     1,201,210       657,846
Site advances                                                  877,029       594,161     1,673,365       866,981
Interest receivable                                             41,263        49,070        44,846        50,440
Inventory                                                       12,820             -             -         7,065
Prepaid expenses                                               488,015       106,679     3,209,952        81,827
                                                           -----------------------------------------------------
Total current assets                                        13,916,053     8,602,440    40,447,418     8,384,243

Property and equipment, at cost:
  Land                                                         946,222     2,356,777     3,762,334     2,281,777
  Buildings and components                                   8,042,214    10,528,045     8,721,592    13,925,034
  Furniture, fixtures, and equipment                         5,421,956     4,788,779     5,318,764     5,008,504
  Construction in progress                                           -     2,459,698             -             -
                                                           -----------------------------------------------------
                                                            14,410,392    20,133,299    17,802,690    21,215,315
  Less accumulated depreciation and amortization             3,037,414     2,196,826     2,931,393     2,371,631
                                                           -----------------------------------------------------
Net property and equipment                                  11,372,978    17,936,473    14,871,297    18,843,684

Other assets:
  Notes receivable:
    Limited partners                                            60,000        60,000        60,000        60,000
    Affiliates                                                 508,122       780,542             -       596,076
    Employees                                                        -        25,000             -        25,000
  Deposits                                                     435,043       128,802    15,598,539       187,117
  Other assets, principally Hotel preopening costs and
    deferred loan fees, net of accumulated amortization
    of $307,907 ($244,578 at January 3, 1997)                  423,494       761,668       940,164     1,836,746
  Investments in unconsolidated affiliates                  18,940,515     7,056,723    18,737,550    10,726,468
  Other investments                                          3,691,554             -     3,691,554             -
  Investment in Summerfield Safety Company                     280,019        35,725       321,440        44,940
                                                           -----------------------------------------------------
Total other assets                                          24,338,747     8,848,460    39,349,247    13,476,347
                                                           -----------------------------------------------------
Total assets                                               $49,627,778   $35,387,373   $94,667,962   $40,704,274
                                                           -----------------------------------------------------
                                                           -----------------------------------------------------

                                                                                  MARCH 27,     MARCH 28,
                                                      JANUARY 2,   JANUARY 3,       1998          1997
                                                         1998         1997       (UNAUDITED)   (UNAUDITED)
                                                     -----------------------------------------------------
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Notes payable:
    Limited partners                                 $ 1,117,643   $ 1,265,853   $   285,479   $   675,045
    Affiliates                                            73,000        73,000       138,500        73,000
    Unaffiliated                                               -       800,000    18,083,333       800,000
  Accounts payable                                     1,741,959     1,160,926    10,826,166       464,680
  Accrued payroll                                      2,448,279     1,639,458     2,061,881       882,162
  Accrued interest:
    General partner                                    2,079,679     2,233,624     2,160,064     2,311,729
    Affiliates                                           284,036       182,539       235,405       315,160
    Other                                                      -        16,022        30,628             -
    Banks                                                  2,484        49,919        41,929        36,668
  Customer room deposits                                  37,337             -       299,500             -
  Accrued expenses, including $847,012 due
    to affiliate ($403,494 at January 3, 1997)         1,014,863       897,343       296,954       315,137
  Other current liabilities                               63,564             -     4,050,184             -
  Accrued sales and occupancy tax                        342,648        28,976       802,878        66,806
  Deferred income                                        515,233             -       706,535        10,000
  Notes payable to affiliate                             597,412             -       298,706             -
  Line of credit                                               -             -             -     3,695,000
  Current portion of obligation under capital lease       34,078        22,630        25,551        16,973
  Current portion of long-term debt                      156,252       174,214       117,189       130,660
                                                     -----------------------------------------------------
Total current liabilities                             10,508,467     8,544,504    40,460,882     9,793,020

Long-term debt                                         9,057,423    13,925,858    10,229,923    16,821,817
Obligation under capital lease                            68,264        78,798       558,600        78,798
Advances payable to general partner and affiliate      4,109,316     4,109,316     4,109,316     4,109,316
Advances payable to affiliate                            189,205       189,205       189,205       189,205
Advances payable to limited partner                      403,538       375,451       403,538       375,451
Deferred income                                        8,137,805       549,454    18,552,462       630,513
Other liabilities                                        577,518             -       577,518             -
Minority interest in subsidiaries                        161,044        86,742       134,801        97,276

Partners' equity (deficit)
  General Partner                                        109,872        21,142       140,237        31,745
  Limited Partners:
    Class A                                            7,601,765     5,739,013     8,330,530     5,961,683
    Class B                                            4,412,023    (1,458,610)    6,385,760      (738,290)
    Special Class B                                    4,291,538     3,226,500     4,595,190     3,353,740
                                                     -----------------------------------------------------
Total partners' equity                                16,415,198     7,528,045    19,451,717     8,608,878
                                                     -----------------------------------------------------


Total liabilities and partners' equity               $49,627,778   $35,387,373   $94,667,962   $40,704,274
                                                     -----------------------------------------------------
                                                     -----------------------------------------------------

SEE ACCOMPANYING NOTES.

                            SF Hotel Company, L.P.
                       Consolidated Statements of Income

                                                                  YEAR ENDED                 12 WEEKS ENDED
                                                           -----------------------------------------------------
                                                                                         MARCH 27,     MARCH 28,
                                                            JANUARY 2,    JANUARY 3,       1998          1997
                                                               1998          1997      (UNAUDITED)   (UNAUDITED)
                                                           -----------------------------------------------------
Revenue (principally with affiliates)
  Development, acquisition and renovation fees             $ 5,578,078   $ 2,858,493   $   434,794   $  889,557
  Franchise fees                                               993,140             -       344,944       62,948
  Management fees                                           10,544,762    10,627,274     2,013,896    1,835,303
  Accounting and legal fees                                    723,876       691,763       180,420      176,237
  Software income                                              194,035       154,089        42,406       41,894
  Construction fees                                            505,502       255,104       380,710      141,992
  Other                                                      1,587,643       243,332       195,724       20,122
                                                           ----------------------------------------------------
Total revenue before hotel operations                       20,127,036    14,830,055     3,592,894    3,168,053

Hotel operations:
  Hotel revenue                                             22,131,930     3,541,150    10,814,572    1,568,766
  Less operating expenses for hotel operations              16,699,863     1,589,754     4,622,603      752,853
                                                           ----------------------------------------------------
Total hotel operations                                       5,432,067     1,951,396     6,191,969      815,913

Expenses
  Salaries and benefits                                      7,686,667     5,107,022     1,674,710    1,537,880
  Professional fees                                          1,820,374     1,462,883       367,497      337,919
  Travel and entertainment                                     721,128       641,688       145,092      182,160
  Abandoned sites and loss provisions                          580,379        29,095        10,613           53
  Depreciation and amortization                              1,924,091     1,163,799       358,277      397,654
  General partners fees                                        340,046       115,000        57,000       32,000
  Office                                                       671,203       461,619       169,421      134,357
  Lease                                                        308,839        86,584     4,316,716       17,170
  Other                                                        677,383       726,260       713,427      124,597
                                                           ----------------------------------------------------
Total expenses                                              14,730,110     9,793,950     7,812,753    2,763,790

Other income (expense)
  Interest income:
    Partners                                                     7,373         4,640           927        1,540
    Affiliates                                                 116,752       121,657        21,445       39,499
    Unaffiliated entity                                        112,922        86,446        23,579       11,550
  Interest expense:
    Partners                                                  (124,470)     (162,572)      (15,046)     (17,582)
    Affiliates                                                (374,353)     (423,897)      (93,158)     (82,643)
    Unaffiliated individual                                    (51,978)      (69,118)            -      (11,995)
    Banks                                                   (1,661,893)   (1,350,359)     (160,819)    (397,270)
    Other                                                      (55,079)       (4,812)      (32,831)     (12,711)
  Amortization of deferred income                              264,017             -       109,727        2,500
  (Loss) gain on disposition of property and equipment          (8,769)        4,561        (2,805)           -
  Equity in net income (loss) of unconsolidated
    affiliates                                               1,405,063       515,196     1,231,430      318,692
                                                           ----------------------------------------------------
Income before minority interest in income of subsidiaries   10,458,578     5,709,243     3,054,559    1,071,756
Minority interest in income of subsidiaries                   (151,425)      (82,735)      (18,040)     (11,423)
                                                           ----------------------------------------------------
Net income                                                 $10,307,153   $ 5,626,508   $ 3,036,519   $1,060,333
                                                           ----------------------------------------------------
                                                           ----------------------------------------------------

SEE ACCOMPANYING NOTES.

                            SF Hotel Company, L.P.

                  Consolidated Statements of Partners' Equity


                                                                                          SPECIAL
                                                          LIMITED        LIMITED          LIMITED
                                            GENERAL       PARTNER-       PARTNER-         PARTNER-
                                            PARTNER       CLASS A        CLASS B          CLASS B        TOTAL
                                         -----------------------------------------------------------------------
Balance at December 29, 1995             $(4,391,762)    $5,611,185    $(1,956,302)     $3,038,416   $ 2,301,537
  Redeemed partnership interest                    -       (400,000)             -               -      (400,000)
  Net income                               4,412,904        527,828        497,692         188,084     5,626,508
                                         -----------------------------------------------------------------------
Balance at January 3, 1997                    21,142      5,739,013     (1,458,610)      3,226,500     7,528,045
  Distributions                              (14,342)      (301,750)      (952,588)       (171,820)   (1,440,500)
  Contributions                                    -              -         20,500               -        20,500
  Net income                                 103,072      2,164,502      6,802,721       1,236,858    10,307,153
                                         -----------------------------------------------------------------------
Balance at January 2, 1998                   109,872      7,601,765      4,412,023       4,291,538    16,415,198
  Net income (unaudited)                      30,365        728,765      1,973,737         303,652     3,036,519
                                         -----------------------------------------------------------------------
Balance at March 27, 1998 (unaudited)    $   140,237     $8,330,530    $ 6,385,760      $4,595,190   $19,451,717
                                         -----------------------------------------------------------------------
                                         -----------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                            SF Hotel Company, L.P.

                     Consolidated Statements of Cash Flows

                                                                YEAR ENDED                 12 WEEKS ENDED
                                                        --------------------------------------------------------
                                                                                       MARCH 27,      MARCH 28,
                                                         JANUARY 2,     JANUARY 3,       1998           1997
                                                            1998           1997       (UNAUDITED)    (UNAUDITED)
                                                        --------------------------------------------------------
OPERATING ACTIVITIES
Net income                                              $10,307,153   $  5,626,508   $  3,036,519    $ 1,060,333
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                           1,924,091      1,163,799        358,277        397,654
  Equity in net loss (income) of unconsolidated
   affiliates, less distributions received               (1,405,063)             -     (1,231,430)      (318,692)
  (Gain) loss on disposition of property and equipment        8,769         (4,561)         2,805              -
  Abandoned sites and loss provisions                       580,379         29,095         10,613             53
  Minority interest in income of subsidiaries,
   net of distributions                                      74,302         48,799        (26,243)        10,534
  Amortization of deferred income                          (264,017)             -       (109,727)        (2,500)
  Net change in operating assets and liabilities:
    Accounts receivable                                    (379,755)       149,604     (3,521,392)      (552,977)
    Interest receivable                                       7,807        (35,919)        (3,583)        (1,370)
    Prepaid expenses and other                             (394,156)       (11,375)    (3,296,965)    (1,280,140)
    Accounts payable                                        581,033       (200,139)     9,084,207       (696,246)
    Accrued payroll                                         808,821        343,143       (386,398)      (757,296)
    Accrued interest - general partner                     (153,945)       391,230         80,385         78,105
    Accrued interest - other                                 38,040          2,809         21,442        103,348
    Accrued expenses and other liabilities                1,109,611        327,090        (59,080)      (544,376)
    Deposits                                               (306,241)       (17,282)      (163,496)       (58,315)
    Deferred revenue                                              -         74,833         15,232         93,559
    Preopening costs                                        (81,322)      (161,384)             -              -
    Investment in Summerfield Safety Company, net          (244,294)       (15,406)       (41,421)        (9,215)
    Lease commitment fee received                           900,000              -              -              -
                                                        --------------------------------------------------------
Net cash provided by (used in) operating activities      13,111,213      7,710,844      3,769,745     (2,477,541)

INVESTING ACTIVITIES
Net change in site advances and advances to
 site partnerships                                          426,695        873,771     (1,509,037)       858,345
Purchases of property and equipment                      (4,429,782)    (8,698,985)    (3,297,887)    (1,082,016)
Increase in replacement reserve                             (91,663)      (135,751)    (4,117,000)       (69,435)
Replacement reserve received from lessor                          -              -      4,050,184              -
Net change in other assets                                 (189,172)        41,711              -              -
Net change in tax and renovation escrow                     (22,417)        (8,604)       (10,513)        13,367
Proceeds from disposition of property and equipment       2,378,524         12,802              -              -
Net change in advance to affiliate                          124,247              -              -              -
Net change in notes receivable - limited partners,
 affiliates and employees                                   596,952       (871,322)     1,019,241        335,715
Purchases of short-term investments                               -     (1,949,990)             -              -
Sales of short-term investments                                   -      1,949,990              -              -
Deposit on operating lease                                        -              -    (15,000,000)             -
Contributions to unconsolidated affiliates               (8,049,558)    (3,917,700)      (650,638)    (5,389,300)
Distributions and redemptions from unconsolidated
 affiliates                                               2,489,869        785,029     12,785,487      2,038,247
                                                        --------------------------------------------------------
Net cash used in investing activities                    (6,766,305)   (11,919,049)    (6,730,163)    (3,295,077)

                            SF Hotel Company, L.P.

                                                                YEAR ENDED                 12 WEEKS ENDED
                                                      ----------------------------------------------------------
                                                                                       MARCH 27,      MARCH 28,
                                                         JANUARY 2,     JANUARY 3,       1998           1997
                                                            1998           1997       (UNAUDITED)    (UNAUDITED)
                                                      ----------------------------------------------------------
FINANCING ACTIVITIES
Payments of obligation under capital lease            $    (25,623)   $   (22,724)   $    (8,527)   $    (5,657)
Deferred loan costs                                        (23,477)      (236,455)             -              -
Net change in advances from partners and affiliate      (1,321,913)        32,645              -              -
Net change in notes payable - limited partners,
 affiliates, and unaffiliated individual                  (213,125)        31,263     17,017,963       (590,808)
Renovation escrow deposit                                        -        331,020              -              -
Proceeds from long-term debt                             3,346,398      4,737,167      1,163,322      2,865,039
Payments of long-term debt                              (2,159,460)      (155,363)       (29,885)       (12,634)
Proceeds from line of credit                            20,382,000      2,688,000              -      3,695,000
Payments on line of credit                             (20,382,000)    (2,688,000)             -              -
Redeemed partnership interest                                    -       (400,000)             -              -
Contributions                                               20,500        500,000              -         20,500
Distributions                                           (1,440,500)             -              -              -
                                                      ----------------------------------------------------------
Net cash (used in) provided by financing activities     (1,817,200)     4,817,553     18,142,873      5,971,440
                                                      ----------------------------------------------------------
Increase in cash and cash equivalents                    4,527,708        609,348     15,182,455        198,822
Cash and cash equivalents at beginning of year           2,167,487      1,558,139      6,695,195      2,167,487
                                                      ----------------------------------------------------------
Cash and cash equivalents at end of year              $  6,695,195    $ 2,167,487    $21,877,650     $2,366,309
                                                      ----------------------------------------------------------
                                                      ----------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest              $  2,346,341    $ 1,633,273    $   196,388     $  288,159

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  Capital lease obligations incurred for equipment    $     26,537    $         -    $   490,336     $        -
  Other investments received from disposal of net
   operating assets                                      3,691,554              -              -              -
  Decrease in mortgage payable from disposal of
   net operating assets                                  6,073,335              -              -              -
  Issuance of notes payable to affiliate from
   purchase of accounts receivable                       1,212,327              -              -              -

DISCLOSURE OF ACCOUNTING POLICY

For purposes of the consolidated statements of cash flows, the Company considers cash and cash equivalents to include currency on hand, demand deposits and short-term investments with maturities of three months or less. Cash and cash equivalents do not include the replacement fund consisting primarily of an interest-bearing money market account since such funds are used primarily to replace or acquire capital assets.

SEE ACCOMPANYING NOTES.

                             SF Hotel Company, L.P.

                   Notes to Consolidated Financial Statements

                      January 2, 1998 and January 3, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of SF Hotel Company, L.P. (SFHC) and its majority owned subsidiaries, Summerfield Suites Development Company, L.P. (SSDC), Summerfield Suites Management Company, L.P. (SSMC), Summerfield Suites Lease Company, L.P. (SSLC), Summerfield Suites Construction Company, L.C. (SSCC), and Charlotte Summerfield Associates, L.P. (CSA), all such entities hereinafter collectively referred to as the Company. SSLC and CSA are collectively referred to as the Hotels. SSCC is a majority (99%) owned subsidiary of SSDC. All significant intercompany balances and transactions have been eliminated.

SSLC was formed on May 8, 1997, to lease and operate nine all suite temporary lodging facilities (the Properties) located in five states under the names Summerfield Suites Hotel, Sunrise Suites Hotel and Sierra Suites Hotel. All of the Properties were previously owned by affiliated partnerships which sold their property, equipment and other operating assets to Innkeepers USA Limited Partnership (Innkeepers) effective June 20, 1997. The Partnership entered into separate lease agreements with Innkeepers for the lease of each Property dated June 20, 1997 and commenced operations on June 21, 1997.

SFHC was a majority owner of Atlanta Cumberland Sierra Associates, L.P.
(ACSA) and Phoenix Camelback Sierra Associates, L.P. (PCSA) which also sold their operating assets to Innkeepers. Upon completion of the sale to Innkeepers, the partners of ACSA and PCSA contributed their remaining net assets to SSLC in return for ownership units. Because ACSA, PCSA and SSLC are majority owned by SFHC, the contribution of the assets is considered to be a combination of entities under common control and is required to be accounted for similar to a pooling of interests. Accordingly, the net assets contributed to SSLC were recorded at historical cost at the date of contribution, and the consolidated financial statements were retroactively restated as if SSLC, ACSA and PCSA were combined at the beginning of the reporting period. The combined entity is herein after referred to as SSLC.

In addition, the Company owns limited partnership interests in certain affiliated hotel operations. None of the ownership interests exceed 35%. The Company accounts for its investments using the equity method of accounting.

                             SF Hotel Company, L.P.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FISCAL YEAR

The Company's fiscal year-end is the Friday closest to December 31. The Company's fiscal years ended January 2, 1998 and January 3, 1997, include 53 and 52 weeks of operations, respectively.

LINE OF BUSINESS

The Company is in the business of developing, renovating, managing, and owning hotels under the names Summerfield Suites Hotel and Sierra Suites Hotel. The Company's principal sources of revenue are development, renovation and management fees, equity interests in site partnerships which own hotels and suite revenue from hotel operations.

CONCENTRATION OF CREDIT RISK

The Company's financial instruments exposed to concentration of credit risk consist primarily of cash, cash equivalents, investment securities and receivables. The Company grants credit to customers, consisting primarily of individuals and companies throughout the country, and affiliates. The Company places its funds into high credit quality financial institutions and, at times, these funds may be in excess of the federal depository insurance limit.

PROPERTY AND EQUIPMENT

Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Useful lives are as follows:

     Building and components                             31-39 years
     Furniture, fixtures, equipment and leasehold
     improvements                                         3-15 years

Repairs and maintenance are charged to expense as incurred; betterments and replacements are capitalized.

OTHER INVESTMENTS

Other investments consist of limited partnership units which are restricted as to their resale, and accordingly, are carried at cost.

                             SF Hotel Company, L.P.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER ASSETS

Loan fees, closing, and other costs incurred in obtaining financing have been capitalized and are amortized over the term of the related debt. Salaries, training costs, premarketing expenses and other direct costs incurred prior to opening a hotel are deferred and amortized over a 12-month period commencing with the opening of the hotel.

MANAGEMENT FEES

SSMC manages hotels pursuant to agreements which generally require the hotel property owners to pay a base management fee equal to a determined percentage of the gross revenues of the hotel. In addition, SSMC may receive certain incentive management fees based upon the net operating profit of the hotel. Generally, these fees are recognized when earned; however, certain incentive fees are payable to SSMC on a cumulative basis only on the attainment of certain cash flow objectives. Because the receipt of these fees are subject to significant contingencies, they are recognized only when the contingencies have been substantially removed. The management agreements are generally for terms of 20 years and allow SSMC to extend the operating term for three consecutive extension periods of five years each.

DEVELOPMENT FEES

SSDC receives development fees from the site partnerships based on a fixed rate per hotel suite. SSDC enters into contracts to arrange for the development and construction of a hotel under conditions whereby SSDC guarantees the contract cost will not exceed specified contractual amounts. Revenue is recorded and profit is recognized on each contract using the percentage-of-completion method. Provisions for anticipated losses, if any, on all contracts are recognized as the amount of the loss is determinable.

CONSTRUCTION AND RENOVATION FEES

Pursuant to certain agreements, SSCC receives construction fees from certain site partnerships to act as the general contractor for specified construction projects; purchasing contractor to acquire furniture, fixtures and equipment; and renovation fees to act as a consultant to the site partnerships during specified renovation projects. Fees associated with these services are negotiated by SSCC and the site partnerships. Revenue related to the construction contracts is recorded and profit is recognized on each contract using the percentage-of-completion method. Provisions for anticipated losses, if any, on

                             SF Hotel Company, L.P.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

all construction contracts are recognized as the amount of the loss is determinable. SSCC records revenue related to renovation services according to the specified terms and conditions of the individual contracts.

REPLACEMENT FUND

A replacement fund, consisting of an interest-bearing money market account, is maintained by CSA for the primary purpose of funding the replacement of, and additions to, furniture, fixtures, equipment and other capital assets. An amount equal to the greater of (a) 3% to 4% of the gross revenues of the hotel operations of CSA, as defined, or (b) $80,000 per calendar year, increased by CPI as defined, is required to be deposited into the replacement fund on an annual basis.

INCOME TAXES

The accompanying financial statements do not include a provision or benefit for income taxes because the Company is not a taxpaying entity. The Company is comprised of partnerships and a limited liability company; therefore, income is taxed to the partners.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

Certain amounts reflected in the Company's 1996 financial statements have been reclassified to conform to the 1997 presentation.

2. DISPOSAL OF ASSETS AND PROPERTY LEASES

Effective June 20, 1997, SSLC entered into a Contribution Agreement (the Agreement) with Innkeepers USA Limited Partnership (Innkeepers) for the sale of substantially all net operating assets. Under the terms of the Agreement, SSLC contributed all property and equipment and other operating assets and received proceeds of $12,223,000 consisting of

                             SF Hotel Company, L.P.

2. DISPOSAL OF ASSETS AND PROPERTY LEASES (CONTINUED)

cash, Innkeepers partnership units and the assumption of its then outstanding mortgage payables. In connection with the Agreement, SSLC incurred costs of $79,587 of which $78,932 was paid to SFHC.

Commensurate with the Agreement, SSLC entered into separate Lease Agreements with Innkeepers to lease the assets purchased from SSLC and seven affiliated partnerships. The leases have an original term of 15 years with an optional extension period of an additional 15 years. The leases are accounted for as operating leases with lease payments recorded as operating expenses as incurred. Lease payments related to ACSA's and PCSA's properties represent formula based rentals, as defined in the Lease Agreements, over the entire lease term. For the remaining seven properties, lease payments during the first 18 months represent fixed base rentals. After the initial 18 month period, lease payments represent the greater of fixed base rentals or formula based rentals dependent on the level of gross suite revenues of each Property, as defined in the Lease Agreements. As SSLC's Contribution Agreement and Lease Agreements represent sale-leasebacks of its operating assets, the Company deferred the entire $2,602,797 gain realized on the sale. The deferred income will be amortized over the life of the related leases.

As of January 2, 1998, the minimum lease payments due under the Lease Agreements were as follows:

     1998                    $14,512,840
     1999                      9,486,160
     2000                      9,486,160
     2001                      9,486,160
     2002                      9,486,160
     Thereafter               94,861,600

In connection with the Lease Agreements, seven of the affiliated partnerships agreed to reimburse SSLC for any shortfall, and SSLC agreed to reimburse the affiliated partnerships for any excess, between fixed base rentals and formula based rentals, as defined in the Lease Agreements, for a period of 18 months. Any payments made or received are recorded as direct increases or reductions to lease expense, respectively. During the year ended January 2, 1998, SSLC received a net total of $286,682 in lease shortfall payments from affiliated partnerships which reflected as a decrease in lease expense in the accompanying consolidated statement of income.

                             SF Hotel Company, L.P.

2. DISPOSAL OF ASSETS AND PROPERTY LEASES (CONTINUED)

In connection with the Lease Agreements, SSLC received fees from the seven affiliated partnerships totaling $900,000 to mitigate a portion of the risks assumed by SSLC related to the commitment to pay fixed minimum based rentals over the term of the leases. This amount was recorded as deferred income and will be amortized over the lives of the related leases. SFHC received $1,138,166 from the seven affiliated partnerships as a performance fee, of which $119,182, representing SFHC's proportionate ownership in each affiliate, has been deferred and will be amortized over the lives of the related leases.

The Company is a minority owner of the seven affiliated partnerships and accordingly, on a consolidated basis, deferred its pro-rata share of the gain recognized by each partnership, totaling $4,213,286. This amount will be amortized over the life of the related leases.

3. RELATED PARTY TRANSACTIONS

The Company has significant related party transactions in the normal course of business, principally with its partners or affiliates and site partnerships in which the Company is also a limited partner. Related party revenue and (expense) incurred during the years ended January 2, 1998 and January 3, 1997 were as follows:

                                   1997            1996                 RELATED PARTY
                               ------------------------------------------------------------------------
Development fees               $ 5,578,078     $ 2,850,160     Site partnerships
Franchise fees                     993,140               -     Site partnerships
Renovation fees                          -           8,333     Site partnerships
Management fees                 10,544,762      10,627,274     Site partnerships
Accounting and legal fees          723,876         691,763     Site partnerships
Software income                    194,035         154,089     Site partnerships
Construction fees                  505,502         255,104     Site partnerships
Interest income                    116,752         121,657     Affiliates
Interest income                      7,373           4,640     Partners
Marketing fees                    (490,211)        (75,636)    Affiliated marketing fund
Professional fees                 (911,248)       (788,365)    Shareholder of corporate general partner
General partners fees             (340,046)       (115,000)    General partners
Interest expense                  (124,470)       (162,572)    Partners
Interest expense                  (374,353)       (423,897)    Affiliates
Insurance                          (75,957)        (14,640)    SSC

                             SF Hotel Company, L.P.

3. RELATED PARTY TRANSACTIONS (CONTINUED)

Accounts receivable related to management fees at January 2, 1998 and January 3, 1997 are generally received one to three months subsequent to the month the amounts are earned.

Amounts receivable related to development, construction and renovation fees are included in accounts receivable-affiliates in the accompanying consolidated balance sheets. The amounts are generally received within one year from when the site partnerships obtain proceeds from financing or from cash flows from operations.

ADVANCES TO AND FROM AFFILIATES

Advances to and from affiliates, including partners, are periodically made as working capital is available or is needed by the Company and affiliates. The advances are receivable or due on demand and bear interest at the WALL STREET JOURNAL prime rate (8.5% at January 2, 1998). All advances payable to partners and affiliates, totaling $4,147,059 and $4,673,972 at January 2, 1998 and January 3, 1997, respectively, have been classified as noncurrent on the accompanying consolidated balance sheets since the lenders have indicated it is not their intention to demand payment during 1998.

NOTES RECEIVABLE

On December 31, 1996, SSDC and SSCC converted amounts receivable from Chicago Downtown Hotel Associates, L.P. of $669,240 into notes receivable. The notes require monthly principal and interest payments and mature December 1, 2003. The notes bear interest at a fixed rate of 7.25%.

Principal maturities for the next five years and thereafter are as follows:

     1998                    $ 81,387
     1999                      87,488
     2000                      94,046
     2001                     101,095
     2002                     110,529
     Thereafter               114,964
                             --------
     Total                   $589,509
                             --------
                             --------

                             SF Hotel Company, L.P.

3. RELATED PARTY TRANSACTIONS (CONTINUED)

The Company has entered into various promissory notes with certain other affiliated entities. At January 2, 1998, the aggregate amount outstanding on these notes was $684,902. These promissory notes, which are payable on demand, bear interest at a variable rate equal to the WALL STREET JOURNAL prime rate (8.5% at January 2, 1998).

A note receivable from a limited partner totaling $60,000 is noninterest bearing and will be repaid on the occurrence of certain future events. This note receivable was classified as noncurrent on the accompanying consolidated balance sheets since payment was not expected within one year from January 2, 1998.

MARKETING FEES

SSLC and CSA pay fees equal to 2 1/2% of gross suite revenues to the Summerfield Suites Marketing Association (SSMA) or Sierra Suites Marketing Association (SRMA), which are administered by SSMC. SSMA and SRMA provide general advertising and marketing services for all Summerfield and Sierra Suites.

REDEEMED PARTNERSHIP INTEREST

During 1996, certain limited partners redeemed $400,000, which was allocated to all remaining limited partners based on each partner's original ownership percentage.

4. ADVANCES TO SITE PARTNERSHIPS

Site partnerships are generally formed shortly after a construction site for a hotel is approved. Advances to the site partnerships represent amounts advanced for site-related costs, including land and construction, for which SSDC is generally reimbursed by the site partnership from construction loan proceeds.

5. SITE ADVANCES

Site advances represent directly identifiable site-related costs for prospective hotel development sites which, when approved for development, will be transferred to a site partnership or expensed if the site is abandoned. During 1997 and 1996, certain site advances were written off totaling $580,379 and $29,095, respectively, related to the abandonment of the sites.

                             SF Hotel Company, L.P.

6. NOTES PAYABLE

Notes payable at January 2, 1998 and January 3, 1997, consist of the following:

                                                                   1997           1996
                                                                -------------------------
- To limited partners
    Various notes payable to limited partners,
    unsecured, payable on demand, interest accrues
    at the WALL STREET JOURNAL prime rate (8.50%
    at January 2, 1998)                                         $1,117,643     $1,265,853
                                                                -------------------------
                                                                -------------------------

- To affiliates
    Various notes payable to affiliated corporations,
    unsecured, payable on demand, interest accrues
    at the WALL STREET JOURNAL prime rate (8.50% at
    January 2, 1998)                                            $   73,000     $   73,000
                                                                -------------------------
                                                                -------------------------

- To unaffiliated individual
    Note payable to unaffiliated individual, fully
    paid in 1997                                                $        -     $  800,000
                                                                -------------------------
                                                                -------------------------

                             SF Hotel Company, L.P.

7. LONG-TERM DEBT

Long-term debt at January 2, 1998 and January 3, 1997, consists of the following:

                                                              1997          1996
                                                           -------------------------
Note payable to bank, secured by pledge and
assignment of partnership interest in Charlotte
Summerfield Associates, L.P., guaranteed by
limited partner, and stock pledge by general
partner, matures in 2000, interest accrues at 12%          $3,183,000    $ 3,183,000

Note payable to bank, fully paid in 1997                            -      2,000,000

Note payable to bank, secured by the office
building payable in 55 monthly installments of
$9,317, including interest through July 1, 2000
with a final installment of $759,727 on
August 1, 2000                                                855,008        885,563

Mortgage payable to insurance company due in
monthly installments of $47,780, including
interest at a fixed rate of 8.64% through 2005              5,175,667      5,296,142

Mortgage payable to bank, fully paid in 1997                        -      2,735,367
                                                           -------------------------
                                                            9,213,675     14,100,072
Less current portion                                          156,252        174,214
                                                           -------------------------
                                                           $9,057,423    $13,925,858
                                                           -------------------------
                                                           -------------------------

In conjunction with a Hotel acquisition, CSA entered into a loan agreement dated July 31, 1995, with Lincoln National Life Insurance Company (LNLI). The loan provided for maximum borrowings up to $5,450,000. The loan matures on August 1, 2005.

The mortgage payable is secured by a first mortgage of CSA's property.

In connection with the construction of a hotel, ACSA entered into a loan agreement dated April 9, 1996, with Bank One Lexington, N.A. (Bank). The loan provides for maximum borrowings of up to $3,000,000. During 1997, the loan was assumed in full by Innkeepers in connection with the disposal of SSLC's operating assets.

                             SF Hotel Company, L.P.

7. LONG-TERM DEBT (CONTINUED)

In connection with the construction of a hotel, PCSA entered into a loan agreement dated May 31, 1996 with Bank One Arizona, N.A. The loan provides for maximum borrowings of up to $3,500,000. During 1997, the loan was assumed in full by Innkeepers in connection with the disposal of SSLC's operating assets.

During 1997, the Company entered into a $10,000,000 revolving line of credit with a bank, of which no borrowings were outstanding at January 2, 1998. The line of credit bears interest at LIBOR plus 1 1/4% and requires an annual commitment fee of 1/4% of the committed amount. The line of credit contains certain restrictive covenants as defined in the agreement.

During 1996, the Company entered into a $6,500,000 revolving promissory note with a bank, bearing a variable interest rate, of which no borrowings were outstanding at January 2, 1998 and January 3, 1997. During 1997, the maximum amount of the note was reduced to the balance of outstanding letters of credit secured by the note. As of January 2, 1998 and January 3, 1997, outstanding letters of credit backed by the revolving promissory note were $933,000 and $3,340,732, respectively.

8. DEFERRED REVENUE

As described in NOTE 1, the Company owns limited partnership interests in certain affiliated hotel operations for which SSDC performs development services and SSCC acts as the general contractor for specified construction. To the extent of the Company's ownership interests in the partnerships, certain revenues earned by SSDC for its development services and SSCC for its general contractor services are deferred and recognized as income over the life of the hotel property or at the time the hotel property is sold.

9. CLASS A LIMITED PARTNERSHIP INTEREST

The Class A Limited Partner shall have the right (the "Put Right") to require the Company (or, at the Company's election, any affiliate of the Company) to purchase all (but not less than all) of the Class A Limited Partner's interest in the Company. The Put Right may be exercised after July 31, 1999. The put price shall be equal to the excess of (i) an amount equal to the lesser of the fair market value of the Class A Limited Partner's specified interest as agreed to on the exercise date by the buyer and seller, or five times the most recent three-year average of the Company's net operating income, excluding

                             SF Hotel Company, L.P.

9. CLASS A LIMITED PARTNERSHIP INTEREST (CONTINUED)

proceeds from the sale or refinancing of the Company; over (ii) the total of all amounts distributed by the Company to the Class A Limited Partner between the Put Exercise Date and the Put Closing Date, as defined.

10. COMMITMENTS

During 1996, the Company granted an option to an officer and employee whereby, for $400,000, the employee may purchase a 1% limited partnership interest in the Company at any time commencing on the date of grant and ending 90 days after the termination of his employment with the Company's general partner. Compensation expense associated with the grant of this option was not significant. During 1997, the Company repurchased the option for $100,000.

11. INVESTMENT IN SUMMERFIELD SAFETY COMPANY

The Company is a limited partner in Summerfield Safety Company (SSC). SSC was formed as a means to provide a form of self-funded workers' compensation program for its partners, all of which are direct or indirect affiliates of Summerfield Hotel Corporation (SHC). SSC provides a risk-sharing arrangement for its partners as it is responsible for paying all workers' compensation claims and related expenses for its partners. SSC maintains coverage for losses in excess of $250,000 per occurrence and $850,000 in aggregate. The Company records its pro rata share of the losses incurred by SSC at the end of each four-week accounting period based on its proportionate share of SSC's total capital at the beginning of the measurement period. These losses are in substance expenses related to the management of the Company's workers' compensation risks and, accordingly, are included in operating expenses in the accompanying statement of income. The Company makes capital contributions to SSC on a formula basis which is based on the payments that the Company would be required to make if it were to be a participant in the local state workers' compensation pool.

At January 2, 1998 and January 3, 1997, the Company's pro rata investment interest in SSC was approximately 3.36% and 4.45%, respectively.

                             SF Hotel Company, L.P.

11. INVESTMENT IN SUMMERFIELD SAFETY COMPANY (CONTINUED)

An analysis of activity of its investment in SSC is as follows:

                                            JANUARY 2,   JANUARY 3,
                                              1998         1997
                                            ----------------------
Balance at beginning of year                $ 35,725     $ 20,319
Contributions                                320,251       38,362
Share of loss allocation                     (75,957)     (14,640)
SSCC refund                                        -       (8,316)
                                            ----------------------
Balance at end of year                      $280,019     $ 35,725
                                            ----------------------
                                            ----------------------

The principal assets of SSC at January 2, 1998 and January 3, 1997 were cash and cash equivalents.

12. CAPITAL LEASES

The Company has entered into agreements to lease certain transportation equipment recorded as capital leases.

Property, plant and equipment include the following property under capital leases:

                                            JANUARY 2,   JANUARY 3,
                                              1998         1997
                                            ----------------------
Furniture, fixtures and equipment           $154,128     $125,787
Less accumulated depreciation                 97,361       44,930
                                            ----------------------
                                            $ 56,767     $ 80,857
                                            ----------------------
                                            ----------------------

Depreciation expense for the property under capital lease for the years ended January 2, 1998 and January 3, 1997, was $52,431 and $43,218, respectively.

                             SF Hotel Company, L.P.

12. CAPITAL LEASES (CONTINUED)

The following is a schedule of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of January 2, 1998:

     1998                                                  $ 43,265
     1999                                                    33,434
     2000                                                    33,434
     2001                                                    10,878
                                                           --------
Total remaining lease payments                              121,011
Less amount representing interest                            18,669
                                                           --------
Present value of net minimum lease payments                 102,342
Less current portion                                         34,078
                                                           --------
Obligation under capital lease - noncurrent portion        $ 68,264
                                                           --------
                                                           --------

13. SUBSEQUENT EVENTS (UNAUDITED)

Effective March 20, 1998, 15 affiliated hotel site partnerships entered into separate Purchase and Sale Agreements with Hospitality Properties Trust (HPT) for the sale of substantially all of the net operating assets of each partnership. Under the terms of the Agreements, the partnerships contributed substantially all operating assets for combined proceeds of $240,000,000 in cash.

In connection with the agreements, the Company formed Summerfield HPT Lease Co. L.P. (SHPTLC) for the purpose of leasing and operating the properties sold to HPT. SHPTLC is a majority (99%) owned subsidiary of the Company. SHPTLC entered into a Master Lease Agreement with HPT to lease the assets purchased by HPT. The lease has an initial term of approximately 18 years with four optional 12-year renewal periods. The leases will be accounted for as operating leases with lease payments recorded as operating expenses incurred. Lease payments are structured as minimum monthly rentals plus an "additional rent" amount. Only minimum monthly rentals will be paid during fiscal 1998. Subsequent to 1998, additional rent will be paid in an amount equal to 7.5% of annual sales in excess of sales recorded in 1998. As SHPTLC's Lease Agreement with HPT represents a sale-leaseback of assets previously owned by affiliated partnerships, the Company deferred the entire gain of approximately $10,700,000 realized on the sale. The deferred income will be amortized over the life of the lease.

                             SF Hotel Company, L.P.

13. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

The minimum lease payments due under the Master Lease Agreement are as follows:

     1998                    $ 19,556,458
     1999                      25,000,000
     2000                      25,000,008
     2001                      25,000,008
     2002                      25,000,008
     Thereafter              $325,000,104

Simultaneously, the Company entered into a Loan Agreement dated March 20, 1998, with Patriot American Hospitality Operating Partnership, L.P. (PAHOP) pursuant to which PAHOP loaned the Company $17,083,333 in exchange for a note convertible into a preferred partnership interest in the Company. The proceeds from the note were then contributed by the Company as a partnership interest in SHPTLC. SHPTLC then used $15,000,000 of the proceeds to finance a non-interest bearing deposit due to HPT at inception of the Master Lease Agreement with HPT that is refundable on lease termination.

Additionally, effective June 4, 1998, the Company entered into a transaction with Patriot American Hospitality, Inc. (Patriot) whereby Patriot acquired a 100% ownership interest in the Company for approximately $180 million in cash and a combination of 4.62 million operating partnership units and Patriot American paired shares. Immediately prior to the transaction, the partners of the Company created Summerfield Associates, L.P. (SALP) with the same ownership structure as the Company. Certain net assets of the Company to be excluded from the transaction were contributed to the partners of the Company as a like-kind distribution prior to the effective date. The partners then contributed these net assets to SALP in exchange for partnership interests.

                        Report of Independent Auditors

The Partners
SC Suites Summerfield Partnerships

We have audited the accompanying combined balance sheets of SC Suites Summerfield Partnerships as of January 2, 1998 and January 3, 1997, and the related combined statements of operations, partners' deficit and cash flows for the three years in the period ended January 2, 1998. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of SC Suites Summerfield Partnerships at January 2, 1998 and January 3, 1997, and the combined results of their operations and their cash flows for the three years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.


                                       /s/  ERNST & YOUNG LLP


February 3, 1998
Wichita, Kansas

                      SC Suites Summerfield Partnerships
                         Combined Financial Statements

                                Balance Sheets

                                                                              MARCH 27,    MARCH 28,
                                                 JANUARY 2,    JANUARY 3,       1998         1997
                                                    1998          1997       (UNAUDITED)  (UNAUDITED)
                                               -------------------------------------------------------
ASSETS
Current assets:
  Cash                                         $  6,880,827   $  6,247,374   $3,696,606   $  4,928,089
  Replacement fund                                4,276,132      4,593,116            -      5,070,032
  Accounts receivable                             2,505,630      2,069,454    4,087,427      2,851,278
  Prepaid expenses and other                        458,486        436,887       36,715        582,967
                                               -------------------------------------------------------
Total current assets                             14,121,075     13,346,831    7,820,748     13,432,366

Property and equipment, at cost:
  Land                                           41,836,426     41,836,426            -     41,836,426
  Buildings and components                      111,788,042    110,470,089            -    111,779,775
  Furniture, fixtures and equipment              42,864,891     41,025,004            -     41,974,626
  Construction in progress                                -      1,057,956            -              -
                                               -------------------------------------------------------
                                                196,489,359    194,389,475            -    195,590,827
  Less accumulated depreciation                  55,773,815     50,127,841            -     51,746,038
                                               -------------------------------------------------------
Net property and equipment                      140,715,544    144,261,634            -    143,844,789

Other assets:

  Organization costs, net of accumulated
    amortization of $17,881 ($13,674 at
    January 3, 1997)                                  3,156          7,363            -          6,392

  Deferred loan costs, net of accumulated
    amortization of $5,204,045 ($4,536,044
    at January 3, 1997)                              45,792        713,793            -        578,350

  Other, net of accumulated amortization of
    $330,628 ($291,000 at January 3, 1997)          631,552        656,825      618,552        647,731

  Investment in Summerfield Safety Company          792,099        636,847      779,634        684,783
                                               -------------------------------------------------------
Total other assets                                1,472,599      2,014,828    1,398,186      1,917,256
                                               -------------------------------------------------------
Total assets                                   $156,309,218   $159,623,293   $9,218,934   $159,194,411
                                               -------------------------------------------------------
                                               -------------------------------------------------------

                                                                                    MARCH 27,    MARCH 28,
                                                       JANUARY 2,    JANUARY 3,       1998         1997
                                                          1998          1997       (UNAUDITED)  (UNAUDITED)
                                                     -------------------------------------------------------
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable, including $579,745 due to
    affiliate ($481,472 at January 3, 1997)          $    826,865   $    765,867   $  782,262   $    326,597
  Accrued interest, including $675,404 due to
    affiliate ($742,542 at January 3, 1997)             1,190,753      1,228,175            -      1,082,082
  Accrued property taxes                                  420,811        399,066            -        373,120
  Accrued payroll and taxes                               734,354        490,858      229,059        746,077
  Accrued sales and occupancy taxes                       807,378        621,385      634,913        721,217
  Accrued primary incentive management fee                648,164        591,936            -        566,084
  Accrued secondary incentive management fee              560,000        383,389            -         21,493
  Accrued expenses, including $316,188 due to
    affiliate ($295,262 at January 3, 1997)             1,361,072      1,359,145      552,951        997,048
  Customer room deposits                                  194,582        205,310            -        279,703
  Notes payable                                                 -              -            -         78,000
  Other                                                     2,693          3,602            -          3,827
  Current portion of obligations under capital lease      154,346        125,906            -        125,906
  Current portion of mortgages payable                141,293,979    113,076,391            -    142,639,405
                                                     -------------------------------------------------------
Total current liabilities                             148,194,997    119,251,030    2,199,185    147,960,559

Mortgages payable                                               -     30,558,075            -              -
Subordinated loans                                     24,688,762     24,688,762    4,789,373     24,688,762
Obligations under capital lease                           296,409        326,184            -        313,679

Partners' equity (deficit):
  Partners' capital                                    12,167,511     19,553,740            -     18,817,804
  Accumulated earnings (deficit)                      (29,038,461)   (34,754,498)   2,230,376    (32,586,393)
                                                     -------------------------------------------------------
Net partners' equity (deficit)                        (16,870,950)   (15,200,758)   2,230,376    (13,768,589)
                                                     -------------------------------------------------------
Total liabilities and partners' equity (deficit)     $156,309,218   $159,623,293   $9,218,934   $159,194,411
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------

SEE ACCOMPANYING NOTES.

                      SC Suites Summerfield Partnerships
                         Combined Financial Statements

                           Statements of Operations

                                                               YEAR ENDED                       12 WEEKS ENDED
                                               ---------------------------------------------------------------------
                                                                                           MARCH 27,      MARCH 28,
                                                JANUARY 2,    JANUARY 3,   DECEMBER 29,      1998           1997
                                                   1998          1997          1995      (UNAUDITED)    (UNAUDITED)
                                               ---------------------------------------------------------------------
Revenue:
  Suite revenue                                $63,090,559   $58,927,355   $53,069,047   $ 13,529,539   $14,322,731
  Other revenue, net                             3,083,887     3,247,174     3,299,434        683,427       755,641
                                               ---------------------------------------------------------------------
Total revenue                                   66,174,446    62,174,529    56,368,481     14,212,966    15,078,372

Operating expenses:
  Rooms                                         14,082,497    13,217,647    11,723,034      3,228,550     3,232,235
  General and administrative                     5,075,212     5,201,529     4,908,423      1,292,399     1,207,774
  Sales and promotion                            3,598,887     3,483,684     3,445,174        768,134       834,493
  Maintenance                                    2,605,897     2,631,817     2,463,785        565,430       586,516
  Utilities                                      2,170,030     2,133,378     2,004,777        398,161       472,550
                                               ---------------------------------------------------------------------
Total operating expenses                        27,532,523    26,668,055    24,545,193      6,252,674     6,333,568
                                               ---------------------------------------------------------------------

Gross operating profit                          38,641,923    35,506,474    31,823,288      7,960,292     8,744,804

Other expenses (revenue):
  Management, franchise and accounting fees      9,089,626     9,061,316     7,967,447      1,668,457     1,334,344
  Property taxes                                 2,436,628     2,266,391     2,106,128        532,005       554,556
  Insurance                                        535,212       394,774       392,709         80,687        92,116
  Other                                            387,694       263,837       289,487         84,612        76,952
  Interest:
    Mortgage                                     9,434,545    10,053,244    10,790,323      2,031,798     2,167,354
    Subordinated loan                            2,575,323     2,624,848     2,575,323      3,668,383       594,303
    Other                                           60,035        54,197       427,253         16,440        12,877
  Loss (gain) on disposition of property and
    equipment                                      240,528       362,528       299,777    (95,221,540)      (19,509)
  Depreciation                                   7,454,459     7,842,356     7,628,349      1,719,737     1,618,197
  Amortization                                     711,836       799,093       875,704         53,249       145,509
                                               ---------------------------------------------------------------------
Total other expenses (revenue)                  32,925,886    33,722,584    33,352,500    (85,366,172)    6,576,699
                                               ---------------------------------------------------------------------
Net income (loss)                              $ 5,716,037   $ 1,783,890   $(1,529,212)  $ 93,326,464   $ 2,168,105
                                               ---------------------------------------------------------------------
                                               ---------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                      SC Suites Summerfield Partnerships
                         Combined Financial Statements

                   Statements of Partners' Equity (Deficit)

                                                    GENERAL PARTNERS            LIMITED PARTNERS
                                             -------------------------------------------------------
                                                             SUMMERFIELD                        SF
                                                   SC           SUITES         OTHER          HOTEL
                                                 SUITES        HOLDING        LIMITED        COMPANY
                                                  CORP.      CORPORATION      PARTNERS         L.P.          TOTAL
                                             ------------------------------------------------------------------------
Balance at December 30, 1994                 $ (2,779,257)   $(8,620,079)   $  (272,681)   $ 1,049,866   $(10,622,151)
  Net loss                                     (1,157,356)      (361,260)       (10,460)          (136)    (1,529,212)
  Contributions                                 1,785,183         23,802              -        571,259      2,380,244
  Distributions                                (4,020,489)       (14,875)          (647)      (356,666)    (4,392,677)
                                             ------------------------------------------------------------------------
Balance at December 29, 1995                   (6,171,919)    (8,972,412)      (283,788)     1,264,323    (14,163,796)
  Net income (loss)                             1,424,377        (93,289)       (16,740)       469,542      1,783,890
  Contributions                                 1,785,182         23,803              -        571,258      2,380,243
  Distributions                                (4,586,438)       (24,576)       (47,173)      (542,908)    (5,201,095)
                                             ------------------------------------------------------------------------
Balance at January 3, 1997                     (7,548,798)    (9,066,474)      (347,701)     1,762,215    (15,200,758)
  Net income                                    4,475,180        224,163         67,238        949,456      5,716,037
  Contributions                                   892,591         11,901              -        285,629      1,190,121
  Distributions                                (7,068,824)       (60,292)      (353,558)    (1,093,676)    (8,576,350)
                                             ------------------------------------------------------------------------
Balance at January 2, 1998                     (9,249,851)    (8,890,702)      (634,021)     1,903,624    (16,870,950)
  Net income (unaudited)                       70,119,528      9,521,020      3,397,896     10,288,020     93,326,464
  Redeemed partnership interest (unaudited)   (21,876,459)      (118,356)       (93,029)    (2,747,524)   (24,835,368)
  Distributions (unaudited)                   (37,943,651)      (457,844)    (2,488,342)    (8,499,933)   (49,389,770)
                                             ------------------------------------------------------------------------
Balance at March 27, 1998 (unaudited)        $  1,049,567    $    54,118    $   182,504    $   944,187   $  2,230,376
                                             ------------------------------------------------------------------------
                                             ------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                      SC Suites Summerfield Partnerships
                         Combined Financial Statements

                           Statements of Cash Flows

                                                                        YEAR ENDED                          12 WEEKS ENDED
                                                        -------------------------------------------------------------------------
                                                                                                       MARCH 27,       MARCH 28,
                                                         JANUARY 2,     JANUARY 3,    DECEMBER 29,       1998            1997
                                                            1998           1997           1995        (UNAUDITED)     (UNAUDITED)
                                                        -------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                       $ 5,716,037    $ 1,783,890    $(1,529,212)   $  93,326,464    $ 2,168,105
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                           8,166,295      8,641,449      8,504,053        1,772,986      1,763,706
  Loss (gain) on disposition of property and equipment      240,528        362,528        299,777      (95,221,540)       (19,509)
  Net change in operating assets and liabilities:
    Accounts receivable                                    (436,176)       (44,389)      (153,975)      (1,581,797)      (781,824)
    Prepaid expenses and other                              (21,599)        55,634        (42,883)         421,771       (146,080)
    Accounts payable                                         60,998        544,919        (10,236)         (44,603)      (439,270)
    Accrued interest                                        (37,422)      (650,465)      (564,091)      (1,190,753)      (146,093)
    Customer room deposits                                  (10,728)        12,652         99,649         (194,582)        74,393
    Other accrued expenses                                  685,091       (251,389)      (307,487)      (3,117,549)      (420,515)
    Investment in Summerfield Safety Company, net          (155,252)      (335,085)      (301,762)          12,465        (47,936)
                                                        -------------------------------------------------------------------------
Net cash provided by (used in) operating activities      14,207,772     10,119,744      5,993,833       (5,817,138)     2,004,977

INVESTING ACTIVITIES
Net change in other assets                                  (14,355)       (13,780)     1,853,322            8,699              -
Increase in replacement fund                             (2,886,358)    (2,684,379)    (2,455,147                -       (681,028)
Withdrawals from replacement fund                         3,203,342      4,412,010      1,496,224        4,276,132        204,112
Proceeds from disposition of property and equipment          41,782         43,661         84,238      240,145,155         24,019
Additions to property and equipment                      (4,058,199)    (5,133,183)    (2,122,901)      (5,927,808)    (1,205,863)
                                                        -------------------------------------------------------------------------
Net cash provided by (used in) investing activities      (3,713,788)    (3,375,671)    (1,144,264)     238,502,178     (1,658,760)

FINANCING ACTIVITIES
Net change in notes payable                                       -              -              -      (19,899,389)        78,000
Payment of mortgage payable                              (2,340,487)    (3,850,243)    (3,159,243)    (141,293,979)      (995,061)
Payment of capital lease                                   (133,815)      (113,210)       (97,343)        (450,755)       (12,505)
Capital contributions                                     1,190,121      2,380,243      2,380,244                -              -
Capital distributions                                    (8,576,350)    (5,201,095)    (4,392,677)     (45,826,286)      (735,936)
Redeemed partnership interest                                     -              -              -      (28,398,852)             -
                                                        -------------------------------------------------------------------------
Net cash used in financing activities                    (9,860,531)    (6,784,305)    (5,269,019)    (235,869,261)    (1,665,502)
Increase (decrease) in cash and cash equivalents            633,453        (40,232)      (419,450)      (3,184,221)    (1,319,285)
Cash and cash equivalents at beginning of year            6,247,374      6,287,606      6,707,056        6,880,827      6,247,374
                                                        -------------------------------------------------------------------------
Cash and cash equivalents at end of year                $ 6,880,827    $ 6,247,374   $  6,287,606    $   3,696,606    $ 4,928,089
                                                        -------------------------------------------------------------------------
                                                        -------------------------------------------------------------------------

                      SC Suites Summerfield Partnerships
                         Combined Financial Statements

                     Statements of Cash Flows (continued)

                                                                       YEAR ENDED                         12 WEEKS ENDED
                                                        ----------------------------------------------------------------------
                                                                                                      MARCH 27,     MARCH 28,
                                                         JANUARY 2,     JANUARY 3,    DECEMBER 29,      1998          1997
                                                            1998           1997           1995       (UNAUDITED)   (UNAUDITED)
                                                        ----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest                $12,105,688    $13,382,753    $14,356,998    $4,862,938    $2,920,627

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
  Capital lease obligation incurred for equipment       $   132,480    $    67,280    $   595,363    $        -    $        -

DISCLOSURE OF ACCOUNTING POLICY

For purposes of the statements of cash flows, the Partnerships consider cash and cash equivalents to include currency on hand, demand deposits and short-term investments with maturities of three months or less. Cash and cash equivalents do not include the replacement fund consisting primarily of an interest-bearing money market account since these funds are used primarily to replace or acquire capital assets.

SEE ACCOMPANYING NOTES.

                          SC Suites Summerfield Partnerships

                        Notes to Combined Financial Statements

      Years ended January 2, 1998, January 3, 1997 and December 29, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The accompanying combined financial statements include the accounts of the following limited partnerships under common ownership with each majority-owned by SC Suites Corp.:

  Atlanta Buckhead Summerfield Associates, L.P.
  Atlanta Perimeter Summerfield Associates, L.P.
  Chatsworth Summerfield Associates, L.P.
  Dulles Summerfield Associates, L.P.
  Malvern Summerfield Associates, L.P.
  Orlando/Cypress Pointe Summerfield Associates, L.P.
  Orlando International Summerfield Associates, L.P.
  Princeton Summerfield Associates, L.P.
  San Bruno Summerfield Associates, L.P.
  San Jose Summerfield Associates, L.P.
  Schaumburg Summerfield Associates, L.P.
  Somerset Summerfield Associates, L.P.
  Sunnyvale Summerfield Associates, L.P.
  Torrance Summerfield Associates, L.P.
  Westport Summerfield Associates, L.P.

The combined entities will hereinafter collectively be referred to as the Partnerships. All significant inter-partnership accounts and transactions have been eliminated.

The Partnerships were formed at various dates ranging from December 19, 1988 to July 18, 1990 to develop, construct and operate all-suite temporary lodging facilities throughout the country known as Summerfield Suites Hotels (the Hotels). The Partnerships commenced operations on various dates ranging from September 15, 1989 to October 1, 1993. The original partners (sometimes referred to as Summerfield Partners) included Summerfield Suites Holding Corporation (Holding Corporation) as general partner and SF Hotel Company, L.P. (SFHC) and various individuals as limited partners. On dates ranging from December 15, 1989 to January 28, 1993, the Partnerships amended and restated their limited partnership agreements (Partnership Agreements) and admitted SC Suites Corp.
(SCS) as a general partner.

                          SC Suites Summerfield Partnerships

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FISCAL YEAR

The Partnerships' fiscal year end is the Friday closest to December 31. The Partnerships' fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 include 52, 53 and 52 weeks of operations, respectively.

CONCENTRATION OF CREDIT RISK

The Partnerships' financial instruments exposed to concentration of credit risk consist primarily of cash, replacement funds and accounts receivable. The Partnerships provide credit to a large number of individual and corporate customers with no individual customer representing a significant portion of revenues or accounts receivable. The Partnerships do not require collateral or other security against accounts receivable. The Partnerships place their funds into high credit quality financial institutions, and at times, such funds may be in excess of the federal depository insurance limit.

REPLACEMENT FUND

Replacement funds, consisting of interest-bearing money market accounts, are maintained by the Partnerships for the primary purpose of funding the replacement of, and additions to, furniture, fixtures, equipment and other capital assets. An amount equal to 4% of the gross revenues of the Hotels, as defined, is required to be deposited into the replacement funds on an annual basis.

PROPERTY AND EQUIPMENT

Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Useful lives are as follows:

         Buildings and components                    31-39 years
         Furniture, fixtures and equipment            5-15 years

Property and equipment include interest costs and property taxes incurred during the construction period as well as loan fees and closing costs directly related to the development and construction of the Hotels. Normal repairs and maintenance are charged to expense as incurred; betterments and replacements are capitalized.

                          SC Suites Summerfield Partnerships

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED LOAN COSTS

Loan fees, closing and other costs incurred in obtaining mortgage financing have been capitalized and are amortized over the term of the mortgages payable.

OTHER ASSETS

Other noncurrent assets consist primarily of purchased software which is amortized over a three-year period and long-term deposits.

INCOME TAXES

The accompanying combined financial statements do not include a provision for income taxes because the Partnerships are not taxpaying entities. Each partner includes its proportionate share of the Partnerships' taxable income or loss in its individual tax returns. Differences between income or loss reported for financial reporting and income tax purposes primarily result from certain costs capitalized for reporting purposes and expensed for tax purposes and certain costs capitalized for both reporting and tax purposes, but amortized using different methods and useful lives.

FINANCIAL INSTRUMENTS

The Partnerships' financial instruments consist of cash, replacement fund, accounts receivable and notes payable for which the carrying values approximate fair values.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          SC Suites Summerfield Partnerships

2.   RELATED PARTY TRANSACTIONS

The following represents related party expenses incurred during the years ended January 2, 1998, January 3, 1997 and December 29, 1995:

                                                       YEAR ENDED
                                       -------------------------------------
                                        JANUARY 2,  JANUARY 3,  DECEMBER 29,  RELATED
                                          1998         1997         1995       PARTY
                                       ----------------------------------------------
Management fees                        $2,718,573   $2,556,634   $2,326,815   SSMC
Primary incentive management fees       2,410,255    2,240,990    1,994,324   SSMC
Secondary incentive management fees     3,044,862    3,834,692    3,236,807   SSMC
Accounting fees                           443,625      429,000      409,501   SSMC
Franchise fees                            472,311            -            -   SSMC
Marketing fees                          1,577,263    1,405,431    1,257,727   SSMA
Insurance                                 413,290      284,174       78,165    SSC


MANAGEMENT AGREEMENT

The Partnerships have entered into separate management agreements with Summerfield Suites Management Company, L.P. (SSMC) to manage and operate the Hotels. As manager and operator, SSMC is to receive a base management fee equal to 4% of gross revenues of the Hotels. In addition, SSMC may receive incentive management fees (IMFs) with two components: (a) the "Primary IMF" and (b) the "Secondary IMF." These fees are equal to 7 1/2% of the net operating profit of the Hotels, as defined. SSMC's right to receive the fees shall be cumulative; however, the payment of the fees is subject to deferral as provided in the agreement. The Primary IMF is accrued as an expense on an annual basis as earned. The Secondary IMF is recorded as an expense in the period prior to which such amounts are expected to be paid or, at the time the Hotels are sold or refinanced, as payment of the Secondary IMF is contingent upon the Hotels attaining certain cash flow objectives.

Payment of the Secondary IMF is to be made only after net available cash has been distributed to repay other priority payments as outlined in NOTE 5. During the years ended January 2, 1998, January 3, 1997 and December 29, 1995, the Partnerships incurred Secondary IMFs of $3,044,862, $3,834,692 and $3,236,807, respectively. At January 2, 1998 and January 3, 1997, SSMC had earned cumulative, unrecorded and unpaid

                          SC Suites Summerfield Partnerships

2.   RELATED PARTY TRANSACTIONS (CONTINUED)

Secondary IMFs of $1,699,329 and $2,333,935 respectively. These Secondary IMFs will be charged to expense in the future when the contingencies for payment have been substantially removed.

FRANCHISE FEES

During 1997, the Partnerships entered into separate franchise agreements with SSMC which allow them to operate as "Summerfield Suites Hotels." Under the agreements, the Hotels pay SSMC a fee ranging from 1% to 4% of the gross suite revenues.

MARKETING FEES

The Hotels pay a fee equal to 2 1/2% of their gross suite revenues to the Summerfield Suites Marketing Association (SSMA), which is administered by SSMC. SSMA provides general advertising and marketing services for all Summerfield Suites Hotels.

DEVELOPMENT AGREEMENT

Summerfield Suites Development Company, L.C. (SSDC), an affiliate, was responsible for managing the construction of an addition to the San Jose Summerfield Associates, L.P. Hotel (SJSA). For such services, SJSA agreed to pay SSDC a development fee of $117,600. As of January 2, 1998 and January 3, 1997, $117,600 and $88,200 of this fee has been earned and paid, respectively. This amount has been capitalized as property and equipment in the accompanying balance sheets.

3.   MORTGAGES PAYABLE

The Partnerships entered into separate loan agreements with various lenders (primary lenders), which provide for maximum borrowings of $151,155,668. Pursuant to the agreements, the Partnerships have several options of selecting interest rates. The rates are defined in the agreements and essentially are determined by the primary lenders' applicable base rates for certificates of deposit, Eurodollar rates and Federal Funds rates. In addition, the Partnerships have the right to convert, from time to time, any portion or all of the loans to fixed rates as determined by the lenders at the time of the individual Partnership's election to convert such loan amounts. The election of interest rates may be for period intervals of one, three, six, or 12 months or three years with the exception that once a fixed-rate election is effective it will remain in effect until maturity.

                          SC Suites Summerfield Partnerships

3.   MORTGAGES PAYABLE (CONTINUED)

Interest (ranging from 6.99% to 7.19% at January 2, 1998 and from 6.45% to 6.52% at January 3, 1997) is payable monthly. The loans have maturities ranging from March 26, 1998 to September 30, 1998 and are secured by substantially all of the Partnerships' assets and contract rights.

The Partnerships intend to refinance the full amount of the mortgages payable on a long-term basis during 1998. The Partnerships are currently reviewing various options for such refinancing but have not yet entered into any financing agreements. Accordingly, the mortgages payable balance has been classified in the accompanying balance sheets as a current liability.

4.   SUBORDINATED LOANS

SCS has provided subordinated loans aggregating $24,688,762 to the Partnerships, which remain outstanding at January 2, 1998. The individual Partnership Agreements provide the subordinated loan is repayable solely out of the proceeds of a sale, refinancing or liquidation of the Hotels, and interest payments shall be required only from the Partnerships' net available cash as outlined in NOTE 5. The subordinated loan agreements, as amended, provide the loans shall bear interest at the greater of the rate equal to the average interest rate accrued on the mortgages payable to the primary lenders (primary interest rate) or the preferred return rate (ranging from 10.0% to 10.5% at January 2, 1998, and January 3, 1997); however, the payment of such interest is subject to two different preference levels based on net available cash. The first level of interest (primary interest) is payable from the first priority of net available cash. The primary interest is generally paid on a monthly basis. The second level of interest (incremental interest), which represents the difference between the primary interest and the preferred return rate, stands behind the Primary IMF in order of payment priority. Interest on the subordinated loans is charged to expense as incurred based on the applicable rate in effect during the period. The subordinated loans are secured by substantially all of the Partnerships' assets and contract rights; however, their lien is subordinate to that of the primary lenders.

                          SC Suites Summerfield Partnerships

5.   DISTRIBUTION TO PARTNERS

The Partnerships' net available cash, as defined, will be distributed from time to time generally in the following manner:

     - First, to pay any accrued and unpaid primary interest on the subordinated loans

     -   next, any accrued and unpaid Primary IMFs

     -   next, any unpaid incremental interest and preferred returns, as defined

     - next, any accrued and unpaid interest and principal repayment in connection with special capital loans should they be required

     -   next, any accrued and unpaid Secondary IMFs and

     - next, PARI PASSU to the partners in proportion to their respective residual percentage interests.

In the event of a sale, refinancing or liquidation of the Hotels, the distributions are generally the same as previously described except the unpaid minimum return amounts, subordinated loan amounts and unreturned capital contributions are to be repaid prior to any accrued and unpaid Secondary IMFs and any accrued and unpaid interest and principal repayment in connection with special capital loans.

                          SC Suites Summerfield Partnerships

5.   DISTRIBUTION TO PARTNERS (CONTINUED)

Unpaid and unaccrued minimum returns were as follows:

                                             SC SUITES CORP.
                                       --------------------------
                                       SUBORDINATED                 SUMMERFIELD
                                            LOAN        CAPITAL      PARTNERS
                                       -----------------------------------------
Unpaid and unaccrued minimum returns
  at December 29, 1995                  $ 2,434,505   $ 6,806,900    $ 589,026
    Minimum returns                       3,011,354     3,976,795      444,729
    Interest incurred                    (2,624,848)            -            -
    Distributions                                 -    (4,554,539)    (253,733)
                                       -----------------------------------------
Unpaid and unaccrued minimum returns
   at January 3, 1997                     2,821,011     6,229,156      780,022
    Minimum returns                       2,954,535     4,090,786      496,361
    Interest incurred                    (2,575,323)            -            -
    Distributions                                 -    (4,486,906)    (370,748)
                                       -----------------------------------------
Unpaid and unaccrued minimum returns
   at January 2, 1998                   $ 3,200,223   $ 5,833,036    $ 905,635
                                       -----------------------------------------
                                       -----------------------------------------

At January 2, 1998 and January 3, 1997, the Partnerships had paid distributions to Summerfield Partners in excess of the minimum return by $1,611,788 and $475,010, respectively. In addition, at January 2, 1998 and January 3, 1997, the Partnerships had paid distributions to SC Suites Corp. in excess of the minimum return by $2,613,817 and $31,899, respectively.

6.   ALLOCATION OF INCOME AND LOSS

Income and loss are allocated among the partners in accordance with the provisions of the individual Partnership Agreements. In general, income and loss are allocated based on the respective residual percentage interests of the partners. However, the first priority for the allocation of income is in proportion to, and to the extent of, the amount by which the cumulative allocation of losses previously made to the partners plus certain distributions to the partners, which are in effect distributions of preference returns, exceed the cumulative income previously allocated to the partners.

                          SC Suites Summerfield Partnerships

7.   INVESTMENT IN SUMMERFIELD SAFETY COMPANY

Each of the Partnerships are partners in Summerfield Safety Company (SSC). SSC was formed as a means to provide a form of self-funded workers' compensation program for its partners, all of which are direct or indirect affiliates of Summerfield Hotel Corporation (SHC). SSC provides a risk-sharing arrangement for its partners as it is responsible for paying all workers' compensation claims and related expenses for its partners. SSC maintains coverage for losses in excess of $250,000 per occurrence and $850,000 in aggregate. The Partnerships record their pro rata share of the losses incurred by SSC at the end of each four-week accounting period based on their proportionate share of SSC's total capital at the beginning of the measurement period. The losses are in substance expenses related to the management of the Partnerships' workers' compensation risks and, accordingly, are included in operating expenses in the accompanying combined statements of operations. The Partnerships make capital contributions to SSC on a formula basis which is based on the payments the Partnerships would be required to make if they were to be participants in local state workers' compensation pools.

At January 2, 1998 and January 3, 1997, the Partnerships' pro rata investment interest in SSC was approximately 49.27% and 59.94%, respectively.

An analysis of activity of the Partnerships' combined investment is as follows:

                                           JANUARY 2,     JANUARY 3,
                                             1998           1997
                                          --------------------------
          Balance at beginning of year    $  636,847     $  301,762
            Contributions                    568,542        619,259
            Share of loss allocation        (413,290)      (284,174)
                                          --------------------------
          Balance at end of year          $  792,099     $  636,847
                                          --------------------------
                                          --------------------------

The principal assets of SSC at January 2, 1998 and January 3, 1997 were cash and cash equivalents.

8.   CAPITAL LEASES

The Partnerships have entered into agreements to lease certain guest transportation and entertainment equipment recorded as a capital leases.

                          SC Suites Summerfield Partnerships

8.   CAPITAL LEASES (CONTINUED)

Property and equipment include the following property under capital leases:

                                                JANUARY 2,    JANUARY 3,
                                                   1998          1997
                                                -------------------------
          Furniture, fixtures and equipment     $  757,779    $  650,707
          Less accumulated depreciation           (426,649)     (313,056)
                                                -------------------------
                                                $  331,130    $  337,651
                                                -------------------------
                                                -------------------------

Depreciation expense for the property under capital leases for the years ended January 2, 1998, January 3, 1997 and December 29, 1995 was $132,862, $153,014
and $168,117, respectively.

Following is a schedule of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of January 2, 1998:

     1998                                                      $193,269
     1999                                                       164,908
     2000                                                       103,559
     2001                                                        57,791
     2002                                                         6,000
                                                               --------
Total remaining lease payments                                  525,527
Less amount representing interest                                74,772
                                                               --------
Present value of net minimum lease payments                     450,755
Less current portion                                            154,346
                                                               --------
Obligation under capital lease - noncurrent portion            $296,409
                                                               --------
                                                               --------

9.   SUBSEQUENT EVENT (UNAUDITED)

Each of the Partnerships entered into a Purchase and Sale Agreement consummated March 20, 1998 with Hospitality Properties Trust for the sale of substantially all of the net operating assets of the Partnerships for a combined sales price of $240,000,000 received in cash. The transaction resulted in a combined gain of approximately $95,110,000 which is reflected in the 12-week period ended March 27, 1998. Subsequent to the sale, the net operating assets will be leased to and operated by an affiliate of SFHC.

                                    ARTHUR
                                   ANDERSEN





                         Arcadian International Limited
                      (formerly Arcadian International Plc)
                          and subsidiary undertakings



                           Accounts 31 December 1997
                 together with directors' and auditors' reports
                           Registered number: 409293

Directors' report



The directors present their report on the affairs of Arcadian International Limited ("Arcadian" or "the company") and its subsidiary undertakings ("the group"), together with the accounts and auditors' report, for the year ended 31 December 1997.

PRINCIPAL ACTIVITIES

The group's principal activities were the development, owning and operating of hotels and leisure facilities. During 1998 these activities have changed as set out below.

RESULTS AND DIVIDENDS

Group results, dividends and the movement on group profit and loss account are shown below:

                                                                         L000
Profit and loss account at 31 December 1996                              1,582
Profit for the financial year                                            1,997
Ordinary dividends - paid                                                 (206)
Net loss on translation of overseas investments                         (1,436)
                                                                        ------
Profit and loss account at 31 December 1997                              1,937
                                                                        ------
                                                                        ------

SUBSEQUENT EVENTS

On 6 April 1998 Patriot American Hospitality, Inc. ("Patriot") completed the acquisition of all the share capital of the company. Each shareholder received 60 pence in cash per ordinary share. Immediately following the completion of the transaction application was made to the Stock Exchange for delisting and to the Registrar of companies to change the name of the company from Arcadian International plc to Arcadian International Limited.

In a related but separate transaction Patriot entered into an option agreement with the other shareholders of Malmaison Limited to purchase the balance of share capital and loan stock of that company not already owned by Arcadian. The benefit of this option was passed from Patriot to the company. The option was exercised on 8 April 1998. The management contract with Malmaison Management Limited was terminated on the same day.

Patriot is a US Real Estate Investment Trust or 'REIT' whose shares are paired and trade as a single unit with those of Wyndham International, Inc. ('Wyndham').

Subsequent to the transaction, the trading stock and business of the group's hotels were sold to Wyndham and its subsidiaries Arcadian Hotels Limited and Malmaison Hotels Limited (together "the Wyndham UK Group") for book value at the transaction dates. The group continues to own the freehold and long leasehold interests in the hotels which have been leased to the Wyndham UK Group.




1  ARCADIAN INTERNATIONAL LIMITED

DIRECTORS' RESPONSIBILITIES

Company law requires the directors to prepare accounts for each financial period which give a true and fair view of the state of affairs of the company and group and of the profit or loss of the group for the period. In preparing those accounts, the directors are required to:

-    select suitable accounting policies and then apply them consistently;

-    make judgements and estimates that are reasonable and prudent;

- state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the accounts; and

- prepare the accounts on the going concern basis unless it is inappropriate to presume that the group will continue in business.


The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and group and to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.



2  ARCADIAN INTERNATIONAL LIMITED

DIRECTORS AND THEIR INTERESTS

The directors who served during the year and changes since then are as shown below.

The directors who held office at 31 December 1997 had no interests in the company or its subsidiaries other than those shown below:

                                                                                              Ordinary shares of 25p
                                                                                          ------------------------------
                                                                                          31 December        31 December
                                                                                              1997               1996
Sir Peter Parker    (Non-Executive chairman)                                                 162,554           162,554
R.R.A. Breare       (chief Executive)                                                        353,486           353,486
J. Bohlmann         (Non-Executive)               (appointed 17 April 1998)                        -                 -
M.L. Dunning        (Operations)                                                                   -                 -
W. W. Evans III     (Non-Executive)               (appointed 17 April 1998)                        -                 -
A.B.M. Good         (Non-Executive)                                                        1,383,333         1,383,333
S. Harrison         (Sales and Marketing)                                                     66,666            66,666
R.T.L. Kanter       (Non-Executive)                                                          144,172           144,172
P.J.D. McNally      (Non-Executive)               (resigned 29 May 1997)                           -            74,666
P.A. Nussbaum       (Non-Executive)               (appointed 17 April 1998)                        -                 _
J.R. Priestley      (Deputy Chief Executive)                                                 353,486           353,486
I.D.W. Robertson    (Executive)                   (appointed 26 February 1997)                27,537            20,000
C.G. Upton          (Finance)                                                                      -                 -



All interests were held beneficially.

Upon the completion of the acquisition of the entire issued share capital of the company by Patriot on 6 April 1998 the above interests were sold to Patriot (see note 26a)).

CHARITABLE AND POLITICAL CONTRIBUTIONS

During the year ended 31 December 1997 the group made contributions to charitable organizations of L6,545 (1996 - L1,200). There were no political contributions (1996 - Lnil).

AUDITORS

The directors will place a resolution before the Annual General Meeting to reappoint Arthur Andersen as auditors for the ensuing year.



3  ARCADIAN INTERNATIONAL LIMITED

EMPLOYEE CONSULTATION

The group places considerable value on the involvement of its employees and has continued its previous practice of keeping them informed on matters affecting them as employees and on the various factors affecting the performance of the group.

DISABLED PERSONS

The group training, development and promotion policies provide for equal opportunities for minority groups, including the disabled, and all job applications are considered on merit.


By order of the Board,


/s/ Richard JM Bonella

R.J.M. Bonella

Secretary


Gafton Place,
St Matthew's Road
Redhill
Surrey
RH1 1TA


22 July 1998



4  ARCADIAN INTERNATIONAL LIMITED

                                   ARTHUR ANDERSEN



Auditors' report

                                                       _______________________
                                                       London


To the Shareholders of Arcadian International Limited:


We have audited the accounts on pages 6 to 39 which have been prepared under the historical cost convention as modified by the revaluation of hotels and the accounting policies set out on pages 10 to 13.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 2 the company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.


BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board.

An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's and the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.


OPINION

In our opinion the accounts give a true and fair view of the state of affairs of the company and of the group as at 31 December 1997 and of the group's profit and cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



/s/ Arthur Andersen

Arthur Andersen
Chartered Accountants and Registered Auditors


1 Surrey Street
London
WC2R 2PS


22 July 1998



5  ARCADIAN INTERNATIONAL LIMITED

Consolidated profit and loss account
For the year ended 31 December 1997


                                                             Notes         1997       1996
                                                                          L'000      L'000
Turnover                                                         2       31,782     30,453
Cost of sales                                                           (15,825)   (14,400)
                                                                        -------    -------

GROSS PROFIT                                                             15,957     16,053
Administrative expenses before exceptional
  costs (net)                                                           (11,055)   (10,559)
Exceptional administrative costs                                 3       (1,495)         -
                                                                        -------    -------
Administrative expenses after exceptional costs                         (12,550)   (10,559)
                                                                        -------    -------
OPERATING PROFIT                                                          3,407      5,494
(Loss) profit on disposal of fixed assets                        4          (11)       380
Share of operating losses of associated undertakings            12         (372)      (369)
Interest receivable and similar income                           5        1,533        265
Interest payable and similar charges                             6       (2,552)    (2,117)
                                                                        -------    -------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                    7        2,005      3,653
Tax on profit on ordinary activities                             9          (52)      (484)
                                                                        -------    -------

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                              1,953      3,169
Minority interest                                               17           44        (33)
                                                                        -------    -------

PROFIT FOR THE FINANCIAL YEAR                                             1,997      3,136
Dividends paid and proposed on equity and non equity shares     10         (206)    (1,929)
                                                                        -------    -------
RETAINED PROFIT FOR THE YEAR                                              1,791      1,207
                                                                        -------    -------
                                                                        -------    -------

RETAINED PROFIT FOR THE YEAR

The company                                                               1,491        797
Group undertakings                                                          672        779
Associated undertakings                                                    (372)      (369)
                                                                        -------    -------
                                                                          1,791      1,207
                                                                        -------    -------
                                                                        -------    -------

All operations of the group continued throughout both years and no operations were acquired or discontinued.

A statement of movements on reserves is given in note 20.

The accompanying notes are an integral part of this consolidated profit and loss account




6  ARCADIAN INTERNATIONAL LIMITED

Consolidated statement of total recognized gains and losses
For the year ended 31 December 1997

                                                                           Group
                                                                -------------------------
                                                                    1997           1996
                                                                   L'000          L'000
Profit for the financial year                                      1,997          3,136
Unrealized surplus on revaluation of fixed assets                  6,238          4,697
Loss on foreign currency translation                              (1,436)        (1,277)
                                                                 -------        -------
TOTAL RECOGNIZED GAINS AND LOSSES FOR THE YEAR                     6,799          6,556
                                                                 -------        -------
                                                                 -------        -------


The accompanying notes are an integral part of this consolidated statement of total recognized gains and losses.




7  ARCADIAN INTERNATIONAL LIMITED

Balance sheets
31 December 1997

                                                                    Group                        Company
                                                         -----------------------------------------------------------
                                                  Notes           1997           1996           1997           1996
                                                                 L'000          L'000          L'000          L'000
FIXED ASSETS
Intangibles                                          11            641              -              -              -
Tangible assets                                      11         87,281         77,180
Investments                                          12         17,523          7,928         71,385         61,648
                                                             ---------       --------       --------       --------
                                                               105,445         85,108         71,385         61,648
                                                             ---------       --------       --------       --------
CURRENT ASSETS

Stocks                                               13         26,933         23,381              -              -
Debtors
- due within one year                                14          6,359          7,212         38,906         29,324
- due after one year                                 14              -            639              -              -
Cash at bank and in hand                                         1,421          2,362             14             20
                                                             ---------       --------       --------       --------
                                                                34,713         33,594         38,920         29,344

CREDITORS: Amounts falling due within
one year                                             15        (17,258)       (21,033)       (18,296)       (14,923)
                                                             ---------       --------       --------       --------
NET CURRENT ASSETS                                              17,455         12,561         20,624         14,421
                                                             ---------       --------       --------       --------
TOTAL ASSETS LESS CURRENT LIABILITIES                          122,900         97,669         92,009         76,069

CREDITORS: Amounts falling due after
more than one year                                   16        (41,206)       (22,215)       (36,280)       (21,831)
                                                             ---------       --------       --------       --------
NET ASSETS                                                      81,694         75,454         55,729         54,238
                                                             ---------       --------       --------       --------
                                                             ---------       --------       --------       --------
CAPITAL AND RESERVES

Called-up ordinary share capital                     18         36,869         36,869         36,869         36,869
Share premium                                        20         13,392         13,392         13,392         13,392
Revaluation reserve                                  20         21,400         15,162              -              -
Capital reserve                                      20          7,531          7,627              -              -
Goodwill write-off reserve                           20           (246)          (137)         1,750          1,750
Profit and loss account                              20          1,937          1,582          3,718          2,227
                                                             ---------       --------       --------       --------
EQUITY SHAREHOLDERS' FUNDS                           21         80,883         74,495         55,729         54,238
MINORITY INTEREST                                    17            811            959              -              -
                                                             ---------       --------       --------       --------
TOTAL CAPITAL EMPLOYED                                          81,694         75,454         55,729         54,238
                                                             ---------       --------       --------       --------
                                                             ---------       --------       --------       --------


SIGNED ON BEHALF OF THE BOARD

/s/ C. G. Upton  Director


The accompanying notes are an integral part of these balance sheets.


8  ARCADIAN INTERNATIONAL LIMITED

Consolidated cash flow statement
For the year ended 31 December 1997

                                                                     1997                          1996
                                                          ----------------------------------------------------------
                                                                 L'000          L'000          L'000          L'000
Net cash flow from operating activities             22a                         1,149                         5,568

Return on investments and servicing
of finance                                          22b                        (3,215)                       (3,340)
Taxation                                            22b                          (581)                         (115)
Capital expenditure                                 22b                       (13,240)                       (3,330)
Acquisitions and disposal                           22b                             -                       (15,273)
Equity dividends paid                                                          (1,799)                       (1,128)
                                                                            ---------                      --------

CASH OUTFLOW BEFORE FINANCING                                                 (17,686)                      (17,618)
Financing
- issue of ordinary shares (net of costs)                            -                        15,777
- redemption of preference shares                                    -                        (2,000)
- increase in debt (net)                                        18,219                         3,683
                                                             ---------                      --------
                                                    22b                        18,219                        17,460
                                                                            ---------                      --------
INCREASE (DECREASE) IN CASH IN THE YEAR             22c                           533                          (158)
                                                                            ---------                      --------
                                                                            ---------                      --------




Reconciliation of net cash flow to movement in net debt
For the year ended 31 December 1997

                                                  Notes              1997                          1996
                                                          ----------------------------------------------------------
                                                                 L'000          L'000          L'000          L'000
INCREASE (DECREASE) IN CASH IN THE YEAR             22c            533                          (158)
Cash inflow from debt                               22c        (18,219)                       (3,683)
                                                             ---------                      --------
Change in net debt resulting from:
- Cash flows                                                                 (17,686)                        (3,841)
- New finance leases                                                            (145)                          (657)
- Foreign exchange translation differences                                        96                            377
                                                                            --------                       --------

MOVEMENT IN NET DEBT IN THE YEAR                                             (17,735)                        (4,121)

NET DEBT AT STAFF OF YEAR                           22c                      (29,542)                       (25,421)
                                                                           ---------                       --------
NET DEBT AT END OF YEAR                             22c                      (47,277)                       (29,542)
                                                                           ---------                       --------
                                                                           ---------                       --------


The accompanying notes are an integral part of this consolidated cash flow statement.



9  ARCADIAN INTERNATIONAL LIMITED

Notes to accounts
For the year ended 31 December 1997

1 ACCOUNTING POLICIES

A summary of the principal accounting policies is set out below. All accounting policies have been applied consistently throughout the year and the preceding year.

a)   ACCOUNTING CONVENTION

The accounts are prepared under the historical cost convention modified to include the revaluation of hotels and in accordance with the provisions of the Companies Act 1985 and with applicable accounting standards except in relation to the absence of provision for the depreciation of freehold and long leasehold buildings, as set out in c), below.

b)   BASIS OF CONSOLIDATION

The group accounts consolidate the accounts of Arcadian International Limited and all its subsidiary and associated undertakings made up to 31 December 1997. The acquisition method of accounting has been adopted whereby the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

For acquisitions completed prior to 31 December 1996 goodwill arising on consolidation or on the acquisition of a business (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) has been written off against reserves. ln accordance with Financial Reporting Standard No 10, for acquisitions completed since 1 January 1997, goodwill arising on consolidation or on the acquisition of a business is capitalised and amortised over its estimated useful life. Any excess of the aggregate of the fair value of the separable net assets acquired over the fair value of the consideration given is credited directly to reserves.

On disposal of previously acquired businesses, any attributable amount of goodwill previously written off is included in determining the profit or loss on disposal.

No profit and loss account is presented for Arcadian International Limited, as provided by section 230 of the Companies Act 1985. The company's profit for the financial year, determined in accordance with the Act, was L1,697,000 (1996 - L2,726,000).

In the company's accounts, investments in subsidiary undertakings are stated at cost less amounts written off. Only interest and dividends received and receivable are credited to the company's profit and loss account.

c)   TANGIBLE FIXED ASSETS

Freehold hotel properties and hotel properties on leases with 25 years or more to run at the balance sheet date are revalued annually and the resultant valuation is included in the balance sheet unless the surplus or deficit is immaterial. Where a material surplus or deficit arises, this is taken to the revaluation reserve to the extent available. Any permanent diminution in the value of such properties is charged to the profit and loss account.



10 ARCADIAN INTERNATIONAL LIMITED

c) TANGIBLE FIXED ASSETS (CONTINUED)

In accordance with normal practice within the hotel industry, no depreciation is provided on freehold hotel properties or on hotel properties on leases with 25 years or more to run at the balance sheet date. The group's properties are maintained at all times in sound condition and to a high standard. Accordingly, the directors are of the opinion that the length of lives and residual values (based on prices prevailing at the time of acquisition or subsequent valuation) of these properties are such that any provision for depreciation would not be material

Interest on capital employed on land under development and on the costs of construction and refurbishment of hotels incurred until these projects are completed is, where appropriate, capitalised as part of the costs of construction. Costs of construction include an allocation of direct overheads, including internal labor and overhead costs.

Leasehold properties are amortised over the unexpired period of the lease where this is less than 25 years.

Depreciation is provided on a straight line basis as follows:


Motor vehicles                              4 years
Office equipment                            4 years
Furniture, fittings and equipment           5-10 years
Plant and machinery                         10-15 years


d)   FIXED ASSET INVESTMENTS

Investments are shown at cost less amounts written off. Provision is made for any permanent diminution in value. Income is included (together with the related tax credit) in the consolidated accounts of the year in which it is receivable.

e)   INTERESTS IN ASSOCIATED UNDERTAKINGS

Associated undertakings are entities in which the group has a participating interest and over whose operating and financial policy it exercises a significant influence. They do not include subsidiary undertakings. These investments are dealt with by the equity method of accounting on consolidation. That is, the consolidated profit and loss account includes the appropriate share of these companies' profits less losses and the group's share of post-acquisition retained losses and reserves is added to the cost of investment in the consolidated balance sheet (see note 12).

Goodwill included in the acquisition cost of associated undertakings on acquisitions completed prior to 31 December 1996 has been written off against reserves on acquisition. In accordance with Financial Reporting Standard No 10, goodwill on acquisitions of associated undertakings completed since 1 January 1997 is capitalised and amortised over its estimated useful life.

Where transactions are entered into with associated undertakings, any element of unrealized profit or loss is eliminated on consolidation to the extent of the group's interest in that undertaking.



11 ARCADIAN INTERNATIONAL LIMITED

f) STOCKS

Stocks comprise pre-construction costs, hotel development sites and hotel operating stocks. They are stated at the lower of cost and net realizable value.

Pre-construction costs represent the cost of land, contractors' and professional fees, interest and an allocation of other direct and project overheads including internal labor and overhead costs. Costs are capitalised from the date at which the group acquires and maintains an interest in, or an option to acquire an interest in, a development site.

g)   TAXATION

Corporation tax payable is provided on taxable profits at the current rate.

Advance corporation tax payable on dividends paid or provided for in the period is written off, except when recoverability against corporation tax payable is considered to be reasonably assured in the short term. Credit is taken for advance corporation tax written off in previous years when it is recovered against corporation tax liabilities.

The taxation liabilities of certain group companies are reduced wholly or in part by the surrender of losses by fellow group companies.

Deferred taxation has been calculated using the liability method. Deferred taxation is provided on timing differences which will probably reverse, at the rates of tax likely to be in force at the time of the reversal. Deferred tax is not provided on timing differences which, in the opinion of the directors, will probably not reverse.

h)   PENSION COSTS

Pension costs represent contributions in respect of the year made by the group by reference to a uniform percentage of salary into employees' personal pension schemes. These costs are charged to the profit and loss account as they fall due.

i)   FOREIGN CURRENCY

In the accounts of individual undertakings, transactions denominated in foreign currencies are recorded in the local currency at actual exchange rates as of the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are reported at the rates of exchange prevailing at the year end. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account.

For the purposes of consolidation and application of the equity method of accounting the closing rate method is used, under which translation gains or losses are shown as a movement on reserves. Profit and loss accounts of overseas subsidiary and associated undertakings are translated at the closing exchange rate.

j) TURNOVER
i) Hotels

Turnover comprises amounts receivable for goods and services provided, net of VAT and similar sales taxes.

12 ARCADIAN INTERNATIONAL LIMITED

j)  TURNOVER (CONTINUED)
ii) Project development

Turnover comprises project management fees and fees in relation to site procurement.

k)   LEASES

The group enters into operating and finance leases.

Assets held under finance leases are initially reported at the fair value of the asset, with an equivalent liability categorized under creditors due within or after one year as appropriate. The asset is depreciated over the shorter of the lease term and its useful economic life. Finance charges are allocated to accounting periods over the period of the lease to produce a constant rate of return on the outstanding balance. Rentals are apportioned between finance charges and reduction of the liability. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

Rentals under operating teases are charged on a straight-line basis over the lease term and commitments are provided for in the balance sheet at the time the rental payments fall due. Further information on charges in the period and future commitments is given in note 25c).

l)   GOVERNMENT GRANTS

Government grants relating to tangible fixed assets are treated as deferred income and credited to the profit and loss account by equal annual installments over the period to which the grant relates.

m)   CAPITAL INSTRUMENTS

Capital instruments are classified as liabilities if they contain an obligation to transfer economic benefits and if they are not included in shareholders' funds. Capital instruments are initially stated at the amount of the net proceeds after the deduction of issue costs. The finance cost recognized in the profit and loss account in respect of capital instruments other than equity shares is calculated so as to give a constant rate of return on the outstanding balance.

2 SEGMENT INFORMATION

The group is classified into two segments:

Hotels - relates to the operation and management of hotels.

Project development - relates to site and pre-construction costs, investment in resort developments and project management and co-ordination fees.

In the opinion of the directors, the disclosure of information for these segments would be prejudicial to the interests of the Group.

13 ARCADIAN INTERNATIONAL LIMITED

3 EXCEPTIONAL COSTS

Exceptional costs were incurred in 1997 in relation to the acquisition of the group by Patriot American Hospitality, Inc. ("Patriot") which completed on 6 April 1998 (see note 26a)).

4 (LOSS) PROFIT ON DISPOSAL OF FIXED ASSETS

Loss on disposal of fixed assets of L11,000 relates to the sale of Hunstrete House on 4 March 1997. These assets contributed Lnil (1996 - Lnil) to the group's profit from continuing operations during the year. No tax charge arose on this sale.

Profits of L380,000 in 1996 arose on the sale of land adjoining a hotel.

5 INTEREST RECEIVABLE AND SIMILAR INCOME

Investment income comprises:


                                                        1997        1996
                                                       L'000       L'000
Interest from associated undertakings (note 12a)       1,355          70
Interest from other participating interests (note 12)     17          48
Interest from short term bank deposits                    54          19
Interest - other                                         107         128
                                                      ------      ------
                                                       1,533         265
                                                      ------      ------
                                                      ------      ------

6 INTEREST PAYABLE AND SIMILAR CHARGES

Interest payable and similar charges comprise:


                                                        1997        1996
                                                       L'000       L'000
On bank loans, overdrafts and other loans repayable
 within five years

- by installments                                      3,684       2,195

- not by installments                                     87         693

On all other loans                                        88          47

Write off of facility fees and costs following
 refinancing                                               -         233
                                                      ------      ------
                                                       3,859       3,168

Less: Amounts capitalised on pre-construction costs
 and hotel development (notes 11 and 13)              (1,307)     (1,051)
                                                      ------      ------
                                                       2,552       2,117
                                                      ------      ------
                                                      ------      ------

Included in the above is the interest element of charges payable under finance leases contracts amounting to L88,000 (1996 - L47,000).



14 ARCADIAN INTERNATIONAL LIMITED

7  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

Profit on ordinary activities before taxation is stated after crediting:

                                                               1997     1996
                                                              L'000    L'000
a) Amortisation of government grants                              -       71
b) Profit on sale of database access                              -      750
c) Fee for site introduction to associate undertaking           256      365
d) Foreign exchange gains, net                                  144        -
                                                             ------    -----
                                                             ------    -----
and after charging:

a) Depreciation of tangible fixed assets
   - owned                                                    1,102      963
   - held under hire purchase contracts and finance leases      252      188
b) Amortisation of intangible fixed asset                         4       67
c) Rental payable, net                                          216      109
d) Other operating lease rentals                                 34       37
e) Auditors' remuneration - audit fees                          175      154
f) Foreign exchange losses, net                                   -      204
g) Provision for costs of unlet commercial property             200        -
h) Provision against development project                          -      234
i) Staff costs (note 8)                                      10,677    9,338
                                                             ------    -----
                                                             ------    -----

In addition, in the year ended 31 December 1997, the auditors received L165,000 for non-audit services provided during the year (1996 - L400,000) of which L62,000 related to costs associated with the sale of the company to Patriot.

8  INFORMATION REGARDING DIRECTORS AND EMPLOYEES

Particulars of employees are as shown below:

                                                               1997     1996
                                                              L'000    L'000
Employee costs during the year (excluding directors)
  amounted to:
Wages and salaries                                            9,834    8,588
Social security costs                                           700      623
Other pension costs                                             143      127
                                                             ------    -----
                                                             10,677    9,338
                                                             ------    -----
                                                             ------    -----


15 ARCADIAN INTERNATIONAL LIMITED

The average weekly number of persons employed by the group during the year (including executive directors) was as follows:


                                                           Number    Number
Hotel operations                                            1,132     1,024
Direct property operations                                      8         7
General and financial administration                           15        12
                                                            -----     -----
                                                            1,155     1,043
                                                            -----     -----
                                                            -----     -----

REMUNERATION

                                                               1997     1996
                                                              L'000    L'000
Emoluments                                                      712      707
Fees to third parties in respect of directors' services          70       42
                                                             ------    -----
                                                                782      749
Compensation for loss of office                                  15        -
                                                             ------    -----
                                                                797      749
                                                             ------    -----
                                                             ------    -----

The above amounts do not include any gains made on the exercise of share options or the value of any shares or share options received under long-term incentive schemes. No directors exercised share options in the year (1996.- nil) and no shares were received or receivable under long-term incentive schemes by any of the directors.

Further details regarding payments made under these schemes subsequent to the year end in connection with the acquisition of the company by Patriot are given in note 19 and 25b)ii).


HIGHEST-PAID DIRECTOR

The above amounts for remuneration include the following in respect of the highest paid director.

                                                               1997     1996
                                                              L'000    L'000
Emoluments and long-term incentive schemes                      178      221
                                                             ------    -----
                                                             ------    -----


16 ARCADIAN INTERNATIONAL LIMITED

9  TAX CHARGE ON PROFIT ON ORDINARY ACTIVITIES

The tax charge is based on the profit for the year and comprises:

                                                               1997     1996
                                                              L'000    L'000
ACT written off                                                  52      484
                                                             ------    -----
                                                             ------    -----

The group has tax losses which may be available to carry forward against future profits. Certain of these losses may be relieved only against future trading profits.

A potential liability on deferred chargeable gains of L11,461,000
(1996-L5,700,000) exists following the revaluation of certain properties and the roll over of chargeable gains in prior years. This liability is not expected to crystallize in the foreseeable future as the directors do not intend to dispose of these assets. Consequently, no deferred taxation provision has been made in this respect.

10  DIVIDENDS PAID AND PROPOSED

                                                               1997     1996
                                                              L'000    L'000
Equity dividends on ordinary shares:
Interim paid 0.14p (1996 - 0.12p)                               206      133
Final proposed nil (1996 - 1.08p)                                 -    1,593
                                                             ------    -----
                                                                206    1,726

Non-equity dividend on preference shares:
6% cumulative redeemable preference dividend                      -      203
                                                             ------    -----
                                                                206    1,929
                                                             ------    -----
                                                             ------    -----


The dividend arising on the preference shares was accrued from the date of issue to 31 December 1996 when the shares were redeemed and the accrued dividend was paid.


17 ARCADIAN INTERNATIONAL LIMITED

11  INTANGIBLE AND TANGIBLE FIXED ASSETS

The movement in the year was as follows:

                                     Intangible
                                    fixed assets                    Tangible fixed assets
                                    ------------     --------------------------------------------------
GROUP                                                               Leasehold    Fittings,        Total
                                                                   properties    equipment     tangible
                                                       Freehold          over          and        fixed
                                      Goodwill       properties      25 years      vehicles      assets
                                     L'000                L'000         L'000         L'000       L'000
COST OR VALUATION
Beginning of year                            -           58,069        13,703         7,636      79,408
Additions                                  645            3,785         1,224         2,809       7,818
Revaluations                                 -            4,779           699             -       5,478
Disposal                                     -           (1,489)          (60)         (476)     (2,025)
                                      --------       ----------     ---------     ---------     -------
End of year                                645           65,144        15,566         9,969      90,679
                                      --------       ----------     ---------     ---------     -------
-------------------------------------------------------------------------------------------------------
At valuation 1997                            -           63,744        15.566             -      79,310
At Cost                                    645            1,400             -         9,969      11,369
-------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTISATION
Beginning of year                            -                -             -         2,228       2,228
Charge
- continuing activities                      4                -             -         1,354       1,354
Disposals                                    -                -             -          (184)       (184)
                                      --------       ----------     ---------     ---------     -------
End of year                                  4                -             -         3,398       3,398
                                      --------       ----------     ---------     ---------     -------
NET BOOK VALUE
Beginning of year                            -           58,069        13,703         5,408      77,180
                                      --------       ----------     ---------     ---------     -------
                                      --------       ----------     ---------     ---------     -------
End of year                                641           65,144        15,566         6,571      87,281
                                      --------       ----------     ---------     ---------     -------
                                      --------       ----------     ---------     ---------     -------
At historical cost                         641           49,826        11,873         6,571      68,270
                                      --------       ----------     ---------     ---------     -------
                                      --------       ----------     ---------     ---------     -------

LEASED ASSETS AND ASSETS HELD ON FINANCE
LEASES INCLUDED IN THE ABOVE:

NET BOOK VALUE
BEGINNING OF YEAR                                                                       615         615
                                                                                  ---------     -------
                                                                                  ---------     -------
END OF YEAR                                                                           1,059       1,059
                                                                                  ---------     -------
                                                                                  ---------     -------


Intangible fixed assets relate to goodwill arising on the acquisition of a 20% interest in Beleggingsmaatschappij Stako II B.V. ('Stako') (note 12a). Goodwill relating to this acquisition is being amortised over 20 years.


18 ARCARDIAN INTERNATIONAL LIMITED

Additions to assets in course of construction include interest capitalised of L33,000 (1996 - L4,000). Cumulative interest capitalised included in the cost of tangible fixed assets amounts to L122,000 (1996 - L89,000).

Freehold and leasehold properties are included at valuation. The valuations were carried out by Weatherall Green & Smith, Chartered Surveyors, on an open market value at 30 September 1997 for existing use basis, inclusive of fittings and equipment and with the benefit of licenses where applicable. The valuations are recorded after deducting the net book value of fittings and equipment.

On a historical cost basis, the net book amount of tangible fixed assets at 31 December 1997 would be L66,812,000 and the depreciation charge would not be materially different.

12 FIXED ASSET INVESTMENTS

The following are included in the net book value of fixed asset investments:

GROUP                                                                 Other participating
                                        Associated undertakings             interests
                                        -----------------------       -------------------
                                           Shares    Loans               Shares    Loans        Other      Total
                                           L'000     L'000               L'000     L'000        L'000      L'000
Beginning of year                            241      5,429               1,455      303          500      7,928
Additions                                  1,673      7,228                   -        -            -      8,901
Interest accrued                               -         94                   -       17           36        147
Transfer to current asset investment           -          -                (105)       -            -       (105)
Transfer from current asset receivables        -          -                   -      955            -        955
Unrealized profits on transactions
with associated undertakings                (310)         -                   -        -            -       (310)
Share of losses                             (372)         -                   -        -            -       (372)
Share of fixed asset revaluations            760          -                   -        -            -        760
Loss on translation of overseas
equity investments                           (86)      (295)                  -        -            -       (381)
                                          ------     ------               -----     -----       -----     ------
End of year                                1,906     12,456               1,350     1,275         536     17,523
                                          ------     ------               -----     -----       -----     ------
                                          ------     ------               -----     -----       -----     ------

19 ARCADIAN INTERNATIONAL LIMITED

COMPANY                                                                   Other
                                    Subsidiary     Associated     participating
                                  undertakings   undertakings         interests      Other     Total
                                         L'000          L'000             L'000      L'000     L'000
SHARES AT COST
Beginning of year                       48,342            232             1,458        315    50,347
Additions                                  194          2,319                 -          -     2,513
Transfer                                   105              -              (105)         -         -
                                  ------------   ------------      ------------      -----    ------
End of year                             48,641          2,551             1,353        315    52,860
                                  ------------   ------------      ------------      -----    ------

AMOUNTS WRITTEN OFF
                                  ------------   ------------      ------------      -----    ------

Beginning and end of year                 (247)             -                 -          -      (247)
                                  ------------   ------------      ------------      -----    ------

LOANS

Beginning of year                        7,980          2,866               303        399    11,548
Advanced during year                         -          7,078                 -          -     7,078
Interest accrued                             -             94                17         35       146
                                  ------------   ------------      ------------      -----    ------
End of year                              7,980         10,038               320        434    18,772
                                  ------------   ------------      ------------      -----    ------

NET BOOK VALUE
Beginning of year                       56,075          3,098             1,761        714    61,648
                                  ------------   ------------      ------------      -----    ------
                                  ------------   ------------      ------------      -----    ------
End of year                             56,374         12,589             1,673        749    71,385
                                  ------------   ------------      ------------      -----    ------
                                  ------------   ------------      ------------      -----    ------

Additions to subsidiary undertakings are comprised of additional costs relating to acquisitions completed in 1996.


20 ARCADIAN INTERNATIONAL LIMITED

The principal subsidiary undertakings are shown below:

                                           COUNTRY OF                                  PROPORTION OF ORDINARY
                                           INCORPORATION                               SHARE CAPITAL AND VOTING
SUBSIDIARY UNDERTAKING                     AND OPERATION   PRINCIPAL ACTIVITY          RIGHTS HELD BY THE GROUP
Arcadian International Resorts Limited     England         Leisure development and                100%
                                                           project management
Arcadian UK Developments Limited           England         Property investment and                100%
                                                           project management
Arcadian France SA                         France          Leisure development                    100%
Arcadian Group Services Limited            England         Management  services                   100%
Hotel L'Horizon Limited                    Jersey          Hotel operations                       100%
Arcadian Hotels (UK) Limited               England         Hotel operations                       100%
Chateau de Bessy SA                        France          Leisure development                   54.7%
Ettington Park Group Limited               England         Hotel operations                       100%
The Mollington Banastre Hotel Limited      England         Hotel operations                       100%
Tillian Limited                            England         Leasehold property owner               100%
                                                           and lessor
Chilston Park Limited                      England         Hotel operations                       100%
Fattoria Villa Saletta Srl                 Italy           Leisure development                    100%
Malmaison Management Limited               England         Hotel operations and                    50%
                                                           project management
Stone Development SA                       France          Leisure development                    100%

The results of all subsidiary undertakings are included in the group accounts. A complete list of subsidiary undertakings will be annexed to the next annual return to the Registrar of Companies.


a)  ASSOCIATED UNDERTAKINGS
HOTEL GRESSY SNC

The group has a 25% stake in the ordinary share capital of Hotel Gressy SNC ("Gressy"), a company registered in France. The total carrying value of the group's investment is L1,393,000 at 31 December 1997 (1996 - L1,755,000).

The principal asset of Gressy is the hotel Le Manoir de Gressy, which completed its fourth year of trading in 1997. The directors are of the opinion, having consulted with their professional advisors, that on achievement of mature levels of trading the value of the group's share of Gressy exceeds the carrying value of the group's investment by a substantial margin.

The joint venture partner in Gressy has an option, exercisable in January 1999, to require the group to buy the partner's 75% shareholding in Gressy for a fixed consideration of Ffr 40 million (see note 25b)i)). The directors are of the opinion that due to the uncertainty regarding the exercise of this option it is only appropriate to account for the group's 25% holding in Gressy at this stage.


21 ARCADIAN INTERNATIONAL LIMITED

a)  ASSOCIATED UNDERTAKINGS (CONTINUED)
MALMAISON LIMITED

As at the balance sheet date the company held a 27% (1996 - 27%) stake in the ordinary share capital of Malmaison Limited ("Malmaison"), a company registered in England, at a carrying value of L232,000 (1996 - L232,000). ln addition the company has L5,062,000 (1996 - L4,103,000) of subordinated loan stock and L3,000,000 (1996 - Lnil) of other subordinated loans receivable from Malmaison.

Interest on the subordinated loan stock is charged at 20% p.a. and is payable by equal half yearly installments from 30 June 1998. The principal amounts under the loan stock instruments are redeemable in installments due on 31 December 2003, 2004 and 2005. Interest on the other subordinated loans is charged at 10% p.a. payable quarterly. Interest on these loans has, where appropriate, been capitalised by Malmaison. Cumulative interest capitalised by Malmaison on these and on its other loans at 31 December 1997 was L1,679,000 (1996 - L98,000).

The company also holds 4,246,925 (1996 - 1,410,810) warrants to subscribe for ordinary shares in Malmaison of 1p each at par. Full subscription of these and other warrants issued by Malmaison would have increased the company's interest in Malmaison to 33% (note 25b) iv) and v)).

On 8 April 1998, the company purchased all the outstanding share capital and loan stock of Malmaison not held by the company (see note 26b)).

GREAT EASTERN HOTEL COMPANY LIMITED

The company owns 50% of the ordinary share capital of the Great Eastern Hotel Company Limited ("Great Eastern"), a company registered in England, at a carrying value of L50,000 (1996- Lnil). ln addition the company has L3,032,000 (1996 - Lnil) of subordinated loan stock receivable from Great Eastern. Interest on the subordinated loan stock is charged at 10% and is payable by equal half yearly installments from 31 December 1999. The principal amount under the loan stock is redeemable at par on 30 June 2007.


22 ARCADIAN INTERNATIONAL LIMITED

a)  ASSOCIATED UNDERTAKINGS (CONTINUED)
BELEGGINGSMAATSCHAPPIJ STAKO II B.V ("STAKO")

On 9 October 1997 the company acquired 18.2% and the right to a further 1.8% investment in the ordinary share capital of Stako, a company registered in the Netherlands for a total consideration of L1,965,000, of which L465,000 was deferred until June 1998. Other costs relating to this acquisition of L303,000 were incurred. Goodwill arising on the acquisition of L645,000 has been taken to intangible fixed assets and is being amortised over 20 years.

The table below sets out the preliminary fair value of the net assets of Stako at the date of acquisition and the effect on the consolidated balance sheet:

                                                              Stako
                                                       ------------------
                                                        Book         Fair
                                                       Value        Value
                                                       L'000        L'000
Fixed assets                                           3,255        5,235
Current assets                                         6,329        6,329
Current liabilities                                   (2,604)      (2,604)
Long term liabilities                                   (845)        (845)
                                                      ------       ------
Net assets                                             6,135        8,115
                                                      ------       ------
Group equity share 20%                                              1,623
Goodwill                                                              645
                                                                   ------
Total acquisition cost                                              2,268
                                                                   ------
                                                                   ------

The fair value adjustments made to the book value of Stako related to the revaluation of its land and buildings.


23 ARCADIAN INTERNATIONAL LIMITED

a)  ASSOCIATED UNDERTAKINGS (CONTINUED)

The assets and liabilities of the associated undertakings, together with a summary of their income statements, as adjusted to bring their accounts into line with Arcadian group accounting policies, are as follows:

                                                              Great
                                                              Eastern       Stako           Malmaison                 Gressy
                                                              -------      -------     ------------------     ---------------------
                                                                 1997        1997        1997        1996       1997         1996
                                                                L'000       L'000       L'000       L'000      L'000        L'000
Intangible fixed assets                                             -           -        1,525       1,349          -            -
Tangible fixed assets                                           6,643       5,697       19,940       3,453     11,022       12,342
Investments                                                         -         101            -           -          -            -
Capital work in progress                                            -         440       13,313       5,106          -            -
Current assets
- stocks                                                            -       2,324           67          14         63           81
- debtors                                                         256       2,953        2,369         670        545          603
- cash                                                            112         261          908       1,068          -           40
Creditors
- amounts falling due within one year                            (848)     (2,631)      (7,032)       (740)    (1,784)      (1,075)
- amounts falling due after more than one year                      -      (1,091)     (12,897)          -     (5,194)      (6,071)
- shareholders loans falling due after more than one year      (6,063)          -      (16,276)    (10,827)    (4,458)      (4,958)
                                                               ------      ------      -------     -------    -------       ------
Net assets                                                        100       8,054        1,917          93        194          962
                                                               ------      ------      -------     -------    -------       ------
                                                               ------      ------      -------     -------    -------       ------
GROUP'S SHARE OF EQUITY INTEREST                                   50%         20%          27%         27%        25%          25%

Group's share of net assets of associated undertaking              50       1,611          518          25         48          241
                                                               ------      ------      -------     -------    -------       ------
                                                               ------      ------      -------     -------    -------       ------


24 ARCADIAN INTERNATIONAL LIMITED

a)  ASSOCIATED UNDERTAKINGS (CONTINUED)

                     Great
                    Eastern  Stako     Malmaison       Gressy          Total
                    -------  -----   -------------   --------------   --------------
                     1997     1997    1997    1996    1997     1996     1997    1996
                    L'000    L'000   L'000   L'000   L'000    L'000    L'000   L'000
--------------------------------------------------------------------
TURNOVER                -    1,160   2,687     168   2,662    2,381
PROFIT (LOSS)
BEFORE TAXATION         -      155    (958)    (90)   (671)  (1,375)
--------------------------------------------------------------------
Group share of
operating
profit (loss)           -       31    (235)    (20)   (168)    (349)    (372)   (369)

Interest income
from
associated
undertaking             94       -   1,261      70      -       -    1,355     70

The group's interest in Great Eastern and Stako arose during 1997. Results for Great Eastern and Stako shown above are for the period post acquisition.

b)   OTHER PARTICIPATING INTERESTS

ALJARAFE GOLF SA ("ALJARAFE")

The group owns a 10% stake in the ordinary share capital of Aljarafe, a company incorporated in Spain. This company, through its subsidiary, Club Zaudin Golf SA, operates a golf and country club in Seville and is in development of a 250 home residential scheme on adjacent land. The total cost of this equity investment is L1,311,000 (1996 - L1,311,000). The group also holds L955,000 of receivables which were reclassified from current asset receivables to fixed asset investments during the year in contemplation of a rights issue due to take place in 1998.

MENTMORE GOLF & COUNTRY CLUB PLC

The group has a 9% stake in the ordinary share capital of Mentmore Golf & Country Club Plc, a company registered in England and Wales. This stake was acquired on 31 July 1991 at a cost of L4,000. The group also holds L230,000 of secured subordinated loan stock 1999. Interest is charged at base rate plus 2% and paid on the earlier of the repayment date 30 June 1999, or any earlier date Mentmore Golf & Country Club Plc may elect. This loan stock and accrued interest receivable has been classified as loans owed by other participating interests.


25 ARCADIAN INTERNATIONAL LIMITED

13   STOCKS

The following are included in the net book value of stocks:

                                       Group
                                  --------------
                                   1997     1996
                                  L'000    L'000
Hotel operating stocks              749      801
Capital work in progress            243      502
Pre-construction costs           25,941   22,078
                                 ------   ------
                                 26,933   23,381
                                 ------   ------
                                 ------   ------

The movement in stock includes capitalised interest of L1,274,000
(1996-L1,047,000). Cumulative interest capitalised included in stocks amounts to L3,300,000 (1996-L2,026,000).

a) Capital work in progress represents uncompleted development work being carried out on hotels.

b) Pre-construction costs, which relate principally to land or interests in land for which the group has options which are subject to time limits, comprise costs incurred in identifying and progressing leisure and resort opportunities until other project investors are found with whom to complete the development. It is in the nature of development projects that the timing and scale of any realization is uncertain and may depend on factors beyond the control of the directors. The status of each project and its carrying value are regularly reviewed by the directors who remain confident that a programme of realizations will be achieved at above carrying value. An analysis of the constituent projects is shown below:

                                1997      1996
                               L'000     L'000
DEVELOPMENT PROJECT
Villa Saletta                  16,227    14,732
Chateau de Bessy                7,048     4,965
Villeneuve le Comte             2,031       799
Malmaison                           -        16
Great Eastern                       -       621
Other                             635       945
                               ------    ------
                               25,941    22,078
                               ------    ------
                               ------    ------

During the year the group acquired additional land at Chateau de Bessy for FFR 8,000,000 partly funded by forgiveness of a receivable. Land at Villeneuve le Comte was acquired during the year for FFR 9,000,000.


26 ARCADIAN INTERNATIONAL LIMITED

The costs capitalised against the Great Eastern were transferred to the company's interest in the Great Eastern Hotel Company Limited during the year (see note 12a)).

14   DEBTORS

The following are included in debtors:

                                                        Group              Company
                                                    --------------     ---------------
                                                     1997     1996      1997      1996
                                                    L'000    L'000     L'000     L'000
Amounts falling due within one year:

Trade debtors                                       1,803     2,286         -         -
Amounts due from subsidiary undertakings                -         -    35,393    27,856
Amounts due from associated undertakings            2,420       475     1,220         -
Amounts due from other participating interests          -       485         -         -
Dividends due from subsidiary undertakings              -         -       300       875
VAT recoverable                                       746        95     1,200         -
Prepayments and accrued income
- ACT recoverable on intragroup dividend                -         -         -       175
- other                                               582     1,126       169       210
Other debtors                                         808     2,745       624       208
                                                    -----     -----    ------    ------
                                                    6,359     7,212    38,906    29,324

Amounts falling due after more than one year:

Amounts due from other participating interests          -       639         -         -
                                                    -----     -----    ------    ------
                                                    6,359     7,851    38,906    29,324
                                                    -----     -----    ------    ------
                                                    -----     -----    ------    ------

Amounts due from associated undertakings comprise L2,337,000 (1996-L436,000) due from Malmaison Limited and L83,000 (1996 - L39,000) from Hotel Gressy SNC.


27 ARCADIAN INTERNATIONAL LIMITED

15   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

The following amounts are included in creditors falling due within one year:

                                               Group              Company
                                          ----------------    ----------------
                                            1997      1996      1997      1996
                                           L'000     L'000     L'000     L'000
Obligations under finance leases             430       290         -         -
Bank loans and overdrafts                  6,749     9,155     6,542     3,798
Trade creditors                            2,969     3,262       201       119
Amounts owed to other group undertakings       -         -     9,562     7,967
Other creditors
- ACT                                         73       602        52       602
- VAT                                      1,238       935         -         -
- social security and PAYE                   438       436         -         -
- other creditors                          1,975     2,448         -         -
Proposed final dividend                        -     1,593         -     1,593
Accruals and deferred income               3,386     2,312     1,939       844
                                          ------    ------    ------    ------
                                          17,258    21,033    18,296    14,923
                                          ------    ------    ------    ------
                                          ------    ------    ------    ------

Included in accruals and deferred income is L465,000 in respect of deferred consideration relating to the company's investment in Stako (see note 12a).

16   CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

The following amounts are included in creditors falling due after more than one year:

                                             Group              Company
                                        ----------------    ----------------
                                          1997      1996      1997      1996
                                         L'000     L'000     L'000     L'000
Bank loans and overdrafts               40,505    21,831    36,280    21,831
Obligations under finance leases           701       384         -         -
                                        ------    ------    ------    ------
                                        41,206    22,215    36,280    21,831
                                        ------    ------    ------    ------
                                        ------    ------    ------    ------

The company has loan facilities of L44,500,000 (1996 - L40,500,000) of which L42,100,000 (1996 - L26,500,000) were drawn down at the year end. These facilities comprise term loan facilities of L24,000,000, a revolving facility of L18,000,000 and an overdraft facility of L2,000,000. The term loans and revolving facilities bear interest at between 1.25% and 1.75% above LIBOR, and the overdraft at 1.25% over Base rate. All are secured by a first charge on the group's hotels and other assets and are subject to financial covenants.


28 ARCADIAN INTERNATIONAL LIMITED

In addition, the group has loan facilities in Italy of L8,600,000
(1996 - L4,751,000) of which L4,225,000 (1996 - L4,751,000) was drawn down at year end. These facilities are for the specific purpose of financing the group's interest in the Villa Saletta project. This loan is secured solely against the assets of this development project. 50% of it is guaranteed by the company.

In addition, at 31 December 1997 the company has entered into interest swap agreements which have fixed the LIBOR rate at 6.03% on borrowings of L3,400,000 and 7.71% on borrowings of L10,000,000 and an interest rate cap agreement at 7.5% on borrowings of L6,600,000.

ANALYSIS OF BORROWINGS

Borrowings, gross of issue costs, are repayable as follows:

                                                  Group             Company
                                            ----------------    ----------------
                                              1997      1996      1997      1996
                                             L'000     L'000     L'000     L'000
Due within five years
- within 1 year     - finance leases           430       290         -         -
                    - bank loans             6,842     9,180     6,842     3,823
- within 1-2 years  - finance leases           273       251         -         -
                    - bank loans             5,141     5,000     5,000     5,000
- within 2-5 years  - finance leases           428       133         -         -
                    - bank loans            32,345    17,000    31,500    17,000
- more than 5 years - bank loans             3,239         -         -         -
                                            ------    ------    ------    ------
                                            48,698    31,854    43,342    25,823
                                            ------    ------    ------    ------
                                            ------    ------    ------    ------

Of this total, amounts due within one year are included within creditors due within one year.

17  MINORITY INTEREST

                                                      1997      1996
                                                     L'000     L'000
Beginning of year                                      959     1,450
(Loss) profit on ordinary activities after tax         (44)       33
Disposal of subsidiary                                   -      (358)
Purchase of minority interest                          (10)        -
Exchange movement                                      (94)     (166)
                                                       ---     -----
End of year                                            811       959
                                                       ---     -----
                                                       ---     -----

During the year the group acquired the remaining 10% of the share capital of Stone Development SA.


All minority interests relate to equity interests.

29 ARCADIAN INTERNATIONAL LIMITED

18   SHARE CAPITAL

                                                                  1997    1996
                                                                 L'000   L'000
AUTHORISED
225,000,000 (1996 - 225,000,000) ordinary shares of 25p each     56,250   56,250
                                                                -------  -------
                                                                 56,250   56,250
                                                                -------  -------
                                                                -------  -------
ALLOTTED, CALLED-UP AND FULLY-PAID
147,475,845 (1996 - 147,475,845) ordinary shares of 25p each     36,869   36,869
                                                                -------  -------
                                                                 36,869   36,869
                                                                -------  -------
                                                                -------  -------

19   SHARE OPTIONS AND WARRANTS

Under the Arcadian International Plc Executive Share Option Scheme, adopted on 13 September 1988 and approved on 22 September 1988 by the Board of the Inland Revenue, a number of employees and directors held options to subscribe for ordinary shares in the company.

During the year 18,213 share options were cancelled, the holder having retired from the board and 259,870 new share options were issued. No share options were exercised during the year.

The total number of options issued to directors as at 31 December 1997 was 4,094,588 (1996 - 4,112,801). The number of share options issued to offer employees as at 31 December 1997 was 1,812,811 (1996 - 1,552,941). These
options were exercisable between June 1997 and November 2007 at a price of between 35p and 55p.

As part of the Clipper Hotel Limited acquisition in 1993 the company issued warrants to subscribe for 1,250,000 new ordinary shares at 75 pence per share at any time before 31 December 2000.

Upon the acquisition of the company by Patriot, the warrants were cancelled and all the share options were either exercised or cancelled for consideration. The aggregate net proceeds to the directors of such exercise and or cancellation was L866,000.


30 ARCADIAN INTERNATIONAL LIMITED

20   RESERVES

Of total reserves shown in the balance sheet as equity shareholders finds, the following amounts are regarded as distributable or otherwise:

                                             Company
                                        -----------------
                                          1997      1996
                                         L'000     L'000
DISTRIBUTABLE

- profit and loss account                 3,718     2,227
NON-DISTRIBUTABLE
- share premium account                  13,392    13,392
- goodwill write-off reserve              1,750     1,750
                                       --------  --------
Total reserves                           18,860    17,369
                                       --------  --------
                                       --------  --------


                               Share                           Goodwill
                             premium   Revaluation   Capital  write-off     Profit and
                             account       reserve   reserve    reserve   loss account     Total
GROUP                          L'000         L'000     L'000      L'000          L'000     L'000
Beginning of year              13,392       15,162     7,627      (137)        1,582       37,626
Retained profit for the year        -            -         -         -         1,791        1,791
Exchange differences                -            -         -         -        (1,436)      (1,436)
Goodwill written off                -            -       (96)     (109)            -         (205)
Revaluation of fixed assets         -        6,238         -         -             -        6,238
                              -------   ----------   -------  --------    ----------      -------
End of year                    13,392       21,400     7,531      (246)        1,937       44,014
                              -------   ----------   -------  --------    ----------      -------
                              -------   ----------   -------  --------    ----------      -------

                                Share                         Goodwill
                              premium  Revaluation   Capital write-off    Profit and
                              account      reserve   reserve   reserve  loss account        Total
COMPANY                         L'000        L'000     L'000     L'000         L'000        L'000
Beginning of year              13,392            -         -     1,750         2,227       17,369
Retained profit for the year        -            -         -         -         1,491        1,491
                              -------   ----------   -------  --------    ----------      -------
End of year                    13,392            -         -     1,750         3,718       18,860
                              -------   ----------   -------  --------    ----------      -------
                              -------   ----------   -------  --------    ----------      -------

The cumulative amount of goodwill written off to reserves is L1,996,000 (1996
- L1,887,000). The cumulative amount of discount on acquisition taken to capital reserve is L7,531,000 (1996 - L7,627,000)

Non equity preference share capital and accrued dividends were repaid on 31 December 1996.



31 ARCADIAN INTERNATIONAL LIMITED

21   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                        Group              Company
                                                 -------------------  ------------------
                                                    1997      1996      1997      1996
                                                   L'000     L'000     L'000     L'000
Profit for the financial year                       1,997     3,136     1,697     2,726
Other recognized gains and losses relating to the
year, net                                           4,802     3,420         -         -
                                                  -------   -------    -------   ------
                                                    6,799     6,556     1,697     2,726

Ordinary dividends paid                              (206)   (1,726)     (206)   (1,726)
Preference shares and dividends paid                    -    (2,677)        -    (2,677)
Fair value adjustments on acquisition                   -     6,982         -         -
Goodwill eliminated, (net)                           (205)     (335)        -         -
New share capital subscribed, net                       -    15,192         -    15,192
                                                  -------   -------    -------   ------
Net addition to shareholders' funds                 6,388    23,992     1,491    13,515
Opening shareholders' funds                        74,495    50,503    54,238    40,723
                                                  -------   -------    -------   ------
Closing shareholders' funds                        80,883    74,495    55,729    54,238
                                                  -------   -------    -------   ------
                                                  -------   -------    -------   ------


22   CASH FLOW INFORMATION
a) RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOWS FROM OPERATING ACTIVITIES

                                                                         1997      1996
                                                                        L'000     L'000
Operating profit                                                        3,407     5,494
Depreciation and amortisation                                           1,358     1,218
Increase in stocks                                                     (3,067)   (2,216)
Increase in debtors                                                       (70)   (1,406)
(Decrease) increase in creditors                                         (479)    2,549
Amortisation of grant income                                                -       (71)
                                                                      -------   -------
NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES                    1,149     5,568
                                                                      -------   -------
                                                                      -------   -------


32 ARCADIAN INTERNATIONAL LIMITED

b)   ANALYSIS OF CASHFLOWS FOR HEADINGS NETTED IN THE CASHFLOW STATEMENT

                                                               1997      1996
                                                              L'000     L'000
RETURN ON INVESTMENT AND SERVICING OF FINANCE
Interest received                                               377       242
Interest paid                                                (3,592)   (2,905)
Preference dividend paid                                          -      (677)
                                                           --------   -------
NET CASH OUTFLOW ON INVESTMENTS AND SERVICING OF FINANCE     (3,215)   (3,340)
                                                           --------   -------
                                                           --------   -------
Taxation                                                       (581)     (115)
                                                           --------   -------
CASH OUTFLOW ON TAXATION                                       (581)     (115)
                                                           --------   -------
                                                           --------   -------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                            (7,022)   (2,657)
Disposal of tangible fixed assets                             1,857         -
Purchas/e of investments                                     (1,554)     (289)
Loans to associates and other participating interests        (6,521)     (384)
                                                           --------   -------
NET CASH OUTFLOW FOR CAPITAL EXPENDITURE AND
FINANCIAL INVESTMENT                                        (13,240)   (3,330)
                                                           --------   -------
                                                           --------   -------
ACQUISITIONS AND DISPOSALS
Purchase of unincorporated business                               -    (6,335)
Purchase of subsidiary                                            -    (9,814)
Cash and overdrafts acquired                                      -       242
Disposal of part interest in associated undertaken                -       634
                                                           --------   -------
NET CASH OUTFLOW ON ACQUISITIONS AND DISPOSALS                    -   (15,273)
                                                           --------   -------
                                                           --------   -------
FINANCING
Issue of ordinary share capital                                   -    16,587
Issue costs                                                       -      (810)
Redemption of preference share capital                            -    (2,000)
Debt due within a year
- increase in borrowings                                          -     4,692
- repayment of borrowings                                    (5,818)   (6,976)
Debt beyond a year
- increase in borrowings                                     23,725    22,000
- repayment of borrowings                                         -   (15,856)
Capital element of finance lease rental payments               (370)     (177)
Proceeds of sale and lease back agreements                      682         -
                                                           --------   -------
NET CASH INFLOW FROM FINANCING                               18,219    17,460
                                                           --------   -------
                                                           --------   -------



33 ARCADIAN INTERNATIONAL LIMITED

c)   ANALYSIS OF NET DEBT

                                                      At                                             At
                                             31 December                Other    Exchange   31 December
                                                    1996  Cashflow  (non-cash)   movement          1997
                                                   L'000     L'000      L'000       L'000         L'000
Cash                                               2,362      (941)         -           -         1,421
Overdraft                                         (3,316)    1,474          -           -        (1,842)
                                                          --------
INCREASE IN CASH IN THE YEAR                                   533
                                                          --------
Debt within a year                                (5,914)    5,818     (5,000)         96        (5,000)
Debt after a year                                (22,000)  (23,725)     5,000           -       (40,725)
Finance leases                                      (674)     (312)      (145)          -        (1,131)
                                                          --------
CASH INFLOW FROM DEBT                                      (18,219)
                                                --------  --------     ------       -----       -------
                                                 (29,542)  (17,686)      (145)         96       (47,277)
                                                --------  --------     ------       -----       -------
                                                --------  --------     ------       -----       -------

d)   MAJOR NON-CASH TRANSACTIONS

i) During the year the group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of L145,000 (1996 - L657,000).

ii) During the year the group acquired land relating to the Chateau de Bessy development project through the forgiveness of Ffr 7.7m receivable.


23   ACQUISITIONS
a)   EFFECT OF ACQUISITIONS ON THE GROUP CASH FLOW.

i) Analysis of the net outflow of cash and cash equivalents in respect of the purchase of subsidiary undertakings.

                                                                     1997        1996
                                                                    L'000       L'000
Cash consideration                                                      -     (10,430)
Cash at bank and in hand acquired                                       -         242
Bank overdrafts of acquired subsidiary undertakings                     -           -
Amounts not yet paid                                                    -         616
                                                                   -------     -------
Net cash outflow in respect of subsidiary undertakings                  -      (9,572)
                                                                   -------     -------
                                                                   -------     -------


34 ARCADIAN INTERNATIONAL LIMITED

b) EFFECT OF ACQUISITIONS ON THE GROUP CASH FLOW (CONTINUED)

ii) Analysis of the net outflow of cash and cash equivalents in respect of the purchase of unincorporated businesses.

                                                           1997       1996
                                                          L'000      L'000
Cash consideration                                            -     (6,553)
Amounts paid in prior year                                    -        218
                                                         -------   -------
Net cash outflow in respect of unincorporated businesses      -     (6,335)
                                                         -------   -------
                                                         -------   -------

24   DISPOSALS
a)   BUSINESSES DISPOSED

On 4 March 1997 the group disposed of the Hunstrete House Hotel, near Bath, for a consideration of L1,860,000.


b)   EFFECT OF DISPOSALS ON GROUP CASH FLOW

                                1997     1996
                               L'000    L'000
Cash                           1,860        -
Disposal costs                    (3)       -
                              ------   ------
Total consideration            1,857        -
                              ------   ------
                              ------   ------

The business sold during the year contributed Lnil (1996 - L60,000) to the group's net operating cash flow.


25   GUARANTEES AND OTHER FINANCIAL COMMITMENTS
a)   CAPITAL COMMITMENTS

At the end of the year, capital commitments contracted for but not provided for were L150,000 (1996 - L1,930,000).

b)   CONTINGENT LIABILITIES

     i) The group has a 25% shareholding in Hotel Gressy SNC ("Gressy") through a subsidiary undertaking, Arcadian France S.A. The shareholders of Gressy are jointly and severally liable in respect of the liabilities of Gressy to the extent that such liabilities are not met from the assets of Gressy. Gross liabilities of Gressy, as at 31 December 1997 amounts to FFR 69,000,000. Arcadian France S.A. is a limited liability undertaking which has as its only assets an investment in Gressy and amounts receivable from Gressy.



35 ARCADIAN INTERNATIONAL LIMITED

b)   CONTINGENT LIABILITIES (CONTINUED)

          Within the above amount the company has guaranteed leasing obligations of approximately FFR 2,250,000 Worms et Cie. the joint venture partner, has given a similar guarantee and arrangements are in place between the company and Worms et Cie. pursuant to which the respective liabilities of the company and Worms et Cie. are limited to 38% and 62% respectively of the amount guaranteed. The directors are of the opinion that no provision should be made in respect of this contingent liability.

          The group has granted an option to the joint venture partner in Gressy, exercisable January 1999, to require the group to buy the partner's 75% shareholding in Gressy, together with the current account balance at that time, for a fixed consideration of Ffr 40,000,000 million payable in whole or in part in either cash or shares in the company, at the group's election. The directors' are of the opinion that, due to the uncertainty regarding the exercise of this option, it is inappropriate to recognize a liability in respect of this option.


     ii) At the balance sheet date the company's directors and certain senior executives had interests in a long term incentive scheme. These interests are triggered in the event of a takeover of the company. The amount payable is based on the difference between the takeover share price and the price at which the interests in the scheme are granted. Following the acquisition by Patriot a payment of L1,180,000 was made under this scheme (see note 26a)).


     iii) The company has provided two forms of guarantee to Malmaison Limited's senior lenders. The first relates to the overrun of construction costs of the hotels and is limited to the repayment of Malmaison Limited's senior debt of L9.5 million plus accrued interest thereon. The second relates to the repayment of L1.5 million of principal of the senior debt in the period to 31 December 1999 and the payment of any interest on the senior debt in that period. Should either guarantee be called, the company would be issued with additional 'A' loan stock in Malmaison Limited with a preferred return.

     iv) The group entered into an agreement with Malmaison Limited on 19 November 1996 under which it agreed to provide a committed subordinated loan facility of 5,750,000 and a committed revolving credit facility of up to 500,000. The loan facility is to be repaid on 31 December 2006 and the revolving credit facility on 31 December 1999. As at year end L3,000,000 (1996 - Lnil) was outstanding under this agreement (see note 12).



36 ARCADIAN INTERNATIONAL LIMTIED

b)   CONTINGENT LIABILITIES (CONTINUED)

     v) The company has granted to certain holders of A loan stock issued by Malmaison Limited the right to require the company to purchase 50%, (or on change of control of the company, 100%) of the A loan stock held by them (amounting to L4,440,000 together with any unpaid interest). The company has the option to settle the consideration in cash or by the issue of ordinary shares in the company or a combination of both. ln the event of the allotment of ordinary shares the number to be issued is limited to 19.7 million at market price subject to a minimum of 40p per share.

          Patriot purchased all of the outstanding loan stock in Malmaison Limited on 8 April 1998.

     vi)  Great Eastern Hotel Company Limited
          The Great Eastern Hotel Company Limited ("Great Eastern"), of which the company owns 50% of the issued share capital, entered into an agreement to take a 125 year lease of the Great Eastern Hotel in the City of London from a subsidiary of The British Land Company plc ("British Land") which has itself a similar agreement to take a lease of the hotel from Railtrack Plc.

          As part of the agreement British Land undertakes to provide L30,000,000 of funding towards Great Eastern's redevelopment costs. The company and its joint venture partner, Cowan Holdings Limited ("Cowan"), have jointly and severally guaranteed Great Eastern's performance of its redevelopment obligations to British Land and the company's liability under this performance guarantee is capped at L16,500,000. This figure is reduced by the amount of equity and loan stock funding to be provided by the company for the purpose of the redevelopment of up to L6,500,000. At the balance sheet date L3,082,000 had been funded (1996 - Lnil).

c)   LEASE COMMITMENTS

The group has entered into non-cancelable operating leases in respect of property and hire purchase contracts in respect of furniture, fittings and equipment, the payments for which extend over a period of up to five years. The rents payable under the operating leases are subject to renegotiation at intervals specified in the leases. The group pays all insurance, maintenance and repairs of the properties so leased.



37 ARCADIAN INTERNATIONAL LIMITED

c)   LEASE COMMITMENTS (CONTINUED)

The minimum annual rentals under the foregoing leases are as follows:

                                           Group                Company
                                  ---------------------  --------------------
                                      1997      1996        1997       1996
                                     L'000     L'000       L'000      L'000
Operating leases which expire
- within 1 year                         70        69          33         40
- within 2-5 years                     147       105          57         67
- after 5 years                        165       199         100        100
                                   -------   -------     -------     ------
                                       382       373         190        207
                                   -------   -------     -------     ------
                                   -------   -------     -------     ------

L279,000 (1996 - L134,000) of the above minimum annual rentals has been either sublet in full to third parties or provided for as a shortfall in the sublease paid by those third parties.


There are no commitments in respect of finance leases entered into before 31 December 1997 but due to commence after that date.


26   SUBSEQUENT EVENTS

a) On 6 April 1998 Patriot completed its acquisition of all the share capital of the company. Each shareholder received 60 pence in cash per ordinary share. Immediately following the completion of the transaction application was made to the Stock Exchange for delisting and to the Registrar of Companies to change the name of the company from Arcadian International plc to Arcadian International Limited.


b) In a related but separate transaction Patriot entered into an option agreement with the other shareholders of Malmaison Limited to purchase the balance of share capital and loan stock of Malmaison Limited not already owned by the company. The benefit of this option was passed from Patriot to the company. The option was exercised on 8 April 1998. The management contract with Malmaison Management Limited was terminated on the same day.


c) Patriot is a US Real Estate Investment Trust or `RElT' whose shares are paired and trade as a single unit with those of Wyndham International, Inc. (`Wyndham').

     Subsequent to the transaction, the trading stock and business of the group's hotels was sold to Wyndham and its subsidiaries Arcadian Hotels Limited and Malmaison Hotels Limited together ("the Wyndham UK Group") for book value at the transaction dates. The group continues to own the freehold and long leasehold interests in the hoteL which have been leased to the Wyndham UK Group.

d) Patriot has confirmed its intention of providing continued financial support to the group to enable it to meet its liabilities as they fall due, for a period of at least twelve months from the date of signing these accounts.



38 ARCADIAN INTERNATIONAL LIMITED

27   RELATED PARTY TRANSACTIONS

The nature of the group's investment in its associated undertakings is set out in note 12. The group had the following transactions with these associate undertakings, all of which were rendered on commercial terms were as follows:


a)   MALMAISON

                                            1997        1996
                                           L'000       L'000
Management fees                              471         229
Loan stock interest                          917          70
Mezzanine debt interest                      423           -
Finders fees                                 350         500
Finance facility arrangement fee             150           -
                                       ---------    --------
                                       ---------    --------


Finders fees were charged in respect of the identification, and negotiation to purchase land sites.


Subsequent to the balance sheet date Malmaison became a subsidiary of the company (see note 26b).


b)   GRESSY

                                            1997        1996
                                           L'000       L'000
Management fees                              136          62
                                        --------     --------
                                        --------     --------

c)   GREAT EASTERN
                                            1997        1996
                                           L'000       L'000

Project development fees                      50          50
Loan stock                                    94           -
                                        --------     --------
                                        --------     --------



39 ARCADIAN INTERNATIONAL LIMITED

                                   ARTHUR
                                  ANDERSEN





                   Malmaison Limited
                   and subsidiary undertakings


                   Financial statements 31 December 1997
                   together with directors' and auditors' reports
                   Registered number: 3141385

Directors' report
For the year ended 31 December 1997


The directors present their annual report on the affairs of Malmaison Limited ("the company") and its subsidiary undertakings ("the group"), together with the accounts and auditors' report, for the year ended 31 December 1997.

PRINCIPAL ACTIVITY AND BUSINESS REVIEW

The principal activity of the group was the ownership and operation of hotels. During 1998 the activities of the group changed as set out below.

On 8 April 1998 Patriot American Hospitality, Inc., through its wholly owned subsidiary, Arcadian International Limited ("Arcadian"), acquired all the outstanding share capital and loan stock in the company not already owned by Arcadian. Outstanding warrants and deferred shares were also acquired by Patriot together with all rights to the accrued interest on the loan stock. The management contract with the Malmaison Management Limited was terminated on the same day.

Patriot is a US Real Estate Investment Trust or 'REIT' whose shares are paired and trade as a single unit with those of Wyndham International, Inc. (`Wyndham'). Subsequent to the transaction, the trading stock and business of the group's hotels was sold to the Wyndham group for book value at the transaction dates. The group continues to own the freehold interests in the hotels which have been leased to a Wyndham's subsidiary, Malmaison Hotels Limited.

Details of this and other important events affecting the group which have taken place since the end of the current financial year are given in note 20 to the accounts.

RESULTS AND DIVIDENDS

                                                               1997    1996
                                                              L'000   L'000
Group loss for the year after taxation                          958      90
                                                             ------  ------
                                                             ------  ------

The directors do not recommend the payment of a dividend.



1  MALMAISON LIMITED

DIRECTORS AND THEIR INTERESTS




The directors who served during the year are as shown below.

The directors who held office at 31 December 1997 had no interests (including options) in the shares of group companies other than those shown below.

                                                   Ordinary shares of 1p             Warrants
                                                --------------------------- ----------------------------
                                                 31 December   31 December   31 December    31 December
                                                        1997          1996          1997           1998
S.D. Bate            (resigned 8 April 1998)               -             -             -              -
R.K. Black           (resigned 8 April 1998)         211,745       211,745        86,273              -
R.R.A. Breare                                              -             -             -              -
A.G. Dodd            (resigned 8 April 1998)         937,500       937,500       148,168              -
A. Haining           (resigned 8 April 1998)         199,753       199,753        72,829              -
K.W. McCulloch                                     1,035,000     1,035,000       416,380              -
C.G. Upton                                                 -             -             -              -
P.A. Nussbaum        (appointed 8 April 1998)              -             -             -              -
J. Bohlmann          (appointed 8 April 1998)              -             -             -              -
W.W. Evans III       (appointed 8 April 1998)              -             -             -              -


R.R.A. Breare and C.G. Upton are directors of, and at 31 December 1997, had interests in the share capital of, Arcadian International Limited, formerly Arcadian International Plc, which held 4,750,000 ordinary shares (1996 - 4,750,000) in the company and 4,246,925 warrants convertible into ordinary shares (1996 - 1,410,811). R.K. Black and A. Haining are directors of Botts Capital Nominees Limited which held as nominee 7,500,000 ordinary shares in the company, and 4,492,285 warrants convertible into ordinary shares (1996:
nil) including their personal interests shown above.

EMPLOYEE CONSULTATION

The group places considerable value on the involvement of its employees and keeps them informed on matters affecting them as employees and on the various factors affecting the performance of the group.

AUDITORS

The directors will place a resolution before the annual general meeting to reappoint Arthur Andersen as auditors for the ensuing year.



2 MALMAISON LIMITED

STATEMENT OF DIRECTORS' RESPONSIBILITIES

Company law requires the directors to prepare accounts for each financial period which give a true and fair view of the state of affairs of the company and group and of the profit or loss of the group for that period. In preparing those accounts, the directors are required to:

(i)   select suitable accounting policies and then apply them consistently;

(ii)  make judgements and estimates that are reasonable and prudent;

(iii) state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the accounts; and

(iv) prepare the accounts on the going concern basis unless it is inappropriate to presume that the group will continue in business.


The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and group and enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.


By order of the Board,

/s/ Richard J M Bonella

R.J.M Bonella


Secretary




Gatton Place
St Matthew's Road
Redhill
Surrey RH1 1TA



17 July 1998


3 MALMAISON LIMITED

                               ARTHUR ANDERSEN

Auditors' report
                                                           ____________________
                                                           London
TO THE SHAREHOLDERS OF MALMAISON LIMITED:


We have audited the accounts on pages 5 to 24 which have been prepared under the historical cost convention as modified by the revaluation of hotels and the accounting polices set out on pages 8 to 10.


RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 3 the company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.


BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's and the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.


OPINION

In our opinion the accounts give a true and fair view of the state of affairs of the company and of the group as at 31 December 1997 and of the group's loss and cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


/s/ Arthur Andersen

Arthur Andersen
Chartered Accountants and Registered Auditors

1 Surrey Street
London
WC2R 2PS


17 July 1998


4 MALMAISON LIMITED

Consolidated profit and loss account
For the year ended 31 December 1997


                                                                         53 week
                                                                          period
                                                       Year ended          ended
                                                      31 December    31 December
                                             Notes           1997           1996
                                                            L'000          L'000
TURNOVER                                       2            2,687            168
Cost of sales                                              (1,245)           (81)
                                                       ----------    -----------
Gross profit                                                1,442             87
Administration expenses (net)                              (1,098)           (71)
                                                       ----------    -----------
OPERATING PROFIT                               2              344             16
Investment income                              3               69              8
Interest payable and similar charges           3           (1,371)          (114)
                                                       ----------    -----------
Loss on ordinary activities before taxation    4             (958)           (90)
Tax on loss on ordinary activities             6                -              -
                                                       ----------    -----------
Loss on ordinary activities after taxation                   (958)           (90)
                                                       ----------    -----------
RETAINED LOSS FOR THE PERIOD                                 (958)           (90)
                                                       ----------    -----------
                                                       ----------    -----------
RETAINED LOSS FOR THE PERIOD
The company                                                   (22)           (30)
Group undertakings                                           (936)           (60)
                                                       ----------    -----------
                                                             (958)           (90)
                                                       ----------    -----------
                                                       ----------    -----------

All operations of the group continued throughout both periods and no operations were acquired or discontinued.

Consolidated statement of total recognized gains and losses
For the year ended 31 December 1997


                                                                              53 week
                                                                               period
                                                            Year ended          ended
                                                           31 December    31 December
                                                                  1997           1996
                                                                 L'000          L'000
Loss for the period                                               (958)           (90)
Unrealized surplus on revaluation of fixed assets                2,791              -
                                                           -----------    -----------
Total recognized gains and losses for the period                 1,833            (90)
                                                           -----------    -----------
                                                           -----------    -----------

A statement of movements on reserves is given in note 15.

The accompanying notes are an integral part of these statements.



5 MALMAISON LIMITED

Balance sheets
31 December 1997


                                                                   Group                         Company
                                                      ----------------------------      ------------------------
                                           Notes             1997             1996          1997          1996
                                                            L'000            L'000         L'000         L'000
FIXED ASSETS
Intangible assets                             7             1,525            1,274             -             -
Tangible assets                               8            33,253            8,851           141             -
Investments                                   9                 -                -         4,904         4,960
                                                         --------         --------      --------       -------
                                                           34,778           10,125         5,045         4,960
                                                         --------         --------      --------       -------
CURRENT ASSETS
Stocks                                       10                67               13             -             -
Debtors                                      11             2,181              959        11,276         5,100
Cash at bank and in hand                                      908            1,068         3,237           961
                                                         --------         --------      --------       -------
                                                            3,156            2,040        14,513         6,061

CREDITORS: Amounts falling due within
one year                                     12            (7,032)          (1,405)       (3,160)         (201)
                                                         --------         --------      --------       -------
Net current (liabilities) assets             21            (3,876)             635        11,353         5,860
                                                         --------         --------      --------       -------
TOTAL ASSETS LESS CURRENT LIABILITIES                      30,902           10,760        16,398        10,820

CREDITORS: Amounts falling due after
more than one year                           13           (28,985)         (10,688)      (16,276)      (10,688)
                                                         --------         --------      --------       -------
NET ASSETS                                                  1,917               72           122           132
                                                         --------         --------      --------       -------
                                                         --------         --------      --------       -------
CAPITAL AND RESERVES
Called-up share capital                      14               174              162           174           162
Profit and loss account                      15            (1,048)             (90)          (52)          (30)
Revaluation reserve                          15             2,791                -             -             -
                                                         --------         --------      --------       -------
TOTAL EQUITY SHAREHOLDERS' FUNDS             16             1,917               72           122           132
                                                         --------         --------      --------       -------
                                                         --------         --------      --------       -------


SIGNED ON BEHALF OF THE BOARD

/s/ C. G. Upton  Director



                                      17 July 1998



The accompanying notes are an integral part of these balance sheets.


6  MALMAISON LIMITED

Consolidated cash flow statement
For the year ended 31 December 1997


                                                                                     53 weeks
                                                                   Year ended    Period ended
                                                                  31 December     31 December
                                                         Notes           1997            1996
                                                                        L'000           L'000
Net cash inflow (outflow) from operating activities       17a           1,205            (206)
Returns on investments and servicing of finance           17b          (1,231)              8
Capital expenditure and financial investment              17b         (18,052)         (2,978)
Acquisitions                                              17b            (247)           (757)
                                                                  -----------    ------------
Cash outflow before financing                                         (18,325)         (3,933)

Financing
- issue of shares                                         17b               -             103
- increase in debt                                        17b          18,165           4,898
                                                                  -----------    ------------
(DECREASE) INCREASE IN CASH IN THE PERIOD                 17c            (160)          1,068
                                                                  -----------    ------------
                                                                  -----------    ------------




Reconciliation of net cash flow to movement in net debt
For the year ended 31 December 1997

                                                                                  53 weeks
                                                               Year ended     Period ended
                                                              31 December      31 December
                                                    Notes            1997             1996
                                                                    L'000            L'000
(Decrease) increase in cash in the period                            (160)           1,068
Cash inflow from increase in debt                    17c          (18,165)          (4,898)
                                                               ----------     ------------
Change in debt resulting from cash flows                          (18,325)          (3,830)
Undistributed loan stock                                                -           (1,238)
Loan stock issued for non-cash consideration                            -           (4,340)
New finance leases                                   17c             (238)               -
                                                               ----------     ------------
Movement in net debt in the period                                (18,563)          (9,408)
NET DEBT AT START OF YEAR                                          (9,408)               -
                                                               ----------     ------------
NET DEBT AT END OF YEAR                              17c          (27,971)          (9,408)
                                                               ----------     ------------
                                                               ----------     ------------


The accompanying notes are an integral part of these statements.




7 MALMAISON LIMITED

Notes to accounts
31 December 1997



1  ACCOUNTING POLICIES
A summary of the principal accounting policies is set out below. All accounting policies have been applied consistently throughout the year and during the preceding period.

a)   ACCOUNTING CONVENTION
The accounts are prepared under the historical cost convention, modified to include the revaluation of hotels, and in accordance with the provisions of the Companies Act 1985 and with applicable accounting standards except in relation to the absence of provision for the depreciation of freehold and long leasehold buildings, as set out in d) below.

b)   BASIS OF CONSOLIDATION
The group accounts consolidate the accounts of Malmaison Limited and all its subsidiary undertakings to 31 December 1997. The acquisition method of accounting has been adopted whereby the results of subsidiary undertakings acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal. Goodwill arising on consolidation or on the acquisition of a business (representing the excess of the fair value of the consideration given over the fair view of the separable net assets acquired) is capitalised and amortised over a 20 year period. Any excess of the aggregate of the fair value of the separable net assets acquired over the fair value of the consideration given is credited directly to reserves.

No profit and loss account is presented for Malmaison Limited, as provided by section 230 of the Companies Act 1985. The company's loss for the year, determined in accordance with the Act, was L22,000 (1996 - L30,000)

In the company's accounts, investments in subsidiary undertakings are stated at cost less amounts written off. Only interest and dividends received or receivable are credited to the company's profit and loss account.

c)   INTANGIBLE FIXED ASSETS
(i) The Malmaison brand is carried at cost less amounts written off. Provision is made for any permanent diminution in value. The directors having considered the residual value and useful economic life of the brand, believe any provision for amortisation would not be material.

(ii) Pre-opening and marketing expenses incurred up to the commencement of full trading by hotels are deferred and written off over three years.

d)   TANGIBLE FIXED ASSETS
Freehold hotel properties and hotel properties on leases with 25 years or more to run at the balance sheet date are revalued periodically and the resultant valuation is included in the balance sheet unless the surplus or deficit is immaterial. Where a material surplus or deficit arises, this is taken to the revaluation reserve to the extent available. Any permanent diminution in the value of such properties is charged to the profit and loss account.




8  MALMAISON LIMITED

d)   TANGIBLE FIXED ASSETS (CONTINUED)
In accordance with normal practice within the hotel industry, no depreciation is provided on freehold hotel properties or on hotel properties on leases with 25 years or more to run at the balance sheet date. The group's properties are maintained at all times in sound condition and to a high standard. Accordingly, the directors are of the opinion that the length of lives and residual values (based on prices prevailing at the time of acquisition or subsequent valuation) of these properties are such that any provision for depreciation would not be material.

Work in progress comprises hotel development sites in the course of construction. It is stated at cost, which represents the cost of land, contractors' costs, professional fees, interest and an allocation of other direct and project overheads. Costs are capitalised from the date on which the group acquires an interest in a development site.

Interest on capital employed on land under development and on the cost of construction of hotels incurred until these projects are completed may, where appropriate, be capitalised as part of the costs of construction.

Depreciation is provided on a straight line basis over the following periods:

Office equipment                          4 years
Furniture, fittings and equipment         5-10 years
Plant and machinery                       10-15 years

e)   FIXED ASSET INVESTMENTS
Investments are shown at cost less amounts written off. Provision is made for any permanent diminution in value.

f)   STOCKS
Stocks are valued at the lower of cost and net realizable value.

g)   TAXATION
Corporation tax payable is provided on taxable profits at the current rate.

The taxation liabilities of certain group companies are reduced wholly or in part by the surrender of losses by fellow group companies.

Deferred taxation has been calculated on the liability method. Deferred taxation is provided on timing differences which will probably reverse, at the rates of tax likely to be in force at the time of reversal. Deferred tax is not provided on timing differences which, in the opinion of the directors, will probably not reverse.

h)   TURNOVER
Turnover comprises amounts receivable for goods and services provided, net of VAT and similar sales taxes.




9  MALMAISON LIMITED

i)   LEASES
Assets held under finance leases are initially reported at the fair value of the asset, with an equivalent liability categorized under creditors due within or after one year as appropriate. The asset is depreciated over the shorter of the lease term or its useful economic life. Finance charges are allocated to accounting periods over the period of the lease to produce a constant rate of return on the outstanding balance. Rentals are apportioned between finance charges and reduction of the liability. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful economic lives.

Rentals under operating leases are charged on a straight-line basis over the lease term and commitments are provided for in the balance sheet at the time the rental payments fall due.

j)   GOVERNMENT GRANTS
Government grants relating to tangible fixed assets are treated as deferred income and credited to the profit and loss account by equal installments over the period to which the grant relates. Where any grant repayments are required under the terms of the grant, such repayments are recorded in the profit and loss account in the period to which they relate.

k)   CAPITAL INSTRUMENTS
Capital instruments are classified as liabilities if they contain an obligation to transfer economic benefit and if they are not included in shareholders' funds. Capital instruments are initially stated at the amount of the net proceeds after the deduction of issue costs. The finance cost recognized in the profit and loss account in respect of capital instruments other than equity shares is calculated so as to give a constant rate of return on the outstanding balance.

2  SEGMENT INFORMATION
All of the group's turnover and operating profit arise from the operation of hotels, all of which are in the UK.

3  INVESTMENT INCOME AND INTEREST PAYABLE

                                                                 53 week
                                           Year ended          period to
                                          31 December        31 December
                                                 1997               1996
                                                L'000              L'000
Investment income comprises:
- interest on cash at bank                         69                  8
                                          -----------        -----------
                                          -----------        -----------
Interest payable comprises
- subordinated loan stock                       2,275                212
- senior debt                                     326                  -
- mezzanine debt                                  409                  -
                                          -----------        -----------
                                                3,010                212
Less interest capitalised                      (1,639)               (98)
                                          -----------        -----------
                                                1,371                114
                                          -----------        -----------
                                          -----------        -----------




10 MALMAISON LIMITED

4  LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

Loss on ordinary activities before taxation is stated after charging/(crediting):

                                                                                    53 week
                                                                Year ended        period to
                                                               31 December      31 December
                                                                      1997             1996
                                                                     L'000            L'000
Staff costs (note 5)                                                   723               41
Amortisation and amounts written off
- goodwill                                                              22                4
- pre-opening expenses                                                  65                5
Depreciation of tangible fixed assets
- owned                                                                 81                6
- held under hire purchase contracts and finance leases                 26                -
Amortisation of grants                                                 (10)               -
Auditors remuneration
- audit services                                                        35               16
                                                               -----------       ----------
                                                               -----------       ----------


11 MALMAISON LIMITED

5  STAFF COSTS

Particulars of employees (including executive directors) are shown below:

                                                                                    53 week
                                                                Year ended        period to
                                                               31 December      31 December
                                                                      1997             1996
                                                                     L'000            L'000
Employee costs during the period amounted to:

Wages and salaries                                                     673               37
Social security costs                                                   50                4
                                                               -----------       ----------
                                                                       723               41
                                                               -----------       ----------
                                                               -----------       ----------



The average monthly number of persons employed by the group for the periods were as follows:


                                                                      1997             1996
                                                                    Number           Number

Hotel operations                                                        65               38
Administration                                                           2                2
                                                               -----------       ----------
                                                                        67               40
                                                               -----------       ----------
                                                               -----------       ----------

Directors' remuneration:

No director received any remuneration for their services to any group company during the year.


6    TAX ON LOSS ON ORDINARY ACTIVITIES
There is no taxable profit in the current year, and accordingly, no charge to tax arises.

A potential liability on deferred chargeable gains of L1,300,000 (1996 - L450,000) exists following the revaluation of property. In addition a further L240,000 (1996 - L63,000) of deferred tax liabilities is present within the group. These amounts are unprovided for due to the existence of brought forward tax losses. Such losses may be relieved only against future trading profits.




12 MALMAISON LIMITED

7 INTANGIBLE FIXED ASSETS

The movement in the year was as follows:

                                                                     Pre-opening      Total
GROUP                                               Brand    Goodwill   expenses
                                                    L'000       L'000      L'000      L'000
COST
Beginning of year                                     800         436         47      1,283
Additions                                               -           -        394        394
Adjustment of goodwill (see note 9)                     -         (56)         -        (56)
                                                 --------    --------   --------   --------
End of year                                           800         380        441      1,621
                                                 --------    --------   --------   --------
AMOUNTS WRITTEN OFF

Beginning of year                                       -           4          5          9
Amortisation                                            -          22         65         87
                                                 --------    --------   --------   --------
End of year                                             -          26         70         96
                                                 --------    --------   --------   --------
NET BOOK VALUE

Beginning of year                                     800         432         42      1,274
                                                 --------    --------   --------   --------
                                                 --------    --------   --------   --------
End of year                                           800         354        371      1,525
                                                 --------    --------   --------   --------
                                                 --------    --------   --------   --------




13 MALMAISON LIMITED

8 TANGIBLE FIXED ASSETS

The movement in the year was as follows:

                                    Freehold                   Furniture,
                                    land and       Work in     fixtures &
                                   buildings      progress      equipment      Total
                                       L'000         L'000          L'000      L'000
GROUP

COST OR VALUATION

Beginning of year                      3,058         5,410           389       8,857
Additions                              8,799        10,958         1,961      21,718
Reclassification                       3,055        (3,055)            -           -
Revaluations                           2,791             -             -       2,791
                                    --------      --------      --------    --------
End of year                           17,703        13,313         2,350      33,366
                                    --------      --------      --------    --------
------------------------------------------------------------------------------------
At valuation                          17,703             -             -      17,703
At cost                                    -        13,313         2,350      15,663
------------------------------------------------------------------------------------
DEPRECIATION
Beginning of year                          -             -             6           6
Charge                                     -             -           107         107
                                    --------      --------      --------    --------
End of year                                -             -           113         113
                                    --------      --------      --------    --------
                                    --------      --------      --------    --------
NET BOOK VALUE

Beginning of year                      3,058         5,410           383       8,851
                                    --------      --------      --------    --------
                                    --------      --------      --------    --------
End of year                           17,703        13,313         2,237      33,253
                                    --------      --------      --------    --------
                                    --------      --------      --------    --------

LEASED ASSETS AND ASSETS HELD ON
FINANCE LEASES INCLUDED IN THE ABOVE:

NET BOOK VALUE

BEGINNING OF YEAR                          -             -             -           -
                                    --------      --------      --------    --------
                                    --------      --------      --------    --------
END OF YEAR                                -             -           212         212
                                    --------      --------      --------    --------
                                    --------      --------      --------    --------

Additions to work in progress include interest capitalised of L1,639,000 (1996 - L98,000). Cumulative interest capitalised included in the cost of tangible fixed assets amounts to L1,737,000 (1996 - L98,000).

Freehold properties are included at valuation. The valuations were carried out by Edward Symmons (Hotel & Leisure) Limited, Chartered Surveyors, on an open market value at 31 December 1997 for existing use basis, inclusive of fittings and equipment and with the benefit of licenses where applicable during the year. The valuations are recorded after deducting the net book value of fittings and equipment is recorded against freehold land and buildings. Additions made subsequent to the valuations are recorded at cost.

On a historical cost basis, the net book amount of tangible fixed assets at 31 December 1997 would be L30,462,000, and the depreciation charge would not be materially different.




14 MALMAISON LIMITED


                                                                       Work in
                                                                      progress
Company                                                                  L'000

Cost
Beginning of year                                                            -
Additions                                                                  141
                                                                       -------
End of year                                                                141
                                                                       -------
                                                                       -------


9    FIXED ASSET INVESTMENTS


                                                              Company
                                                         ---------------------
                                                            1997        1996
                                                           L'000       L'000

Subsidiary undertakings                                    4,904       4,960
                                                          -------     --------
                                                          -------     --------

The movement in the year relates to actual professional fees being less than estimated on the subsidiaries acquired in 1996. In the group accounts, goodwill has been reduced accordingly (see note 7).


a)   PRINCIPAL GROUP INVESTMENTS

The principal subsidiary undertakings are shown below:



                                                                                    Proportion of
                                                                                    ordinary share
                                              Country of                            capital and
                                              incorporation     Principal           voting rights held
SUBSIDIARY UNDERTAKINGS                       and operation     Activity            by the group

The Malmaison Hotel (Glasgow) Limited         Scotland          Hotel operations    100%
The Malmaison Hotel (Newcastle) Limited       England           Hotel operations    100%
The Malmaison Hotel (Manchester) Limited      England           Hotel operations    100%
The Malmaison Hotel (Leeds) Limited           England           Hotel operations    100%
Malmaison Brand Limited                       Scotland          Brand ownership     100%

b)   ACQUISITION OF SUBSIDIARY UNDERTAKINGS

On 15 April 1997 the company formed The Malmaison Hotel (Leeds) Limited.


15 MALMAISON LIMITED

10   STOCKS


                                                                      Group
                                                           -------------------------
                                                                1997          1996
                                                               L'000         L'000

Hotel operating stocks                                            67            13
                                                            --------       -------
                                                            --------       -------

11   DEBTORS


                                                        Group                             Company
                                                 ------------------------------  ---------------------------
                                                     1997            1996              1997             1996
                                                    L'000           L'000             L'000            L'000

Amounts falling due within one year:

Trade debtors                                         287              34                 -                -

Amounts owed by subsidiary undertakings                 -               -            10,646            4,743

VAT                                                   507             590               273              357

Other debtors                                       1,251              27               256                -

Prepayments and accrued income                        136              14               101                -

Prepaid facility fees                                   -             294                 -                -
                                                  -------          ------           -------           ------
                                                    2,181             959            11,276            5,100
                                                  -------          ------           -------           ------
                                                  -------          ------           -------           ------

Included in other debtors above is L247,500 relating to a deposit made by the company on the acquisition of the Malmaison hotel in Edinburgh (see note 20).


12   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR


                                                        Group                      Company
                                                ---------------------     --------------------------
                                                    1997       1996              1997        1996
                                                   L'000      L'000             L'000       L'000

Bank loans and Senior debt                           550          -                 -           -

Trade creditors                                    1,447        448               202          49

Accrued interest                                   2,677          -             2,677           -

Other creditors                                      197         19                 -          12

VAT                                                   34          -                 -           -

Grants                                               564          -                 -           -

Accruals and deferred income                       1,563        938               281         140
                                                 -------      -----             -----       ------
                                                   7,032      1,405             3,160         201
                                                 -------      -----             -----       ------
                                                 -------      -----             -----       ------

16 MALMAISON LIMITED

13   CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                              Group                        Company
                      --------------------------   ---------------------------
                          1997         1996            1997              1996
                         L'000        L'000           L'000             L'000

Senior debt             10,602            -               -                 -

Mezzanine debt           3,000            -           3,000                 -

Subordinated debt       13,276       10,476          13,276            10,476

Grants                   1,974            -               -                 -

Other                      133          212               -               212
                        ------       ------          ------            ------
                        28,985       10,688          16,276            10,688
                        ------       ------          ------            ------
                        ------       ------          ------            ------

During the year the group was awarded a L2,400,000 grant in relation to the Malmaison Manchester property and a L148,000 grant in relation to the Malmaison Glasgow property.


SENIOR DEBT

At 31 December 1997 the group had senior borrowing facilities of L22,300,000 (1996 - L9,500,000) of which L12,389,000 (1996 - Lnil) was drawn down.
Borrowings are repayable on a quarterly basis from 31 March 1998, incur interest at 2.5% p.a. above LIBOR, are secured by a first fixed and floating charge on the group's hotels and other assets, and are subject to financial covenants.

Amounts shown for senior debt are net of facility fees L1,237,000 (1996 - Lnil).

MEZZANINE DEBT

The company has entered into a mezzanine loan facility agreement of L5,750,000 and a working capital facility of L500,000 with Arcadian International Limited. The loan facility incurs interest at 10% and is repayable on 31 December 2006 and the working capital facility incurs interest at 3% above The Royal Bank of Scotland Plc base rate and is repayable on 31 December 1999. These facilities are secured by second charges on the group's hotel properties. Drawings under these facilities at 31 December 1997 were L3,000,000 and Lnil respectively (1996 Lnil and Lnil).


SUBORDINATED DEBT

The loan stock is unsecured, bears interest at 20% per annum, and is repayable in installments between 2003 and 2005 (see note 19). At 31 December 1997 issued loan stock was as follows:


                     1997      1996
                    L'000     L'000

'A' loan stock      5,873     5,873
'B' loan stock      4,603     4,603
'C' loan stock      2,800         -
                   ------    ------
                   13,276    10,476
                   ------    ------
                   ------    ------

17 MALMAISON LIMITED

On 15 April 1997 the company issued L1,700,000 of 'C' loan stock in connection with interalia the purchase of a development site in Leeds.


On 10 December 1997 the company issued a further L1,100,000 of 'C' loan stock in connection with interalia the part repayment of the mezzanine loan with Arcadian International Limited, a related party.


The A, B and C loan stock rank pari passu in all respects with the exception of the winding up of the company. In this case the C loan stock is subordinated to the A and B loan stock. The B loan stock is subordinated to the A loan stock and all classes of loan stock are subordinated to the claims of all other creditors.


ANALYSIS OF BORROWINGS

Borrowings are repayable as follows:



                                                     Group                      Company
                                             ------------------------   --------------------------
                                                  1997         1996          1997            1996
                                                 L'000        L'000         L'000           L'000
Due within five years

- within 1 year     - finance leases                78            -             -               -
                    - bank loans                   600            -             -               -

- within 1-2 years  - finance leases                78            -             -               -
                    - bank loans                 1,400            -             -               -

- within 2-5 years  - finance leases                56            -             -               -
                    - bank loans                 6,300            -             -               -

More than 5 years   - bank loans                 4,089            -             -               -
                    - mezzanine loan             3,000            -         3,000               -
                    - subordinated loan stock   13,276       10,476        13,276          10,476
                                                ------      -------        ------          ------
                                                28,877       10,476        16,276          10,476
                                                ------      -------        ------          ------
                                                ------      -------        ------          ------

14   CALLED-UP SHARE CAPITAL


                                                                           1997          1996
                                                                          L'000         L'000

AUTHORISED

25,100,000 (1996 - 19,100,000) ordinary shares of 1p each                   251           191
1,900,000 (1996 - 1,900,000) 'B' deferred convertible shares of 1p each      19            19
                                                                          -----         -----
                                                                            270           210
                                                                          -----         -----
                                                                          -----         -----

ALLOTTED, CALLED-UP AND FULLY-PAID

17,400,000 (1996 - 16,150,000) ordinary shares of 1p each                   174           162
                                                                          -----         -----
                                                                          -----         -----

18 MALMAISON LIMITED

During the year the company issued 1,250,000 shares as part consideration for the acquisition of The Malmaison Hotel (Manchester) Limited in 1996.


Arcadian International Limited and K.W. McCulloch have the right before 31 December 2005, to subscribe for a number of deferred shares, which are convertible into ordinary shares at par upon the sale of a substantial part of the assets of the group, the admission of the ordinary shares of the company to the London Stock Exchange or control of the company passing to one shareholder. The number of deferred shares subject to this right is determined by the value attributable to the group in the transaction. Upon the acquisition of the share capital of the company by Patriot American Hospitality, Inc. ("Patriot"), K.W. McCulloch transferred the right to 1,390,581 deferred shares to Patriot (see note 20).


As at 31 December 1996 the company had in issue warrants to subscribe for 1,410,811 ordinary shares exercisable at par. On 15 April 1997 the company issued warrants to subscribe for 4,949,026 ordinary shares exercisable at par. On 10 December 1997 the company issued warrants to subscribe for 3,202,311 ordinary shares exercisable at par. All the warrants in issue were acquired by Patriot on the 8 April 1998 (see note 20).


15   RESERVES

Of total reserves shown in the group and company's balance sheets, the following amounts are regarded as distributable or otherwise:


                                             Group                      Company
                                      -----------------------     ---------------------
                                        1997           1996          1997         1996
                                       L'000          L'000         L'000        L'000

Distributable
- profit and loss account             (1,048)           (90)          (52)        (30)

Non distributable
- revaluation reserve                  2,791              -             -           -
                                      ------          -----          -----       -----
TOTAL RESERVES                         1,743            (90)          (52)        (30)
                                      ------          -----          -----       -----
                                      ------          -----          -----       -----


19 MALMAISON LIMITED


                                             Revaluation         Profit and
                                                 reserve        loss account       Total
                                                   L'000               L'000       L'000

GROUP

Beginning of the year                                  -                 (90)        (90)
Accumulated loss for the year                          -                (958)       (958)
Revaluation of operating hotels                    2,791                   -       2,791
                                                 -------              -------      -----
End of year                                        2,791              (1,048)      1,743
                                                 -------              -------      -----
                                                 -------              -------      -----


COMPANY
Beginning of the year                                  -                 (30)       (30)
Accumulated loss for the year                          -                 (22)       (22)
                                                 -------              -------      -----
End of year                                            -                 (52)       (52)
                                                 -------              -------      -----
                                                 -------              -------      -----

16   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                          Group                    Company
                                                   --------------------  ---------------------------
                                                      1997       1996           1997         1996
                                                     L'000      L'000          L'000        L'000

Loss for the financial year                           (958)       (90)           (22)         (30)
                                                      -----       ----           ----         ----

Other recognized gains and losses relating to the
year                                                 2,791          -              -            -

New share capital subscribed                            12        162             12          162
                                                     -----        ---            ----         ---

Net addition to (reduction in)
shareholders' funds                                  1,845         72            (10)         132
                                                     -----        ---            ----         ---

Opening shareholders' funds                             72          -            132            -
                                                     -----        ---            ----         ---

Closing shareholders' funds                          1,917         72            122          132
                                                     -----        ---            ----         ---
                                                     -----        ---            ----         ---

17   CASH FLOW INFORMATION

a)   RECONCILIATION OF OPERATING PROFIT TO OPERATING CASHFLOWS

                                                                        53 week
                                                    Year ended        period to
                                                   31 December      31 December
                                                          1997             1996
                                                         L'000            L'000
Operating profit                                           344               16
Depreciation and amortisation charges                      194               15
Increase in stocks                                         (54)              (1)
Increase in debtors                                       (343)            (748)
Increase in creditors                                    1,074              512
Amortisation of grant income                               (10)              -
                                                         -----             ----
NET CASH INFLOW (OUTFLOW) FROM OPERATING ACTIVITIES      1,205             (206)
                                                         -----             ----
                                                         -----             ----

b)   ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

                                                                         53 week
                                                    Year ended         period to
                                                   31 December       31 December
                                                          1997              1996
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE          L'000             L'000
Interest received                                           69                 8
Interest and facility fees paid                         (1,300)              -
                                                       -------            ------
                                                        (1,231)                8
                                                       -------            ------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

Expenditure on tangible fixed assets                   (19,270)           (2,978)
Expenditure on intangible fixed assets                    (394)              -
Grants received                                          1,612               -
                                                       -------            ------
                                                       (18,052)           (2,978)
                                                       -------            ------
ACQUISITIONS

Purchase of subsidiary undertakings                       -                 (410)
Deposits to purchase subsidiary undertaking               (247)              -
Cash acquired                                             -                   53
Purchase of brand name                                    -                 (400)
                                                       -------            ------
NET CASH OUTFLOW FOR ACQUISITIONS                         (247)             (757)
                                                       -------            ------
                                                       -------            ------
FINANCING

Issue of ordinary share capital                           -                  103
Repayment of finance leases                                (24)              -
Debt due within one year                                   600               -
Debt due greater than one year                          17,589             4,898
                                                       -------            ------
CASH INFLOW FROM FINANCING                              18,165             5,001
                                                       -------            ------
                                                       -------            ------

21 MALMAISON LIMITED

17   CASH FLOW INFORMATION (CONTINUED)

c)   ANALYSIS OF NET DEBT

                                    Beginning of                         Other
                                            year      Cash flow      (non-cash)     End of year
                                           L'000          L'000          L'000            L'000
Cash on hand and at bank                   1,068           (160)           -                908
Finance leases                               -               24           (238)            (214)
Debt due within one year                     -             (600)           -               (600)
Debt due after 1 year                    (10,476)       (17,589)           -            (28,065)
                                         -------        -------           ----          -------
                                          (9,408)       (18,325)          (238)         (27,971)
                                         -------        -------           ----          -------
                                         -------        -------           ----          -------

d)   MAJOR NON-CASH

     During the year the group entered into finance lease arrangements in respect of assets with a total capital value at the inception on the leases of L238,000 (1996 - Lnil).


18   GUARANTEES AND OTHER FINANCIAL COMMITMENTS

a)   CAPITAL COMMITMENTS

At the end of the year capital commitments were:

                                                 Group                    Company
                                       -----------------------    -----------------------
                                           1997         1996         1997         1996
                                          L'000        L'000        L'000        L'000

Contracted for but not provided for       3,614       13,441           -            -
                                          -----       ------         ----         ----
                                          -----       ------         ----         ----

b)   CONTINGENT LIABILITIES

     The company has guaranteed and secured by a floating charge on its own assets overdrafts and other liabilities of certain subsidiary undertakings, the amount outstanding at 31 December 1997 being L12,389,000 (1996 - Lnil).


22 MALMAISON LIMITED

19   RELATED PARTY TRANSACTIONS

a) A. Haining and R.K. Black, both shareholders in the company during the year, are directors of Botts & Company Limited and financial advisers to the company. During the year Botts & Company Limited received fees of L160,000 (1996
- L119,000). In addition, as at 31 December 1997, Botts & Company Limited held 4,439,955 (1996 - L2,925,000) subordinated loan stock (see note 14).

b) R.R.A. Breare and C.G. Upton are both directors of Arcadian International Limited ("Arcadian"), a shareholder of the company. During the year Arcadian received fees of L500,000 (1996 - L500,000).


     In addition, as at 31 December 1997, Arcadian held 5,061,972 (1996 - L4,102,500) subordinated, loan stock (see note 14).

c) K.W. McCulloch a shareholder of the company during the year, is also a director of and the majority shareholder in MHM Limited. Arcadian and MHM Limited have a joint venture, Malmaison Management Limited, which has a ten year management contract for the group's hotels. Management fees payable for the year ended 31 December 1997 under this contract were L143,000 (1996 - L9,000).

     In addition, as at 31 December 1997, K.W. McCulloch held 1,090,081 (1996
- L1,024,650) subordinated loan stock (see note 14).

     In 1996 Malmaison Management Limited entered into project co-ordination agreements with the group to assist with the development of its hotels. Amounts payable in the year ended 31 December 1997 under these agreements were L471,000 (1996 - L240,000).

d) Arcadian and K.W. McCulloch, as shareholders in Malmaison Management Limited, have the right to subscribe for deferred shares in the company in the event of a realization of the assets of the group before 31 December 2005. Further details are given in note 14.

e) In 1996 Arcadian entered into two forms of guarantee on behalf of a syndicate of banks, led by Coutts & Company, in favor of the banks. The first relates to the overrun of construction costs of the hotels and is limited to the amount of the group's senior debt of L9.5 million plus accrued interest thereon. The second relates to the repayments of L1.5 million of principal of the senior debt in the period to 31 December 1999 and the payment of any interest on the senior debt in that period. Should any payments be made by Arcadian under the terms of either guarantee, Arcadian would receive additional A loan stock in the company to the value of any such payment.


23 MALMAISON LIMITED

20   SUBSEQUENT EVENTS

     On 18 March 1998 the company acquired the trade and assets of the Malmaison Hotel in Edinburgh for a cash consideration of L4,949,000 for which the company had paid a deposit of L247,500 before year end. MHM Limited, a related company (see note 19c), held a management contract with this hotel.

     On 8 April 1998 Arcadian International Limited ("Arcadian"), acquired all the outstanding share capital and loan stock in the company not already owned by Arcadian. Outstanding warrants and deferred shares were also acquired together with ali rights to the accrued interest on the loan stock. The management contract with the Malmaison Management Limited was terminated on the same day.

     Patriot is a US Real Estate Investment Trust or 'REIT' whose shares are paired and trade as a single unit with those of Wyndham International, Inc. ('Wyndham'). Subsequent to the transaction, the trading stock and business of the group s hotels was sold to the Wyndham group for book value at the transaction dates. The group continues to own the freehold interests in the hotels which have been leased to Wyndham's subsidiary, Malmaison Hotels Limited.

21   NET CURRENT LIABILITY POSITION

     The net current liabilities of the group at 31 December 1997 are L3,876,000 (1996 - net assets L635,000). Arcadian International Limited has confirmed its intention of providing continued financial support to the group to enable it to meet its liabilities as they fall due, for a period of at least twelve months from the date of signing these accounts.


24 MALMAISON LIMITED

              Report of Independent Certified Public Accountants


To the Board of Directors and
Shareholders of CHC International, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the hospitality division of CHC International, Inc. at November 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended November 30, 1995, 1996 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements were prepared on the basis of presentation as described in Note 1.


/s/ Price Waterhouse, LLP
Miami, Florida


February 27, 1998

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                                BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            November 30,
                                                                        --------------------     May 31,
                                                                          1996        1997        1998
                                                                        --------    --------   -----------
                                 ASSETS                                                        (unaudited)
Current Assets
  Cash and cash equivalents                                             $  1,627    $  8,634    $ 12,958
  Trade accounts receivable, net of allowance for doubtful accounts
   of $699, $669 and $573 at 1996, 1997 and 1998, respectively             1,482       7,817       9,336
  Trade accounts receivable - affiliates, net of allowance for doubtful accounts of $716, $1,135 and $1,256 at 1996, 1997
   and 1998, respectively                                                  1,108       1,244         885
  Notes receivable - affiliates and officers                                 480       2,463       3,458
  Marketable securities                                                        -           -       4,189
  Deferred income tax                                                          -       9,386       9,513
  Inventories                                                                121       1,487       1,481
  Other current assets                                                       800         632         522
                                                                        --------    --------    --------
    Total current assets                                                   5,618      31,663      42,342
Property and equipment, net                                                  669       1,718       1,683
Investments in and advances to affiliates                                  8,457       8,424       4,990
Receivables, net                                                           1,900       1,950       1,950
Receivables - affiliates and officers                                          -       2,656       2,179
Intangibles, net                                                           6,047       5,472       5,185
Other assets                                                               3,548       4,400       4,475
                                                                        --------    --------    --------
  Total Assets                                                          $ 26,239    $ 56,283    $ 62,804
                                                                        --------    --------    --------
                                                                        --------    --------    --------

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable                                                      $    672    $  4,333    $  3,658
  Due to affiliates and officers                                           2,005      12,894      18,265
  Deferred compensation plan liability                                         -       5,374       5,510
  Accrued expenses                                                         5,904      18,417      18,366
  Current portion of long-term debt and capital lease obligations         11,857      13,457      12,382
                                                                        --------    --------    --------
    Total current liabilities                                             20,438      54,475      58,181
Deferred compensation plan liability                                       6,102       2,494       2,493
Long-term debt                                                             1,921       1,360       1,208
Due to affiliates                                                          3,750       1,245       1,161
Other liabilities                                                            108         179         332
                                                                        --------    --------    --------
  Total liabilities                                                       32,319      59,753      63,375
                                                                        --------    --------    --------
Commitments and contingencies (Note 12)                                        -           -           -
Stockholders' Equity (Deficit)
  Preferred stock, $.01 par value; 1,000 shares
   authorized; no shares issued or outstanding                                 -           -           -
  Common stock, $.005 par value; 20,000 shares
   authorized; 10,621 shares issued and outstanding at
   1996, 1997 and 1998, respectively                                          53          53          53
  Additional paid-in capital                                              13,853      16,112      17,781
  Accumulated deficit                                                    (12,012)    (11,936)    (13,244)
  Notes receivable stock purchases - affiliates                           (7,675)     (7,675)     (7,675)
  Unearned compensation                                                     (299)        (24)          -
  Net unrealized gains on marketable securities                                -           -       2,514
                                                                        --------    --------    --------
Total stockholders' equity (deficit)                                      (6,080)     (3,470)       (571)
                                                                        --------    --------    --------
    Total liabilities and stockholders' equity (deficit)                $ 26,239    $ 56,283    $ 62,804
                                                                        --------    --------    --------
                                                                        --------    --------    --------

  The accompanying notes are an integral part of these financial statements.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                           STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                                                              Three        Six
                                                                    Year Ended               Months      Months
                                                                   November 30,               Ended       Ended
                                                          ------------------------------     May 31,     May 31,
                                                            1995       1996       1997        1998        1998
                                                          -------    -------    --------   -----------  -----------
                                                                                           (unaudited)  (unaudited)
Revenues
   Rooms                                                  $ 4,638    $ 5,282    $ 25,331     $22,537     $40,241
   Food and beverage                                        3,907      4,351      15,953      11,439      21,582
   Management service fees - affiliates                     5,212      4,284       5,703         493       1,071
   Management service fees - non-affiliates                 5,391      4,748       4,773       1,090       1,984
                                                          -------    -------    --------     -------     -------
      Total revenues                                       19,148     18,665      51,760      35,559      64,878
                                                          -------    -------    --------     -------     -------
Operating Expenses
   Rooms                                                    1,075      1,223       5,553       4,816       8,874
   Food and beverage                                        2,386      2,772       8,883       6,180      12,213
   Participating lease payments                                 -          -      10,251      11,009      18,799
   Management service and operating costs                  14,455     14,097      26,849      13,570      25,647
   Depreciation and amortization                              832        853       1,045         323         619
                                                          -------    -------    --------     -------     -------
      Total operating expenses                             18,748     18,945      52,581      35,898      66,152
                                                          -------    -------    --------     -------     -------
Income (loss) from operations before
  equity in net earnings (losses) of affiliates               400       (280)       (821)       (339)     (1,274)
Equity in net earnings (losses) of affiliates                 355      1,003        (346)       (107)       (317)
                                                          -------    -------    --------     -------     -------
   Income (loss) from operations                              755        723      (1,167)       (446)     (1,591)
                                                          -------    -------    --------     -------     -------
Other Income (Expense)
   Interest income                                          1,720        686         846         253         585
   Interest expense                                        (2,365)    (3,304)     (2,340)       (495)       (953)
   Loss on impairment of notes receivable                  (4,431)         -           -           -           -
   Transaction and other costs (Note 1)                         -          -      (9,073)       (400)       (571)
   Other income (expense)                                    (104)        29       1,298       1,188       1,236
                                                          -------    -------    --------     -------     -------
      Total other income (expense)                         (5,180)    (2,589)     (9,269)        546         297
Minority interests                                            148        163         108           -           -
                                                          -------    -------    --------     -------     -------
Income (loss) before provision (benefit) for income taxes  (4,277)    (1,703)    (10,328)        100      (1,294)
Provision (benefit) for income taxes                          131         92     (10,404)     (2,054)         14
                                                          -------    -------    --------     -------     -------
Net income (loss)                                         $(4,408)   $(1,795)   $     76     $ 2,154     $(1,308)
                                                          -------    -------    --------     -------     -------
                                                          -------    -------    --------     -------     -------

  The accompanying notes are an integral part of these financial statements.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED NOVEMBER 30, 1995, 1996 AND 1997
                 AND SIX MONTHS ENDED MAY 31, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 Notes                       Net
                                                                                Receivable                Unrealized     Total
                                          Common Stock   Additional               Stock                    Gains on  Stockholders'
                                        ----------------  Paid-in   Accumulated  Purchases-    Unearned    Marketable    Equity
                                        Shares    Amount  Capital     Deficit    Affiliates  Compensation  Securities   (Deficit)
                                        -------  -------  -------  -----------  ----------  ------------  ----------  -----------
Balance, November 30, 1994               10,355  $    52  $22,645   $ (5,809)     $(7,350)     $  (523)      $     -    $ 9,015

Receipts from notes receivable stock
  purchases - affiliates                      -        -        -          -          664            -             -        664

Amortization of unearned
  compensation                                -        -        -          -            -          116             -        116

Net change in gaming division                 -        -   (5,595)         -            -            -             -     (5,595)
  intercompany account

Net loss                                      -        -        -     (4,408)           -            -             -     (4,408)
                                        -------  -------  -------   --------      -------      -------       -------    -------
Balance, November 30, 1995               10,355       52   17,050    (10,217)      (6,686)        (407)            -       (208)
                                        -------  -------  -------   --------      -------      -------       -------    -------

Additional common shares issued             266        1    2,999          -       (3,000)           -             -          -

Receipts from notes receivable stock
  purchases - affiliates                      -        -        -          -        2,011            -             -      2,011

Amortization of unearned
  compensation                                -        -        -          -            -          108             -        108

Net change in gaming division
  intercompany account                        -        -   (6,196)         -            -            -             -     (6,196)
Net loss                                      -        -        -     (1,795)           -            -             -     (1,795)
                                        -------  -------  -------   --------      -------      -------       -------    -------
Balance, November 30, 1996               10,621       53   13,853    (12,012)      (7,675)        (299)            -     (6,080)
                                        -------  -------  -------   --------      -------      -------       -------    -------
Amortization of unearned
  compensation                                -        -        -          -            -          275             -        275

Net change in gaming division
  intercompany account                        -        -    2,259          -            -            -             -      2,259
Net income                                    -        -        -         76            -            -             -         76
                                        -------  -------  -------   --------      -------      -------       -------    -------
Balance, November 30, 1997               10,621       53   16,112    (11,936)      (7,675)         (24)            -     (3,470)
                                        -------  -------  -------   --------      -------      -------       -------    -------
Amortization of unearned
  compensation                                -        -        -          -            -           24             -         24

Net change in gaming division
  intercompany account                        -        -    1,669          -            -            -             -      1,669

Change in market value of marketable
  securities, net                             -        -        -          -            -            -         2,514      2,514

Net Loss                                      -        -        -     (1,308)           -            -             -     (1,308)
                                        -------  -------  -------   --------      -------      -------       -------    -------
Balance, May 31, 1998 (unaudited)        10,621  $    53  $17,781   $(13,244)     $(7,675)     $     -       $ 2,514    $  (571)
                                        -------  -------  -------   --------      -------      -------       -------    -------
                                        -------  -------  -------   --------      -------      -------       -------    -------

  The accompanying notes are an integral part of these financial statements.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                (PAGE 1 OF  2)

                                                                           Year Ended           Six Months Ended
                                                                           November 30,               May 31,
                                                               -------------------------------  ----------------
                                                                   1995       1996        1997         1998
                                                                   ----       ----        ----         ----
                                                                                                    (unaudited)
Cash flows from operating activities:
Net income (loss)                                              $ (4,408)   $ (1,795)    $     76    $ (1,308)
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Provision (benefit) for losses or impairments on
    receivables and equity investments                            5,765        (212)          96         876
  Depreciation and amortization                                     832         853        1,045         619
  Amortization of deferred charges                                  844       1,533          949          26
  Undistributed equity in net (earnings) losses of affiliates      (355)     (1,003)         346         317
  Deferred income taxes                                               -           -      (10,500)        (20)
  Minority interests                                               (148)       (163)        (108)          -
  Gain on sale of hotel investments                                   -           -       (1,245)
  Gain on sale of marketable securities                               -                               (1,130)
Change in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable                                      (292)        313         (450)     (1,871)
    Trade accounts receivable - affiliates                         (796)        227         (999)      3,933
    Inventories                                                     (10)        (64)         736           6
    Other assets and other receivables                             (982)     (1,727)       1,027         (97)
  Increase (decrease) in:
    Accounts payable                                               (667)       (231)        (249)       (569)
    Accrued expenses                                               (202)       (478)       5,889        (254)
    Deferred compensation plan liability                            600         565        1,766         203
    Other liabilities                                               (34)         56          181         153
                                                               --------    --------     --------    --------
Net cash provided (used) by operating activities                    147      (2,126)      (1,440)        884
                                                               --------    --------     --------    --------
Cash flows from investing activities:
  Sales of notes receivable                                           -       7,200            -           -
  Purchases of property and equipment                              (168)       (134)      (1,470)       (263)
  Investments in and advances to affiliates                      (2,645)        (50)      (1,089)       (538)
  Cash and cash equivalents from consolidation of  affiliate          -           -        8,830           -
  Sales of or distributions from investments in affiliates          959         834        1,959          99
  Project loans and advances                                     (1,900)          -       (2,160)          -
  Sale of marketable securities                                                                        1,895
                                                               --------    --------     --------    --------
Net cash (used) provided by investing activities                 (3,754)      7,850        6,070       1,193
                                                               --------    --------     --------    --------
Cash flows from financing activities:
  Receipts from notes receivable stock purchases - affiliates     7,756       2,011            -           -
  Increase (decrease) in due to affiliates                       (1,145)        408         (919)     (1,195)
  Borrowings                                                      2,900         500        2,880       3,500
  Payments of debt and capital lease obligations and
    other deferred charges                                         (577)     (1,925)      (1,843)     (1,727)
  Net change in gaming division intercompany account             (5,595)     (6,196)       2,259       1,669
                                                               --------    --------     --------    --------
Net cash  provided (used) by financing activities                 3,339      (5,202)       2,377       2,247
                                                               --------    --------     --------    --------
Net increase (decrease) in cash and cash equivalents               (268)        522        7,007       4,324
Cash and cash equivalents at beginning of year                    1,373       1,105        1,627       8,634
                                                               --------    --------     --------    --------
Cash and cash equivalents at end of year                       $  1,105    $  1,627     $  8,634    $ 12,958
                                                               --------    --------     --------    --------
                                                               --------    --------     --------    --------

  The accompanying notes are an integral part of these financial statements.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                 (PAGE 2 OF 2)

                                                                                Year Ended          Six Months Ended
                                                                                November 30,             May 31,
                                                                                ------------             --------
                                                                         1995       1996       1997        1998
                                                                         ----       ----       ----        ----
                                                                                                       (unaudited)
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                             $ 1,626    $ 1,718    $  1,438    $   639
                                                                       -------    -------    --------    -------
                                                                       -------    -------    --------    -------
  Cash paid during the period for income taxes                         $    96    $    89    $     40    $    16
                                                                       -------    -------    --------    -------
                                                                       -------    -------    --------    -------
  Cash received during the period for income taxes                                $    29    $     36
                                                                                  -------    --------
                                                                                  -------    --------
Supplemental Schedule of noncash investing and financing activities:
  Common Stock Issued:
    Notes receivable stock purchase-affiliates                                    $ 3,000
                                                                                  -------
                                                                                  -------
  Investments in Affiliates:
    Loan for purchase of interest in GAH-II, L.P.                      $ 3,750
    Loan for investment in CHC Lease Partners                            1,088
    Operating partnership units received as payment of interest            572
    Operating partnership units received as payment of
      notes receivable stock purchases - affiliates                        388
                                                                       -------
    Total investments in affiliates                                    $ 5,798
                                                                       -------
                                                                       -------
  Consolidation of affiliate:
    Cash and cash equivalents                                                                $  8,830
    Non-cash assets                                                                            14,459
    Liabilities                                                                               (17,401)
                                                                                             --------
    Net assets                                                                                  5,888
    Net assets distributed to Gencom Lessee, L.P.                                              (2,944)
                                                                                             --------
    Net assets consolidated                                                                  $  2,944
                                                                                             --------
                                                                                             --------
  Other:
    Capital leases and license agreements                              $   166    $    41
                                                                       -------    -------
                                                                       -------    -------
    Change in market value of marketable securities, net                                                  $ 3,648
                                                                                                          -------
                                                                                                          -------
    Satisfaction of due to affiliates with operating partnership units                                    $ 1,088
                                                                                                          -------
                                                                                                          -------

  The accompanying notes are an integral part of these financial statements.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

CHC International, Inc.'s ("CHC") major operations consist of (i) the hospitality division which manages, leases and invests in hotel and resort properties and (ii) the gaming division which owns, manages and develops casino properties. The financial statements of CHC - Hospitality Division (the "Company") have been prepared pursuant to the Agreement and Plan of Merger by and among Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) ("Wyndham"), Patriot American Hospitality, Inc. ("PAH") and CHC dated as of September 30, 1997 (the "Merger Agreement"). The Merger Agreement contemplates, subject to appropriate approvals, (i) CHC's contribution of its gaming division to a wholly-owned subsidiary ("Spinco"), (ii) CHC's distribution of all of the common stock of Spinco to the stockholders of CHC pro rata based on their ownership in CHC, (iii) CHC's retention of its hospitality business and (iv) CHC merging into Wyndham subsequent to the distribution of Spinco. The foregoing transactions will be consummated at closing of the Merger Agreement (the "Closing").

The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented and give no effect to the net changes of assets and liabilities contemplated by the Merger Agreement. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CHC's consolidated financial statements prior to the transactions contemplated by the Merger Agreement, except for all the assets, liabilities (including contingent liabilities), revenues and expenses of the gaming division of CHC and its subsidiaries. Consequently, these financial statements include certain balances for goodwill and other assets and liabilities related to the Company that were previously included in CHC's consolidated financial statements including (i) the allocation of certain fixed assets and related depreciation expense, (ii) notes receivable and borrowings and related interest income and expense and
(iii) other liabilities and related expenses. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), the Company's financial statements exclude certain corporate expenses incurred by CHC on the gaming division's behalf. All significant intercompany balances and transactions have been eliminated. Investments in less than majority-owned non-gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with generally accepted accounting principles. Significant accounting policies are summarized below. Certain amounts in the financial statements and notes thereto have been reclassified for comparative purposes.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Hotel room and food and beverage revenues and expenses from leased hotel operations are included in the statements of operations during the lease term. Revenues from rooms and food and beverage sales are recognized at the time the related service is performed.

Revenues from management service fees for management of hotels are based upon contracted terms and are recognized when the services are performed. Included in management service fees - affiliates is a $2,000 termination fee received in connection with the termination of the Company's management agreement with an affiliated hotel during the year ended November 30, 1997.

REIMBURSED OPERATING EXPENSES

The Company is fully reimbursed by certain managed hotels for salaries and related costs for hotel personnel employed by the Company in accordance with management contract terms and the administration of services consisting
primarily of sales, marketing and reservations.   These costs amounted to
$47,324, $50,237 and $50,644 for the years ended November 30, 1995, 1996, and
1997, respectively. All such costs and related reimbursements have been netted in the statements of operations, with reimbursable amounts and accrued salaries and related costs reflected as trade accounts receivable and accrued expenses, respectively, in the balance sheets.

During the year ended November 30, 1995 the Company was reimbursed for $1,400 of costs incurred in conjunction with an unconsummated transaction previously expensed in the statements of operations during the period inception (February 3, 1994) to November 30, 1994.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

TRANSACTION AND OTHER COSTS

The Company's costs in the amount of $9,073 incurred as a result of the transactions contemplated by the Merger Agreement including investment banking, legal, accounting and employee severance have been expensed in the statement of operations during the year ended November 30, 1997 (See Note 14).

STOCK BASED COMPENSATION

The Company, during fiscal 1997, adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" which establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company has chosen to retain its intrinsic value method of accounting for stock based compensation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original purchase maturities of 90 days or less.

TRADE ACCOUNTS RECEIVABLE AND TRADE ACCOUNTS RECEIVABLE - AFFILIATES

Trade accounts receivable are from non-affiliated hotels under management and lease, and hotel customers. Trade accounts receivable - affiliates are receivables from hotel or other entities in which the Company, its stockholders or officers have an investment interest. The Company provides an allowance for doubtful accounts based upon a periodic review of outstanding receivables and evaluation of aggregate collectibility.

INVENTORIES

Inventories, consisting of food, beverages, china, linens, silverware and glassware, are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over estimated useful lives of the assets. Useful lives range from three to five years. Expenditures for repairs and maintenance are charged to expenses as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated.

Equipment held under capital leases is amortized over the lesser of useful life or lease term.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INVESTMENTS IN AND ADVANCES TO AFFILIATES

Investments in and advances to affiliates include units of limited partnership interest ("OP Units") in the Patriot American Hospitality Partnership, L.P. ("Patriot REIT Partnership"). The OP Units are subject to redemption rights which became exercisable, subject to certain restrictions, on October 2, 1996. The redemption rights require the Patriot REIT Partnership to redeem each OP Unit for cash equal to the value of a share of PAH common stock or, at PAH's election, for one share of PAH common stock. The OP Units are stated at cost which is based upon the fair market value of PAH common stock at the date of issue with an appropriate discount for restrictions imposed on the OP Units.

DEFERRED CHARGES

Costs incurred in connection with the Company's term loan are recorded as deferred charges and are amortized over the term of the loan. Trademark and organization costs are amortized on a straight line basis over 40 and 5 years, respectively.

Deferred charges consist of the following at November 30,:

                                              1996         1997
                                            --------     --------
        Deferred debt costs                 $  3,197     $  3,097
        Trademark and organization costs       1,110        1,114
                                            --------     --------
                                               4,307        4,211
        Accumulated amortization              (2,698)      (3,278)
                                            --------     --------
        Deferred charges, net               $  1,609     $    933
                                            --------     --------
                                            --------     --------

INTANGIBLES

Goodwill is amortized on a straight line basis over 30 to 40 years. Management contract intangibles are amortized on a straight-line basis over 9 to 25 years. The Company periodically assesses the future benefit associated with management contract intangibles through a review on a contract by contract basis of estimated undiscounted future operating cash flow. Any impairment of intangible assets is charged to operations and reflected as a reduction of the related intangible asset account.

INCOME TAXES

Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect tax consequences on future years' differences between tax bases of assets and liabilities and their financial reporting amounts at each year-end as if the Company were a stand alone taxpayer.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTERIM UNAUDITED FINANCIAL INFORMATION

The financial statements for the three and six months ended May 31, 1998 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended May 31, 1998 are not necessarily indicative of the results that may be expected for a fully year.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk exist principally in cash balances with banks in excess of Federal Deposit Insurance Corporation ("FDIC") insured limits, receivable balances and investments in OP Units.

The Company places its cash with high quality financial institutions; however, at November 30, 1997, the Company has cash balances with financial institutions in excess of FDIC insured limits. Management believes the credit risk related to these deposits is minimal.

The Company provides its services to the hotel industry. Hotel management services are contracted for terms normally ranging from 1 to 20 years, and in limited instances on a month-to-month basis. To reduce credit risk, the Company, through its management of such hotels, monitors the hotels' financial condition. Concentrations of credit risk with respect to accounts receivable from hotel customers are limited due to the large number of customers and their dispersion across many hotels and geographies. The Company does not generally require collateral from customers. Five management contracts accounted for 26%, 26% and 41% of management service fees revenues for the years ended November 30, 1995, 1996 and 1997, respectively.

The Company has a note receivable from the Rhode Island Convention Center Authority in conjunction with agreements to develop and operate a hotel. To reduce credit risk with respect to the note receivable from the Rhode Island Convention Center Authority, the Company, through its management of the property, which is the primary source of repayment, monitors the hotel's financial condition, and management believes the credit risk related to the receivable is minimal.

The Company has notes receivable from certain stockholders for the purchase of the Company's common stock and notes receivable from certain limited partnerships owned by all stockholders which have invested in a hotel and adjacent retail complex. Management believes the concentration of credit risk with respect to the notes from certain stockholders (see Note 13) and certain affiliated limited partnerships is minimal (see Note 14).

The estimated fair value of financial instruments have been determined by the Company using available market and effective interest rate information for such instruments. The carrying amounts of such financial instruments, except the OP Units, approximate their fair value. Included in investments and advances to affiliates in the balance sheet are OP Units with a book value of $3,638. The recorded value of the OP Units is estimated based upon the quoted market price of

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PAH common stock less an appropriate discount for the restrictions imposed on the OP Units. The estimated fair value of the OP Units at November 30, 1997 is $10,000.

LIQUIDITY

The Company has short-term liquidity and capital resource requirements which will need to be met prior to Closing of the Merger Agreement, including income tax obligations resulting from the planned distribution of the common stock of Spinco to the stockholders of the Company, debt service requirements and other transaction related costs. Management expects these liquidity and capital resource requirements to be funded by stockholders capital contributions and OP unit sales. Management believes that sufficient sources of capital will be available to fund these short-term liquidity and capital resource requirements.

NOTE 2 - RECEIVABLES

Receivables consist of a $1,900 note receivable from the Rhode Island Convention Center Authority with an interest rate equal to the lesser of manager share of net cash flow as defined or 11% (effective interest rate of 1.0% and 4.5% as of November 30, 1996 and 1997, respectively) payable annually, interest only, with principal due on earlier of December 30, 2024 or the date the management agreement is terminated.

The Company owned nonrecourse subordinated notes in the amount of $12,500 ("Notes Receivable Crystal Palace") secured by a leasehold interest in the Crystal Palace Hotel. The Company originally recorded a discount of $1,000 on the Notes Receivable Crystal Palace. On December 29, 1995, The Company sold its interest in the Notes Receivable Crystal Palace to the issuer for $7,200, plus accrued interest. The Company recorded a loss on the impairment in value for the Notes Receivable Crystal Palace of $4,431 during the year ended November 30, 1995.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at November 30,:

                                                           1996       1997
                                                          ------    --------
        Furniture, fixtures and other equipment           $  615    $  1,893
        Leasehold improvements                               198         132
        Equipment under capital leases                       384         379
                                                          ------    --------
                                                           1,197       2,404
        Accumulated depreciation and amortization           (528)       (686)
                                                          ------    --------
        Property and equipment, net                       $  669    $  1,718
                                                          ------    --------
                                                          ------    --------

Depreciation expense was $82, $129 and $422 for the years ended November 30, 1995, 1996 and 1997, respectively.

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4 - LEASES

Capital Leases

The Company leases certain equipment under capital leases. Minimum rentals under such capital leases are as follows at November 30, 1997:

          Year ending November 30,:
          -------------------------
                                                     $  68
          1999                                          62
          2000                                          55
          2001                                           9
                                                     -----
          Total minimum lease payments                 194
          Less amount representing interest             32
                                                     -----
          Net obligations                              162
          Less current portion                          52
                                                     -----
          Long-term portion                          $ 110
                                                     -----
                                                     -----

The long-term portion of capital lease obligations is included in long-term debt.

OPERATING LEASES

The Company leases office and warehouse space under operating lease agreements. The Company also leases office space from a partnership owned 58% by certain of its officers under an operating lease whose term runs through April 30, 2004 (see Note 14).

The Company entered into an agreement to lease and operate the Washington Duke Inn, located in Durham, North Carolina. The initial lease term, which was through July 31, 1997 includes payment of $95 on or before August 1, 1996 and a monthly rent of $134 plus 6% of gross revenues through July 31, 1996; $134 plus 7% of gross revenues through July 31, 1997; and $155 plus 7% of gross revenues from August 1, 1997 through July 31, 1998. Effective January 1, 1997, the Company entered into a new agreement to lease and operate the Washington Duke Inn which supersedes the previous agreement. The term, which is through December 31, 2002 includes rent for each year of 22% of gross revenues up to $10,000, adjusted annually, plus 30% of gross revenues in excess of $10,000, adjusted annually, provided in any event a minimum rent of $1,800. Rent is payable monthly. In addition, the Company purchased $1,505 of furniture, fixtures and equipment in exchange for a promissory note and is required to fund a reserve account for furniture, fixtures and equipment expenditures in an amount not less than 3% of gross revenues in 1997 and 4% of gross revenues thereafter (see Note 9).

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Future minimum lease payments, for all operating leases with non-cancellable terms in excess of one year are as follows at November 30, 1997:

          Year ending November 30,:
          -------------------------
          1998                                  $ 2,199
          1999                                    2,180
          2000                                    2,164
          2001                                    2,164
          2002                                    2,164
          Thereafter                                665
                                                -------
          Total minimum lease payments          $11,536
                                                -------
                                                -------

Rental expense amounted to $2,143, $2,437 and $3,027 for the years ended November 30, 1995, 1996 and 1997, respectively.

NOTE 5 - INVESTMENTS IN AND ADVANCES TO AFFILIATES

On October 2, 1995, CHC Lease Partners was formed as the initial lessee to lease and operate certain hotels owned by the Patriot REIT Partnership, a majority-owned subsidiary of PAH. CHC Lease Partners, a general partnership, at formation was owned jointly by CHC REIT Lessee Corp. ("CHCR"), a wholly-owned subsidiary of the Company and by Gencom Lessee, L.P. ("Gencom Lessee"), an affiliate of a principal of the Gencom group of companies (which included GAH
- II, L.P. ("GAH") noted below). At inception, each partner contributed to CHC Lease Partners cash of $2,000 and OP Units which, after an appropriate discount from the fair market value of PAH common stock, were valued at $2,550.

The Company, also on October 2, 1995, purchased a 50% ownership interest in GAH, a Houston, Texas based hotel management business, from Patriot American Hospitality, L.P. for a nonrecourse note in the amount of $3,750 (See Note 9) and also contributed $150 to GAH.

CHC Lease Partners began operating twenty hotels on October 2, 1995 and during 1996 and 1997, entered into substantially similar operating leases for a total of five additional hotels acquired by the Patriot REIT Partnership. The hotels leased by the Patriot REIT Partnership to CHC Lease Partners under separate participating lease agreements contain cross-default provisions. These leases, requiring CHC Lease Partners to maintain minimum levels of net worth and working capital, have terms ranging from ten to twelve years and require payment of the greater of (1) minimum base rent or (2) participating rent.

CHC Lease Partners then entered into separate management agreements with a wholly-owned subsidiary of the Company or GAH, to manage the leased hotels. Management fees earned

              CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION

                      NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

under such agreements are subordinate to CHC Lease Partners' obligations to the Patriot REIT Partnership under the participating lease agreements.

On September 30, 1997, CHC Lease Partners distributed eight participating lease agreements to Gencom Lessee and declared distributions of its working capital and OP Units equally to CHCR and Gencom Lessee. Accordingly, the Company became the sole owner of the remaining participating lease agreements, assets and liabilities and continues to do business as CHC Lease Partners. The Company accounted for CHC Lease Partners using the equity method through August 31, 1997 and began consolidating CHC Lease Partners on September 1, 1997.

Simultaneous with the distribution of the eight participating lease agreements, the requirement to maintain certain minimum levels of net worth was amended. The amendment also removed the requirement to maintain certain special collateral, allowing CHC Lease Partners to distribute to its partners the OP Units originally used to capitalize CHC Lease Partners.

Summarized balance sheet and statement of operations information for CHC Lease Partners, accounted for using the equity method, at November 30, 1996 and the period from inception (October 2, 1995) to November 30, 1995, the year ended November 30, 1996 and the nine months ended August 31, 1997 are as follows:

     SUMMARIZED BALANCE SHEET INFORMATION

                                                     November 30,
                                                     ------------
                                                         1996
                                                         -----
     Current assets                                   $  25,245
     Investments                                          5,100
     Other assets                                           391
                                                      ---------
          Total assets                                $  30,736
                                                      ---------
                                                      ---------
     Current liabilities                              $  19,376
     Long-term liabilities                                2,369
                                                      ---------
          Total liabilities                              21,745
                                                      ---------
          Net assets                                  $   8,991
                                                      ---------
                                                      ---------

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     SUMMARIZED STATEMENT OF OPERATIONS INFORMATION

                                                              November 30,
                                                          -------------------    August 31,
                                                            1995       1996         1997
                                                          -------    --------    ----------
     Revenues                                             $22,807    $156,086     $135,758
                                                          -------    --------     --------
                                                          -------    --------     --------
     Income before lessee income (expense)                $   957    $  2,921     $    477
                                                          -------    --------     --------
                                                          -------    --------     --------
     Lessee income (expense)                              $  (639)   $ (2,258)    $ (1,547)
                                                          -------    --------     --------
                                                          -------    --------     --------
     Net income (loss)                                    $   318    $    663     $ (1,070)
                                                          -------    --------     --------
                                                          -------    --------     --------

The Company received cash distributions from CHC Lease Partners of $545 and $1,500 for the year ended November 30, 1996 and nine months ended August 31, 1997, respectively, and made cash contributions to CHC Lease Partners of $250 for the nine months ended August 31, 1997.

CHC Lease Partners at November 30, 1997 has future lease commitments to the Patriot REIT Partnership under participating lease agreements through the year 2008. Minimum future rental payments under these non-cancellable operating leases are as follows:

                 Year Ending November 30,
                 ------------------------
                 1998                                   $ 27,070
                 1999                                     27,273
                 2000                                     27,478
                 2001                                     27,684
                 2002                                     27,892
                 Thereafter                              113,557
                                                        --------
                                                        $250,954
                                                        --------
                                                        --------

Summarized balance sheet and statement of operations information for GAH, which is accounted for using the equity method, at December 31, 1996 and the period date of acquisition (October 2, 1995) to December 31, 1995 and the year ended December 31, 1996 is as follows:

SUMMARIZED BALANCE SHEET INFORMATION

                                  December 31, 1996
                                  -----------------
Current assets                         $1,983
Other assets                            1,077
                                       ------
     Total assets                      $3,060
                                       ------
                                       ------

Current liabilities                    $1,586
Long-term liabilities                     107
                                       ------
    Total liabilities                   1,693
                                       ------
    Net assets                         $1,367
                                       ------
                                       ------

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARIZED STATEMENT OF OPERATIONS INFORMATION

                                                         December 31,
                                                     -------------------
                                                      1995         1996
                                                     ------       ------
Revenues                                             $1,149       $7,284
                                                     ------       ------
                                                     ------       ------
Income (loss) before minority interest               $  (30)      $1,211
                                                     ------       ------
                                                     ------       ------
Net income (loss)                                    $  (33)      $1,194
                                                     ------       ------
                                                     ------       ------

The cost of the Company's initial investment in excess of its interest in the net assets has been assigned to management contracts and goodwill, which are being amortized on a straight-line basis over 12 and 30 years, respectively. The unamortized excess of the Company's investment over the Company's interest in GAH is $3,425 and $3,187 at November 30, 1996 and 1997, respectively.

During the year ended November 30, 1997, the Company recognized, included in other income (expense) in the statement of operations, $1,245 of gains previously deferred, related to sales of two hotel investments to the Patriot REIT Partnership.

The Company's remaining investments in and advances to affiliates in the aggregate are not significant.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6 - INTANGIBLES

Intangibles consist of the following at November 30, :

                                     1996       1997
                                   -------    -------
Management contract intangibles    $ 4,226    $ 4,226
Goodwill                             5,919      5,919
                                   -------    -------
                                    10,145     10,145
Accumulated amortization            (4,098)    (4,673)
                                   -------    -------
Intangibles, net                   $ 6,047    $ 5,472
                                   -------    -------
                                   -------    -------

Amortization expense, net was $638, $669 and $566 for the years ended November 30, 1995, 1996 and 1997, respectively. The Company has included in amortization the write-off of $35 and $83 of management contract intangibles related to terminated contracts for the years ended November 30, 1995 and 1996, respectively.

NOTE 7 - EMPLOYEE BENEFIT PLANS

The Company maintains a non-qualified deferred compensation plan which covers most management employees and provides two levels of participation (i) for pre-1992 participants an annual retirement benefit, after twenty-five years of service, equal to 50% of the participant's average last five years pay, reduced by social security benefits and further reduced for years of service less than twenty-five, on a pro rata basis and (ii) for post-1992 participants an annual contribution equal to 5% of the participant's annual pay. Benefits, except for the benefits for participants severed in conjunction with the Merger Agreement which vested immediately, are vested on an eleven year cliff basis and earn 7% annually on any unfunded amounts. Assets designated to cover plan liabilities include cash, accounts receivable, life insurance policies on the lives of certain participants, short-term investments and a loan to an officer. While it is the intention of management to utilize the assets designated for the deferred compensation plan to pay plan benefits, such assets have not been placed in trust and are not otherwise restricted and accordingly, they are available for general corporate purposes.

Under the terms of the life insurance policies, the Company receives the cash surrender value if the policies are terminated or all benefits due upon the death of the insured. In addition, the Company can borrow against the available net cash surrender value of the policies.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following is a summary of the assets designated for the deferred compensation plan which are included in other assets at November 30,:

                                                          1996           1997
                                                         -------       -------
Gross cash surrender value of insurance policies         $ 1,225       $ 1,299
Less policy loans                                         (1,157)       (1,242)
                                                         -------       -------
Cash surrender value of insurance policies, net               68            57
Accounts receivable                                           82            82
Cash and cash equivalents                                    614           614
Loan to officer                                            1,077         1,147
                                                         -------       -------
Total assets designated for the deferred
 compensation plan                                       $ 1,841       $ 1,900
                                                         -------       -------
                                                         -------       -------

Deferred compensation plan costs, net of forfeitures, included in the combined statements of operations for the years ended November 30, 1995, 1996 and 1997 were approximately $569, $374 and $1,357, respectively. The earnings rate for the deferred compensation plan benefit liability was 7% for the years ended November 30, 1995, 1996 and 1997.

Deferred compensation plan costs, net of forfeitures, for the years ended November 30, 1995, 1996 and 1997, include the following components:

                                                          1995      1996       1997
                                                          ----      ----      ------
Service cost                                              $381      $142      $1,005
Interest cost on projected benefit obligation              188       232         352
                                                          ----      ----      ------
Deferred compensation plan costs                          $569      $374      $1,357
                                                          ----      ----      ------
                                                          ----      ----      ------

The following table details the status of the plan at November 30:

                                                         1996           1997
                                                        -------       -------
Actuarial present value of benefit obligations:
  Vested benefits                                       $ 5,016       $ 7,844
  Non-vested benefits                                     1,086            24
                                                        -------       -------
Projected benefit obligations                           $ 6,102       $ 7,868
                                                        -------       -------
                                                        -------       -------
Plan assets less than projected benefit obligations     $(6,102)      $(7,868)
                                                        -------       -------
                                                        -------       -------

On January 1, 1998, the Company adopted a new non-qualified defined contribution secured savings plan ("Secured Savings Plan") for management employees, which provides for contributions equal to a certain percentage of the participants pay. Benefits under the deferred compensation plan of (i) $5,374 will be paid to participants or transferred to the Secured Savings Plan and funded by November 30, 1998 and (ii) $2,494 funded over a three year period.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8 - INCOME TAXES

The Company files income tax returns as part of CHC's consolidated group. Income taxes in the accompanying financial statements are computed as if the Company had been a separate taxable entity.

The Company's provision (benefit) for income taxes attributable to continuing operations is comprised of the following for the years ended November 30,:

                                                        1995         1996         1997
                                                        ----         ----       --------
CURRENT
   State                                                $ 81          $52       $     (3)
   Foreign                                                50           40             99
                                                        ----          ---       --------
     Total current tax expense                           131           92             96
DEFERRED
   Deferred tax benefit                                    -            -        (10,500)
                                                        ----          ---       --------
     Total provision (benefit) for income taxes         $131          $92       $(10,404)
                                                        ----          ---       --------
                                                        ----          ---       --------

The Company has accumulated tax net operating loss carryforwards of approximately $7,400 as of November 30, 1997. Approximately $1,100, $4,000 and $2,300 of the net operating loss carryforwards will expire in the years 2009, 2010 and 2011, respectively. The tax net operating loss carryforward is generally available to offset future taxable earnings.

The difference between the taxes provided for continuing operations at the U.S. federal statutory rate and the Company's actual tax provision is reconciled below for the years ended November 30,:

                                                        1995         1996         1997
                                                        ----         ----       --------
Taxes provided at statutory rate                        $  -          $ -       $      -
Reduction in valuation allowance                           -            -        (10,500)
State tax expense (benefit), net of federal benefit       81           52             (3)
Foreign tax expense                                       50           40             99
                                                        ----          ---       --------
Total provision (benefit) for income taxes              $131          $92       $(10,404)
                                                        ----          ---       --------
                                                        ----          ---       --------

Pursuant to SFAS No. 109, the Company recognized $10,500 of certain deferred tax assets during the year ended November 30, 1997, since it has been determined that net operating and capital loss carryforwards, as well as the reversal of other deferred tax assets will be utilized to offset future taxable income, primarily resulting from the Spinco transaction described in Note 1. The residual deferred tax assets are fully reserved at November 30, 1997. The ultimate realization of the remaining deferred tax assets will be carried forward to future years for possible utilization. Management believes that the valuation allowance at November 30, 1997 is appropriate, given the probability of the future reversal of these taxable temporary differences.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The approximate effect of the Company's temporary differences and carryforwards that give rise to deferred tax balances at November 30, were as follows:

                                       1995         1996        1997
                                      -------     -------     -------
Net operating loss carryforwards      $     -      $    -     $ 2,957
Capital loss carryforwards                  -           -       2,069
Deferred compensation plan liability        -           -       2,480
Transaction costs                           -           -       2,286
Other, net                                  -           -        (406)
                                      -------     -------     -------
Current deferred tax asset            $           $     -     $ 9,386
                                      -------     -------     -------
                                      -------     -------     -------

                                       1995         1996        1997
                                      -------     -------     -------
Net operating loss carryforwards      $   224     $ 1,688     $     -
Capital loss carryforwards                  -           -           -
Deferred compensation plan liability    2,106       2,330       1,114
Bad debt reserve                          559         800         658
Notes receivable reserve                1,772           -           -
Other, net                              1,275         878       1,428
                                      -------     -------     -------
                                        5,936       5,696       3,200
Valuation allowance                    (5,936)     (5,696)     (2,086)
                                      -------     -------     -------
Noncurrent deferred tax asset         $     -     $     -     $ 1,114
                                      -------     -------     -------
                                      -------     -------     -------

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9 - LONG-TERM DEBT

Long-term debt is comprised of the following as of November 30,:

                                                                                    1996         1997
                                                                                  --------     --------
Variable-rate term loan (effective interest rate of 10.0% and 8.375% at
November 30, 1996 and 1997, respectively) interest payable quarterly and principal payable in quarterly installments of 2.5% of the principal amount
outstanding commencing June 30, 1997 with balance due June 30, 1998               $ 11,500     $ 10,925

Variable-rate loan (effective interest rate of 10.25% and 10.50% at November
30, 1996 and 1997, respectively) interest payable monthly and principal payable
in annual installments of $190 with balance due December 30, 1997                    1,710        1,520

7% note payable - interest and principal payable monthly with balance due
December 31, 2002                                                                        -        1,350

Variable-rate unsecured demand loans (effective interest rate of 9.50% at
November 30, 1997) interest payable monthly.                                             -          500

8% note payable  - interest payable annually and principal payable in annual
installments of $120 through October 10, 1999                                          360          360

Capital lease obligations (see Note 4)                                                 208          162
                                                                                  --------     --------
Total debt                                                                          13,778       14,817

Current portion                                                                    (11,857)     (13,457)
                                                                                  --------     --------
Total long-term debt                                                              $  1,921     $  1,360
                                                                                  --------     --------
                                                                                  --------     --------

Aggregate principal payments for the long-term debt including capital lease obligations are as follows at November 30, 1997:

          Year ending November 30:
          ------------------------
          1998                                  $13,457
          1999                                      408
          2000                                      304
          2001                                      281
          2002                                      291
          Thereafter                                 76
                                                -------
                  Total                         $14,817
                                                -------
                                                -------

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The Company's variable-rate term loan (the "Term Loan"), as amended, with $11,500 and $10,925 outstanding as of November 30, 1996 and 1997, respectively,
(i) bears interest at the bank's base lending rate plus 2.0% or, at the Company's option, London Interbank Market Rate (LIBOR) plus 4 1/2%, (ii) is secured by substantially all of the Company's assets and (iii) initially matured February 28, 1997. On February 28, 1997, the Term Loan was further amended whereby the Term Loan (i) bears interest at the bank's lending rate plus 1.5% or, at the Company's option, LIBOR plus 2.5% and (ii) matures in quarterly installments of 2.5% of the principal amount outstanding commencing June 30, 1997 with the balance due June 30, 1998. The Company has also agreed to pay the lender a fee equal to 1.5% of the fair market value of the Company, but in no event less than $2,500 or more than $6,000. The fee is payable at the lender's option at any time during the ten-year period commencing February 28, 1997. Interest expense for the years ended November 30, 1995, 1996 and 1997 include $500, $1,200 and $435, respectively, related to the lender fee.

The Company's variable-rate loan agreement with a commercial bank with $1,710 and $1,520 outstanding as of November 30, 1996 and 1997, respectively, bears interest at the bank prime rate plus 2% per annum payable monthly. Principal is payable in annual installments of $190 in December 1995 and 1996, with the balance due in December 1997. The balance due December 1997 has been extended to March 30, 1998.

The Company's unsecured $750 line of credit with a commercial bank guaranteed by two shareholders of CHC with $500 outstanding as of November 30, 1997, bears interest at the bank rate plus 1% per annum payable monthly. Principal is payable on demand.

In January 1997, in connection with the agreement to lease and operate the Washington Duke Inn, the Company purchased $1,505 of furniture, fixtures and equipment in exchange for a promissory note with $1,350 outstanding as of November 30, 1997. The loan bears interest at 7% per annum. Principal and interest are payable monthly with balance due December 31, 2002. The loan is secured by the furniture, fixtures and equipment and limits the sale or encumbrance of the furniture, fixtures and equipment. In connection with the expiration of the lease, the Company has the right to resell the furniture, fixtures and equipment to the original seller and the original seller has the right to repurchase the furniture, fixtures and equipment for $1,505.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

RELATED PARTY BORROWINGS

In October 1995, the Company borrowed 53,314 OP Units from certain shareholders. As permitted by the securities loan agreement, the OP Units, valued after an appropriate discount at $1,088, were contributed by the Company to CHC Lease Partners (see Note 5). The Company must return OP Units to the shareholders on demand and pay to the shareholders interest equal to distributions received by the Company from the OP Units.

In October 1995, in connection with the Company's purchase of a 50% interest in GAH (see Note 5), the Company entered into a nonrecourse loan agreement with the seller in the amount of $3,750. The loan bears interest at the lesser of 9.0% and the maximum non-usurious amount permissible. Interest and principal are payable quarterly commencing January 25, 1996 from 25% of GAH net cash flow, as defined, continuing until the earlier of October 2, 2000 or the date all amounts outstanding under the nonrecourse term loan are paid in full. As of both November 30, 1996 and 1997, $3,750 is outstanding under the loan. In connection with the Merger Agreement all amounts outstanding under the nonrecourse term loan are due at Closing of the Merger Agreement and are reflected as due to officers and affiliates - current as of November 30, 1997 in the balance sheet.

In August 1997, CHC established a $750 line of credit on an unsecured basis with Carnival Corporation. Advances under the line of credit bear interest at prime rate plus 1% payable monthly. Principal is payable at maturity August 27, 1998. As of November 30, 1997 no amounts are outstanding under the line of credit.

In September 1997, CHC established a $7,000 line of credit on an unsecured basis with Patriot American Hospitality Operating Partnership, L.P. in conjunction with the Merger Agreement. Advances under the line of credit bear interest at base rate loans rate as defined plus 1% payable monthly. Principal is payable at maturity, the Closing of the Merger Agreement. As of November 30, 1997 no amounts are outstanding under the line of credit.

Related party borrowings are included in due to affiliates and officers in the balance sheets.

The Company's financing agreements contain customary financial covenants.

NOTE 11 - MINORITY INTEREST

The Company owns a 75% interest in the TCC-Registry Joint Venture (the "Registry Venture"). The Company's financial statements include 100% of the assets, liabilities and operations of the Registry Venture. The effects of the minority interests have been reflected in the statements of operations. Minority interests in the Registry Venture of $108 as of November 30, 1996 are included in other liabilities in the balance sheets. At November 30, 1997, accumulated losses have eliminated all minority interests.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of its business, the Company is named as defendant in legal proceedings resulting from incidents taking place at hotels it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires hotel owners to maintain adequate insurance coverage. Management believes such coverage to be of a nature and amount sufficient to ensure that the Company is adequately protected from any material financial loss as a result of such claims.

The Company owns a 30% interest in Plaza Associates Limited Partnership ("Plaza Associates") which owns and operates the Holiday Inn - Dayton Mall in Dayton, Ohio. The Company has joint and severally guaranteed partial payment of two Plaza Associates notes payable. The joint and several guaranty is mitigated by a contribution agreement among Plaza Associates partners which reduced the Company's obligation to 30% of the guaranty. The total maximum potential liability to the Company under the guaranty after giving effect to the contribution agreement is as follows: through December 31, 1999 up to $375; January 1, 2000 to December 31, 2002 up to $225; January 1, 2003 to March 1, 2004 up to $150 and zero thereafter. In addition, The Company has joint and severally guaranteed payment of certain other Plaza Associates obligations, the maximum potential liability to the Company is $733.

NOTE 13 -  STOCKHOLDERS' EQUITY (DEFICIT)

As a result of the basis of presentation as outlined in Note 1, including the allocation of certain assets and liabilities to the gaming division, the Company's equity (deficit) includes balances arising from the net change in the gaming division's intercompany account with the Company.

In June 1994, the Company granted to an executive officer 155,000 shares of common stock valued at $3.75 per share, subject to forfeiture if employment is terminated prior to vesting. The stock grant originally scheduled to vest over five years has been accelerated and now vests 50% of the shares of common stock in January 1997 and 50% of the shares of common stock in January 1998. Compensation expense for the stock grant was $116, $108 and $275 for the years ended November 30, 1995, 1996 and 1997, respectively.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994 between the Company and Carnival Corporation and certain shareholders, the Company agreed to sell an aggregate of 4,000,000 shares of common stock at $6.25 per share. The aggregate purchase price of $25,000 was satisfied by the conversion of a $10,000 Carnival Corporation revolving credit loan, $9,350 in installment notes payable and the balance in cash. The notes bear interest at 7.1% payable annually with principal installments due annually of $2,337. The installments due on November 30, 1995 and 1996 were paid and the installments due on November 30, 1997 and 1998 plus accrued interest have been extended so all obligations under the notes are payable in full

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

fifteen months after the Closing of the Merger Agreement. The notes are secured by a pledge of all purchased shares of common stock.

Pursuant to the terms of a stock purchase agreement dated November 29, 1996 between the Company and CHC Investor Partners, L.P. ("CHC Investor"), a Texas limited partnership, whose general partner, is controlled by a principal owner of the Gencom group of companies, the Company sold 265,513 shares of common stock at $11.30 per share and granted non-qualified stock options to purchase 61,130 shares of common stock at a per share exercise price of $11.30. The aggregate purchase price of $3,000 was satisfied with a note. The note bears interest at 7.1% payable annually and was originally due in installments of $500 on November 29, 1997 and $2,500 on November 29, 1998. The installments due on November 29, 1997 and 1998 have been extended so obligations under the note, plus accrued interest, are payable $1,500 at the Closing of the Merger Agreement, but in no event later than November 30, 1998, and $1,500 on November 30, 1998.

The Company has an Employee Stock Option Plan (the "Plan") which provides for the grant to employees of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-statutory stock options to eligible employees (including officers and directors) and non-employee directors. A total of 1,700,000 shares of common stock has been reserved for issuance under the Plan.

The table below summarizes the status of the Company's Plan as of and for the years ended November 30, 1995, 1996 and 1997:

                                                      1995                           1996                           1997
                                           --------------------------   ----------------------------    ----------------------------
                                            SHARES   WEIGHTED-AVERAGE     SHARES    WEIGHTED-AVERAGE      SHARES    WEIGHTED-AVERAGE
OPTIONS                                               EXERCISE PRICE                 EXERCISE PRICE                  EXERCISE PRICE
-------                                    -------   ----------------   ---------   ----------------    ---------   ----------------
Outstanding at beginning of year           988,052         $6.25          988,052         $ 6.25        1,221,805         $ 7.24
Granted                                          -             -          264,317          11.45          231,932          11.30
Returned                                         -             -          (30,564)         11.50                -              -
                                           -------                      ---------                       ---------
Outstanding at end of year                 988,052          6.25        1,221,805           7.24        1,453,737           7.89
                                           -------                      ---------                       ---------
                                           -------                      ---------                       ---------
Options excercisable at year-end           197,610                        419,672                         646,996

Weighted-average fair value of
 options granted during the year              $  -                          $5.90                           $5.82

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table summarizes information about options outstanding at November 30, 1997:

                                   OPTIONS OUTSTANDING                               OPTIONS EXCERCISABLE
                    -----------------------------------------------------     ---------------------------------
                                    WEIGHTED-AVERAGE
    RANGE OF          NUMBER            REMAINING        WEIGHTED-AVERAGE        NUMBER        WEIGHTED-AVERAGE
EXERCISE PRICES     OUTSTANDING     CONTRACTUAL LIFE      EXERCISE PRICE      EXCERCISABLE      EXERCISE PRICE
---------------     -----------     ----------------     ----------------     ------------     -----------------
     $6.25             988,052          7.0 years             $ 6.25             592,831            $ 6.25
$11.30 - 11.50         465,685          8.9                    11.37              54,165             11.36
                     ---------                                                   -------
                     1,453,737          7.6                     7.89             646,996              6.68
                     ---------                                                   -------
                     ---------                                                   -------

All options issued were granted at the fair market value of CHC's common stock on the date of grant, have a term of ten years, and generally become exercisable with respect to 20% of the covered shares commencing one year after grant, and are generally exercisable with respect to an additional 20% of the covered shares after each additional year until fully exercisable.

The fair value of each option grant was estimated on the date of the grant using the minimum value method with the following assumptions for the years ended November 30, 1995, 1996 and 1997; risk-free interest rate of 7.5%, no dividend yield, expected lives of 10 years and no volatility.

The Company applies Accounting Principals Board No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plan been determined based upon the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's pro forma net loss would have been $5,044, $2,575 and $462 for the years ended November 30, 1995, 1996 and 1997, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS AND ALLOCATIONS

The Company provides services and pays certain costs which are reimbursable under management agreements with hotels, which are affiliated with the Company by virtue of common ownership. Total fees earned from affiliated hotels for the years ended November 30, 1995, 1996 and 1997 were $5,212, $4,284 and $5,703, respectively. Total fees and reimbursable expenses due from affiliated hotels were $1,108 and $1,244 at November 30, 1996 and 1997, respectively.

In March, 1994, CHC and Carnival Corporation entered into a 20 year Trademark License Agreement providing for CHC's use of the "Carnival" trademark so that CHC may conduct business as "Carnival Hotels and Casinos" (and the Company may do business as "Carnival Hotels and Resorts"). Fees due under the agreement are the greater of $100, or 1% of CHC's revenues, as defined. The trademark license fees for the Company the years ended November 30, 1995, 1996 and 1997 were $115, $150 and $134, respectively.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Certain of the Company's officers hold a 58% interest in a partnership which owns the office building in which the Company's executive offices are located. Under this lease, rental expense for the years ended November 30, 1995, 1996 and 1997 were $401, $375 and $417, respectively.

The Company provides accounting services, at cost, to certain entities owned and controlled by certain of its officers. The entities are obligated to reimburse the Company for such services provided. The cost of such services were $175, $145 and $155 for the years ended November 30, 1995, 1996 and 1997, respectively.

The Company has an agreement with a principal owner of the Gencom group of companies to equally share certain of the costs incurred as a result of the transactions contemplated by the Merger Agreement. The portion of costs to be shared by the principal owner of the Gencom group of companies is $1,427 as of November 30, 1997.

Concurrent with the Merger Agreement, the Company also entered into a Hospitality Advisory, Asset Management and Support Services Agreement with Wyndham whereby Wyndham will provide certain hospitality advisory, asset management and support services to the Company for base fees aggregating $350 per month plus 50% of the amount of gross management fees, leakage and other income in excess of $350. The cost of such services were $1,466 during the year ended November 30, 1997.

CHC has allocated a portion of its corporate expenses to the gaming division. These expenses include management and corporate overhead; benefit administration; risk management/insurance administration, and other support and executive functions. Allocations and charges were based on either a direct cost pass through or a percentage allocation for such services provided based on factors such as revenues, management time, or headcount. Such allocations and charges totaled $3,734, $3,720 and $4,451 for the years ended November 30, 1995, 1996 and 1997, respectively.

Management believes that the basis used for allocating corporate services is reasonable and that the terms of these transactions would not materially differ from those that would result from transactions among unrelated parties.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994, certain shareholders agreed to buy from Carnival Corporation at $6.25 per share, 2,610,000 shares of Company common stock. The aggregate purchase price of $16,313 was paid in promissory notes due November 30, 1998 subject to certain condition as defined in the stock purchase agreement. The notes bear interest at 6.0% payable at maturity. The stock purchase agreement provides certain shareholders a put option which requires Carnival Corporation to repurchase at $6.25 per share plus a rate of return of 6.1% per annum, all of the 2,610,000 shares of Company common stock, by November 30, 1998. The stock purchase agreement also requires Carnival Corporation to reduce its ownership in the Company's common stock (assuming exercise of the put option) to less than 25% of the

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Company's outstanding common stock no later than November 30, 1998, as defined in the stock purchase agreement (See Note 13).

Pursuant to the terms of a stock purchase agreement dated November 29, 1996, CHC Investor agreed to buy from certain shareholders at $11.30 per share, 265,513 shares of Company common stock from certain shareholders for $3,000 in cash (See Note 13).

In October 1997 the Company loaned $2,110 to a partnership owned by the Company's shareholders, the proceeds of such loans were invested in a hotel and adjacent retail complex located in Miami, Florida. The note, secured by an interest in a limited partnership, bears interest at 5.6% with interest and principal payable at maturity October 31, 1999.

The Company entered into borrowing arrangements with certain shareholders and affiliates (See Note 9).


                         ****************************